                                                                    Exhibit 99.1


EXPLANATORY NOTE

As disclosed in our Form 8-K filed with the Securities and Exchange Commission ("SEC") on March 22, 2004, and in our Form 8-K filed with the SEC on March 24, 2004, in connection with the audit of our 2003 consolidated financial statements, we have restated our previously audited consolidated balance sheet as of December 31, 2002, and the related statements of stockholders' deficit and operations for the year ended December 31, 2002 (the "restatement"). The
Company is in the process of restating its December 31, 2001 financial statements. The restatement also included adjustments that affected periods prior to 2001. The impact of the restatement on periods prior to 2002 was reflected as an adjustment to beginning accumulated deficit as of January 1, 2002. This filing includes the restatement of our 2002 financial statements but does not include our restated financial information for 2001. Because our originally issued 2001 financial statements were audited by Arthur Andersen LLP, an audit firm that has ceased operations, our restated 2001 financial statements are being reaudited by our independent auditors, Deloitte & Touche LLP. The reaudit was not completed as of the time of this filing. Upon completion of the reaudit, we will file our Form 10-K, which will include the restatement of our 2001 financial statements.

The restatement primarily relates to (i) correction of errors made in the application of GAAP and (ii) correction of certain of the Company's historical accounting policies to conform to accounting principles generally accepted in the United States ("GAAP"). Described below are the matters for which the Company has restated its consolidated financial statements for 2001 and 2002. The restated 2001 financial information presented below is unaudited.

o Software and Services Sale. In December 2002, the Company recorded a $1,860 receivable of revenue from the sale of educational software and services to a school district. Of this amount, $1,169 was recognized as revenue during the fiscal quarter ended December 31, 2002, and $691 was recorded as a deferred revenue liability as of December 31, 2002. Accrued sales commissions of $342 also were recorded. In the first quarter of 2003, this $1,169 of revenue previously recognized in December 2002 was offset by recording a new bad debt reserve of $920 and by retaining an excess of $250 in the Company's allowance for doubtful accounts, which excess amount would have otherwise been reversed. The Company has concluded that the sale did not meet the criteria under GAAP for revenue recognition for the year ended December 31, 2002, and that it incorrectly recorded the related bad debt reserve and retained the excess allowance for doubtful accounts in 2003. The Company has corrected these errors by reversing these transactions. The net effect for the year ended December 31, 2002 was to increase net loss by approximately $827. In addition, total assets decreased by approximately $1,860 and total liabilities decreased by $1,033, including a decrease in deferred revenue of $691 as of December 31, 2002.

o ChildU Goodwill Reduction. The Company's subsidiary, ChildU, Inc., was acquired in 2001. In connection with such acquisition, the Company issued shares of its common stock to the holders of notes issued by ChildU. The Company has determined that the value assigned to these shares when the Company recorded the purchase price for this acquisition in its historical financial statements for 2001 exceeded the fair market value of these shares. Accordingly, the Company has restated its financial statements to record correctly the fair market value of these shares, which had the effect of reducing goodwill and additional paid-in capital, by approximately $3,419 as of December 31, 2001. In addition, the Company allocated the entire purchase price to goodwill, and had assigned that goodwill an estimated life of 40 years. The asset acquired was software technology and not goodwill. The Company has restated its financial statements to record the software technology and to amortize such acquired technology over its estimated useful life of five years, which had the effect of increasing accumulated deficit as of January 1, 2002 by $976, and increasing intangibles amortization expense by $1,672 in 2002. The Company also incorrectly charged certain severance costs against acquisition reserves, and accordingly has restated the 2002 financial statements to correct for such errors. The net effect of such adjustment was to increase the accumulated deficit as of January 1, 2002 by $708 and to increase net loss by $1,092 for the year ended December 31, 2002.

Following the determination to restate the Company's financial statements for 2001 and 2002 for the matters described above, the Company also determined that it would correct for certain errors made in the application of GAAP that had not previously been corrected because in each such case it believed that the amount of any such error was not material to its consolidated financial statements. These matters are described below.

o CompassLearning/Weekly Reader Goodwill Reduction. In connection with the acquisitions of CompassLearning, Inc. and Weekly Reader Corporation in 1999, the Company also recorded certain other reserves for a planned restructuring related to the acquisitions. The Company recorded reserves of $5,538 related to estimated liabilities it believed it had assumed at the date of such acquisitions. The Company also recorded a reserve of $1,705 related to an estimated liability associated with the rationalization of the shipping schedule of the Weekly Reader magazine in 2000. The Company concluded that the purchase reserves associated with these estimated liabilities, and the elements of the restructuring plan that had not yet been completed should be reversed in 2001. The excess purchase reserves associated with fiscal year 2000 activity specifically, the $1,350 of costs incurred to evaluate CompassLearning's software in order to determine a future growth strategy; $2,250 of in-process R&D related to a Next-generation reading system deemed not be technologically feasible; $1,800 of recruiting and consulting costs incurred to transition the companies acquired to a standalone public company and $150 for other estimated liabilities assumed were reversed against goodwill and charged to accumulated deficit as of January 1, 2002 as the Company determined that the reversal of the excess purchase reserves and corresponding reduction in goodwill should have been recorded in 2000. The Company also reversed the $1,705 reserve, and reduced goodwill in a corresponding amount, because the Company determined that such reserve had been incorrectly recorded in 2000. The Company has determined that the reversal of the excess purchase reserves and corresponding reduction of goodwill should have been recorded in 2000 rather than 2001 and that the reversal of the $1,705 reserve and corresponding reduction in goodwill should have been recorded in 2000 rather than 2002. Accordingly, the Company has restated its 2002 financial statements to correct these errors. The net effect of the adjustments for the fiscal year ended December 31, 2001 will increase the accumulated deficit by $5,961.

o Barter Transaction. In connection with a failed licensing barter transaction for which it had incorrectly recorded revenue in 2001, the Company had increased operating costs and expenses for 2001 by the amount of the revenue recorded, instead of reversing such net revenue amount, as required by GAAP. The Company is restating its financial statements for 2001 to correct this error, with the net effect being to reduce net revenue and operating costs and expenses by $1,500 for the year ended December 31, 2001, with no impact on the Company's net loss.

o CompassLearning Minimum Purchase Guarantee. In connection with the acquisition of CompassLearning, the Company entered into a minimum purchase guarantee agreement with the seller of CompassLearning. In 2001, the Company incorrectly recorded as revenue amounts that the seller was required to purchase under the agreement, which the seller did not purchase. In its historical financial statements for 2001, the Company also recorded an intangible asset in an amount equal to the amount of revenue incorrectly recorded. In 2002 and 2003, amortization of $527 and $235, respectively, of this intangible was recorded against gross sales as purchases were actually made. Recording this intangible asset and the related amortization did not conform to GAAP. The Company has restated its financial statements to reverse this transaction, with the net effect being to increase accumulated deficit by $762 for the year ended December 31, 2001 and decrease the Company's net loss in 2002 by $527.

o Distributor Sales. Historically the Company recognized revenue under a distribution contract between its subsidiary, World Almanac Education Group, and a distributor at the time that the Company shipped our products to the distributor rather than at the time those products were resold by the distributor. The Company also recorded distribution fees under this contract as operating costs and expenses, based on its understanding of the distribution contract. The Company has determined to recognize revenue only at the time the distributor ships these products to its customer. In addition, the Company should have recorded distributions fees as a reduction of revenue, rather than as a separate operating cost and expense item. The Company has restated its financial statements which increased its accumulated deficit by $449 for the fiscal year ended December 31, 2001, decreased its net loss and increased net assets by $168 for the year ended December 31, 2002.

o Rent. The Company has two leases that have "free rent" incentives at the commencement of the leases and also contain rent escalation clauses (which clauses provide for rent increases over time) for which it was required under GAAP to record the average rent expense ratably over the lease term. In its historical 2001 financial statements, however, the Company recorded the rent expense from these leases as it was paid. In its historical 2002 financial statements, the Company began correctly recording the average rent expense for these leases, but it calculated the average rent using the remainder of the lease term instead of the entire lease term. The Company has restated its financial statements to correct these errors. As a result, rent expense increased in 2001 because the average rent to be paid over the lease terms was greater than the actual rent paid in 2001 and rent expense decreased in 2002 and 2003 because of the longer lease terms used to calculate the average rent. In 2001, the Company also incorrectly capitalized some rent expense prior to its occupancy of a certain leased premise as a prepaid rent asset and amortized it, rather than recording it as an expense, as required by GAAP. The Company has restated its financial statements to correct these errors, with the net effect being to increase its accumulated deficit by $1,005, for the year ended December 31, 2001, to decrease its net loss by $412 and increase total assets by $352 for the year ended December 31, 2002.

o Intercompany Sales. Certain sales between two subsidiaries of World Almanac were recorded in 2001 as revenue for one subsidiary and as a corresponding operating cost and expense for the other subsidiary, rather than being eliminated, as required by GAAP. The Company has restated its financial statements for 2001 to eliminate these intercompany sales. As a result of this correction, revenue decreased by $795 for the year ended December 31, 2001 with a corresponding decline in operating costs and expenses, and no impact on the Company's net loss for the year then ended.

o Common Stock Warrants. During 1999, the Company issued warrants to purchase its common stock to purchasers of certain debt securities and a lender under a term loan facility. The Company incorrectly recorded the fair value of the warrants, as a liability due to a related party. The Company has restated its 2002 financial statements to correctly record the fair value of the warrants as additional paid-in capital. As a result of this correction liabilities decreased by $2,160 and additional paid-in capital increased by corresponding amount.

o Other. The Company has have made a number of other corrections, including adjustments relating to various accruals such as compensation and fringe benefit costs, deferred revenue, legal costs and other immaterial items.

The net effect of the restatement is to increase the Company's accumulated deficit by $10.6 million for the year ended December 31, 2001 and net loss by $3.1 million for the year ended December 31, 2002. The restatement adjustments to the Company's consolidated balance sheet at December 31, 2002 decreased the amount of total current assets by $2.4 million, goodwill by $20.2 million, total current liabilities by $0.4 million and additional paid in capital by $1.0 million and increased accumulated deficit by $13.7 million. The restatement adjustments resulted in no change in Adjusted EBITDA for the year ended December 31, 2002.

For a discussion of the individual restatement adjustments, see "Item 8. Consolidated Financial Statements--WRC Media Inc. and Subsidiaries--Note 23. Restatement" and "Item 8. Consolidated Financial Statements--Weekly Reader Corporation and Subsidiaries--Note 18. Restatement." Additionally, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations." For more information on the impact of the restatement see "Item 6. Selected Financial Data" in Part II of this report.

The Company has not amended its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q for periods affected by the restatement and the financial statements and related financial information contained in such reports should no longer be relied upon.

All referenced amounts in this Current Report for prior periods and prior period comparisons beginning with the 2002 fiscal year reflect the balances and amounts on a restated basis.

We cannot assure you that there will not be changes to the Company's 2001 financial statements as a result of the reaudit of the Company's 2001 financial statements by its independent auditors. The impact of the restatement on periods prior to 2002 was reflected as an adjustment to beginning accumulated deficit as of January 1, 2002.

PART I

ITEM 1   BUSINESS OVERVIEW

We are a leading publisher of supplemental education materials for the Pre K-12 market. Our portfolio of products includes a broad range of print and electronic supplemental instructional materials, testing and assessment products and library materials. We believe our products have well-known brand names and that they are recognized by our customers for their effectiveness and consistent, high quality educational content.

On May 14, 1999, Ripplewood Holdings L.L.C., which specializes in private equity investments, formed WRC Media Inc. (WRC Media or the Company) as a holding company to pursue acquisitions in the media industry. WRC Media now serves as a holding company for CompassLearning, Inc. (CompassLearning), Weekly Reader Corporation and ChildU, Inc. (ChildU). Weekly Reader Corporation includes Weekly Reader and its subsidiaries- Lifetime Learning Systems, Inc., American Guidance Service, Inc. (AGS or American Guidance) and World Almanac Education Group (World Almanac). CompassLearning was incorporated on May 12, 1999, and Weekly Reader Corporation was incorporated on November 28, 1990. ChildU was incorporated on June 1, 1999 and on May 9, 2001 ChildU was acquired by WRC Media.

WRC Media acquired CompassLearning on July 14, 1999. Prior to this acquisition, WRC Media had no material operations other than seeking acquisitions. On November 17, 1999, WRC Media completed the recapitalization of the Supplemental Education Group of PRIMEDIA Inc., consisting of the businesses of Weekly Reader, American Guidance and World Almanac and their respective subsidiaries. As a result of this transaction, Weekly Reader became a subsidiary of WRC Media. On May 9, 2001, WRC Media Inc. and subsidiaries completed two acquisitions. WRC Media entered into an Agreement and Plan of Merger with ChildU, Inc. ChildU was incorporated on June 1, 1999 and is a leading provider of Internet-based educational services to both individual and institutional consumers. Pursuant to the agreement, each issued share of ChildU's common and preferred stock not directly or indirectly owned by ChildU was converted into a contingent right to receive a number of shares of WRC Media Inc. common stock. Concurrent with the ChildU acquisition, on May 9, 2001, a subsidiary of the Company acquired the assets of Lindy Enterprises, Inc. Lindy develops a curriculum-based skills assessment and test preparation product that correlates to national and state curriculum. Our operations, which consist of one business segment, are now conducted primarily through two operating groups consisting of the following five operating subsidiaries, each of which is a market leader in its respective product categories.

WEEKLY READER. Weekly Reader has been a leading publisher of classroom periodicals for Pre-K-12 students for over 100 years. Weekly Reader, or its former parent or affiliates of its former parent, acquired Facts On File News Services in 1996, Gareth Stevens, Inc. in 1997 and American Guidance in 1998. Weekly Reader is a leading publisher of 16 classroom periodicals which had a 2002-2003 school year circulation of 7.0 million subscribers. In addition to our well-recognized classroom periodicals, such as Weekly Reader, Teen Newsweek and Current Events, we also publish distinct, grade-specific workbooks. We also custom publish instructional materials paid for by various sponsors, such as Charles Schwab, Six Flags Theme Parks, Inc, General Motors, Center for Disease Control and the National Fire Protection Association, which are distributed primarily to K-12 students throughout the United States. For the year ended December 31, 2003, Weekly Reader, not including American Guidance or World Almanac, had net revenue of $46.1 million, representing approximately 23% of our total net revenue during this period.

AMERICAN GUIDANCE SERVICE. AGS has been a leading publisher of individually administered and group testing and assessment products, and supplemental instructional materials for over 45 years. AGS's testing and assessment products are primarily for K-12 students and its supplemental instructional materials are primarily for low-performing students in middle and secondary schools. One or more of AGS's testing and assessment products or supplemental instructional materials are used in over 12,000 school districts, or approximately 80% of the school districts in the United States. Our testing and assessment products are used to diagnose learning disabilities and measure the cognitive ability, educational achievement, or personal and social adjustment of individual students. AGS's supplemental instructional materials include various textbooks and worktexts, many of which we believe set the standard for quality in their respective product categories, with full-color content and accompanying extensive teacher support materials. In May 2001, AGS acquired the operating assets of Lindy Enterprises, Inc. (Lindy). Lindy develops curriculum-based skills assessment and test preparation products on CD-ROM that correlate to national and state curricula. For the year ended December 31, 2003, AGS had net revenue of $56.6 million, representing approximately 28% of our total net revenue during this period.

COMPASSLEARNING. CompassLearning is a research-based technology learning solutions company that produces educational assessment, curriculum and management tools for grades Pre-K through 12, all of which are aligned to local, state and national standards. Offering several thousand hours of interactive standards-based managed curriculum that inspires educators and students to explore and achieve success, CompassLearning has been serving the Pre-K to 12 market for over 30 years and its products have been a significant part of the learning and teaching process in more than 21,000 schools, representing approximately 19% of all the schools in the United States. For the year ended December 31, 2003, CompassLearning had net revenue of $42.7 million, representing approximately 21% of our total net revenue during this period.

CHILDU. ChildU, Inc. was incorporated on June 1, 1999 and is a provider of Internet-based educational services to both individual and institutional consumers. On May 9, 2001, the Company entered into an Agreement and Plan of Merger with WRC Media. ChildU's expertise lies in the design of web-enabled courseware. Teamed with the developers at CompassLearning, ChildU is co-developing new web-enabled products for the Pre-K to 12 market. In 2002, ChildU and CompassLearning began co-development of the new on-line product, Odyssey, which had its first release in May 2002. Odyssey's online curriculum solutions, developed by educators and built on sound instructional pedagogy, utilize engaging, self-paced, project-based activities. For the year ended December 31, 2003, ChildU had revenue of $7.9 million, representing approximately 4% of our total net revenue during this period.

WORLD ALMANAC. World Almanac has been a leading publisher of reference and informational materials targeted to K-12 students, as well as other well-known general reference and informational materials, for over 130 years. Over 58% of the approximately 130,000 school and public libraries in the United States have purchased products from World Almanac. World Almanac publishes well-known print reference materials, such as The World Almanac and Book Of Facts and nonfiction and fiction books for K-12 students under three Gareth Stevens imprints. In addition, World Almanac publishes electronic reference materials such as the Funk & Wagnalls Encyclopedia database and an Internet-based version of Facts On File World News Digest, which in its print version is World Almanac's leading subscription-based product with renewal rates averaging approximately 86% from 1997 through 2003. World Almanac also distributes third-party products that are targeted for K-12 students through its World Almanac Education Library Services ("WAELS") catalogs. For the year ended December 31, 2003 World Almanac had net revenue of $49.4 million, representing approximately 24% of our total net revenue during this period.

COMPETITIVE STRENGTHS

We believe a number of competitive strengths that have contributed to our leading market positions, include:

BROAD PRODUCT PORTFOLIO. We are a leading publisher in the supplemental education materials market and one of the few companies with a comprehensive portfolio of products covering all the major segments of this market. We offer a wide range of products to our customers. This broad product portfolio allows us to address the most attractive segments of the market and respond to emerging trends and funding sources, including the rapidly developing market of parents seeking to buy supplemental education materials. See "Products and Services" for a detailed description of our product portfolio.

STRONG, WELL-ESTABLISHED BRAND NAMES. We believe that we have strong brand names in each of the market segments we serve. Several of our most recognized print titles have been in circulation for decades, including CURRENT EVENTS, a Weekly Reader publication, which was first published in 1902, the PEABODY PICTURE VOCABULARY TEST, which was first published in 1959, and THE WORLD ALMANAC AND BOOK OF FACTS, which was first published in 1868. We believe that our products are well known and trusted by teachers, other educational professionals and parents for their effectiveness and consistent, high quality educational content. Brand name and reputation are significant criteria in the purchasing decision process for supplemental education materials as they are usually selected at the discretion of individual teachers, school and school district-level administrators or parents.

STABLE REVENUE BASE. We have a significant base of long-term customers who have exhibited substantial product loyalty, resulting in a consistent level of revenues from recurring sales to these customers. In our experience, once a teacher or administrator is familiar with and accustomed to using a supplemental instructional product and has developed lesson plans using the product, the teacher or administrator tends to purchase the same product year-after-year leading to a high subscription renewal rate. In addition, we believe there is an important component of trust in the quality, consistency and support of many of our products which makes it difficult for a competitor to introduce new products for the same subject area without significant investment and the support of key opinion makers in the industry. As a result of this loyalty, many of our products enjoy long customer histories with high renewal rates. About 75% of schools purchasing Weekly Reader periodicals re-subscribe the following year. We believe our school renewal rates are important because of the value we place on ensuring that our periodicals remain available within any given school, providing us with a base on which to further penetrate that school. In addition, six of our top ten revenue - producing testing and assessment products, have been published for over 25 years. Typically, these products have undergone revisions to ensure that they reliably meet the existing population's curriculum needs. Achievement tests generally require revisions every 8 to 10 years while tests that measure personal and social adjustment or cognitive ability in some cases do not require revision for as long as 15 years.

SUBSTANTIAL ELECTRONIC DELIVERY PLATFORM. At CompassLearning, we have over 30 years of experience in developing and providing electronically delivered supplemental instructional materials. We believe that we are well positioned to capitalize on this rapidly growing market segment. One or more of CompassLearning's products have been sold to over 21,000 K-12 schools in the United States, more schools than have been reached by any other publisher of comprehensive electronic courseware. Most CompassLearning products can be delivered in the school's platform of choice, LAN, WAN or Internet.

Our primary operating subsidiaries have web sites that promote their respective products, provide product information and, in some cases, enable users to order products over the Internet. Given the importance of quality and name recognition to the development of Internet-based business, we believe that the strength of our brands and our direct distribution channels position us well for significant growth in this area.

STRONG DISTRIBUTION CHANNELS. Our products are used in over 80,000 schools, by over ten million students, and in over 68,000 school and public libraries. We have an extensive network with direct distribution channels into these end user markets. Some of our products are sold using direct field and telephone sales, emphasizing one-to-one relationships with teachers, school and school district-level administrators and other educational professionals. CompassLearning, for example, uses a three-pronged approach that provides every customer a sales contact, an educational consultant and a technology support person, for comprehensive customer service. We also utilize sophisticated direct mail campaigns, which at Weekly Reader and World Almanac are enhanced by our proprietary databases. These databases track the purchasing habits of teachers, schools and/or librarians for many of our products as well as specific demographics and other factors we believe affect purchasing habits.

EXPERIENCED MANAGEMENT TEAM. We have assembled an experienced management team at both the administrative and the operating levels. This management team is led by Martin E. Kenney, Jr., our Chief Executive Officer, who has over 25 years of experience in educational publishing and electronic courseware. Prior to joining WRC Media, Mr. Kenney was Executive Vice President of the Educational Publishing Group and President of the Education Technology Group at Simon & Schuster, the world's largest educational publisher at that time.

PRODUCTS AND SERVICES

The following chart outlines our product offerings by primary operating subsidiary in each of the segments of the supplemental education market in which we compete:

                                                                        COMPASSLEARNING
                           WEEKLY READER        AMERICAN GUIDANCE         AND ChildU             WORLD ALMANAC
PRINT AND ELECTRONIC    PERIODICALS:  16       BASIC SKILLS:          ELECTRONIC              TEACHING KITS:  Kits
INSTRUCTIONAL           grade or               Supplemental           COURSEWARE:             developed by World
MATERIALS               subject-specific       textbooks and          Approximately several   Almanac Education
                        periodicals for pre    worktexts targeted     thousand hours of       Library Services used
                        K-12 students and 2    for low-performing     electronic courseware   to teach a variety of
                        subscription           students in middle     for Pre-K - 12          skills including
                        supplements,           and secondary          students, primarily     research skills, map
                        including Weekly       schools covering       for reading, math and   skills and Language
                        Reader, Teen           core curriculum        language arts,          Arts skills.
                        Newsweek and Current   subjects.              through the
                        Events.                                       CompassLearning
                                               TEST PREPARATION:      Odyssey Product line.
                        SKILLS BOOKS:  142     Instructional
                        distinct, grade        materials to prepare   MANAGEMENT SYSTEM:
                        specific, workbooks    for three of the       Odyssey management
                        for K-9 students       leading achievement    system enables
                        that build and         tests for K-12         teachers to track
                        reinforce basic        students.              student performance,
                        skills, including                             record grades, report
                        the Map Skills         PERSONAL GROWTH:       on progress and
                        series, or focus on    Various personal       prescribe lessons
                        current topics such    growth materials       based on results.
                        as health issues or    covering topics such
                        upcoming               as drug use
                        Presidential           prevention and
                        elections.             anti-violence
                                               training,
                        SPONSORED              self-esteem and
                        INSTRUCTIONAL          career education
                        MATERIALS:  A
                        variety of free
                        instructional
                        materials, including
                        print and video
                        products, paid for
                        by corporate, trade
                        association and/or
                        not-for-profit
                        sponsors primarily
                        for K-12 students.

TESTING AND                      N/A           INDIVIDUALLY           ASSEMENT TEST:                   N/A
ASSESSMENT PRODUCTS                            ADMINISTERED TESTS:    CompassLearning
                                               Assessment products    Explorer assessment
                                               for K-12 students      tool evaluates
                                               and adults, includes   student performance,
                                               Ability Assessment,    meet the Assessment
                                               Behavior & Social      of educational
                                               Skills Assessment,     Progress (NAEP)
                                               Language, Speech &     objectives and is
                                               Auditory Skills        aligned with the core
                                               Assessment.            state standards.

                                               GROUP ACADEMIC
                                               TESTS: Classroom
                                               testing, which
                                               offers reliable
                                               reading & math
                                               diagnostics for
                                               individual students
                                               and aggregate data
                                               for tracking yearly
                                               progress at the
                                               school and district
                                               levels.

LIBRARY MATERIALS                N/A                    N/A                    N/A            K-12 REFERENCE AND
                                                                                              OTHER INFORMATINOAL
                                                                                              MATERIALS:  Materials
                                                                                              developed by us
                                                                                              targeted to K-12
                                                                                              students such as THE
                                                                                              WORLD ALMANAC FOR
                                                                                              KIDS AND GARETH
                                                                                              STEVENS, INC.
                                                                                              products, as well as
                                                                                              materials developed
                                                                                              by third-parties and
                                                                                              distributed by us.
                                                                                              GENERAL REFERENCE AND
                                                                                              OTHER INFORMATION
                                                                                              MATERIALS:  Materials
                                                                                              developed by us, such
                                                                                              as THE WORLD ALMANAC
                                                                                              AND BOOK OF FACTS,
                                                                                              FUNK & WAGNALLS
                                                                                              ENCYCLOPEDIA database
                                                                                              and FACTS ON FILE
                                                                                              WORLD NEWS DIGEST.

WEEKLY READER

Weekly Reader has five primary product lines: elementary school periodicals; middle and secondary school periodicals; sponsored instructional materials published by its subsidiary, Lifetime Learning Systems, Inc.; educational workbooks and licensing.

In addition, Weekly Reader licenses the content for commercial use by third parties such as Houghton Mifflin, EBSCO and The Gale Group and sells also advertising space in its publications.

ELEMENTARY SCHOOL PERIODICALS. Weekly Reader, first published in 1928, has established itself as a leading source for current events information for students in grades Pre-K to 6. Weekly Reader features six grade-specific editions for students, with between 25 and 32 issues per school year for each edition. Within Elementary, Weekly Reader also offers one optional monthly supplement, ScienceSpin.

Subscriptions to Weekly Reader elementary school periodicals in the 2002-2003 school year represented approximately 37% of all elementary school periodical subscriptions circulated in that year by the three major publishers of these periodicals. We believe that three publishers account for virtually all periodicals targeted for classrooms. According to publishers' Statements of Ownership filed with the USPS in the fall of 2003 for average circulation for the 2002-03 school year and issue nearest filing date for 2003-04 school year, Weekly Reader's periodicals had the highest total circulation of elementary school periodicals in the 2002-2003 school year, totaling approximately 5.3 million subscriptions.

Each edition of Weekly Reader is specifically written and designed for a particular grade level in order to bring information on current events to elementary school students at a conceptually appropriate level. The editions for younger audiences contain "soft" news focusing on topics such as fire prevention and animals. Higher-grade level editions contain "hard" news concerning topics such as world news and current events, including, for example, the 2004 presidential primary elections, corporate corruption and the Middle East conflict. A teacher's guide with background information, discussion topics and follow-up questions is included with each issue of each edition.

MIDDLE AND SECONDARY SCHOOL PERIODICALS. We publish nine subject-specific periodicals covering six subject areas for students in middle and secondary schools and a Sex Supplement Educational publication. These include Current Events, Teen Newsweek, Current Science, Writing, Read, Current Health 1 and 2, Career World and Know Your World Extra with between 6 and 26 issues published per school year per periodical. For example, Current Events first published in 1902, one of our most popular periodicals for middle school students, provides information on current events tailored to the reading levels and school curriculum of students in the sixth through tenth grades.

Weekly Reader's middle and secondary school periodical subscriptions in the 2002-2003 school year represented approximately 46% of all middle and secondary school periodical subscriptions circulated that year by the two major publishers which we believe account for virtually all middle and secondary school periodicals targeted for classrooms. Weekly Reader's middle and secondary school periodicals had the second highest total circulation of periodicals for these schools in the 2002-2003 school year with approximately 1.7 million subscriptions. In 2002 and 2003 approximately 75% middle and secondary schools have renewed a subscription for the following year. To target the growing sixth to eighth grade market, Weekly Reader entered into a relationship with Newsweek magazine to create Teen Newsweek, which was launched in September 1999. Teen Newsweek focuses on social studies and current events and contains grade-appropriate news stories that link history, geography, government and cultures to the news stories. The relationship is intended to capitalize on Weekly Reader's expertise in publishing and marketing materials for classroom use and Newsweek's strong news image.


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LIFETIME LEARNING SYSTEMS. Lifetime Learning Systems is a leader in the creation and distribution of a variety of supplemental education materials which are paid for by corporate, trade association and/or not-for-profit sponsors and are distributed free to a target audience. The materials produced focus on topics chosen by the sponsor and are typically targeted for use in K-12 classrooms. Lifetime Learning Systems also produces sponsored supplemental education materials targeted for the college and senior citizen markets. Lifetime Learning Systems has created a variety of multiple media education materials over the years including: posters, teacher's guides and reproducible student activities and additional audio, CD and video material.

Sponsors of Lifetime Learning Systems, Inc. projects have included corporate sponsors such as Charles Schwab, General Motors, Kimberly Clark, Gillette and the New York Stock Exchange as well as not-for-profit sponsors such as the National Fire Protection Association, Center for Disease Control, Florida Department of Citrus and The Home Safety Council.

SKILLS BOOKS. We offer skills books, a line of workbooks and other supplemental education materials that build and reinforce students' basic skills in curriculum areas such as math or language arts as well as other titles, which focus on life issues, such as current events or health. The skills book product line includes 30 different series of workbooks including about 142 distinct, grade-specific titles spanning K-9 grades. For example, the highly successful Map Skills for Today series builds geographic literacy by teaching students basic map-reading concepts and skills. The success of this series is attributable to a sequential approach to teaching map skills that matches the curriculum established by many school systems. Additional products include series covering topics such as AIDS and anti-drug education.

WEEKLYREADER.COM. In addition to our presence in the classroom through printed materials, we redesigned and re-launched Weekly Reader's website, with the goal of strengthening the brand image of our print products and positioning Weekly Reader to capitalize on electronic distribution opportunities. In 2002 the website was expanded to include the WRTOOLKIT which gives subscribers the ability to research topics in a database of archived articles. Weekly Reader's website is a free site with pages specifically addressing students, teachers and parents needs. It offers materials, in the form of articles, puzzles, experiments and games, which correlate with the content of Weekly Reader periodicals. In addition, the web site informs users about our periodicals and skills books allowing customers to subscribe over the Internet.

LICENSING. Weekly Reader licenses the content of some of its publications, promotes other products in its publications and provides its "seal of approval" to various products. Weekly Reader's licensed content is generally recognized as revenue over the term of the license agreement. Weekly Reader continues to sell "Weekly Reader Editor's Choice" book selections licensed from trade book publishers on QVC generating some of the largest one-day sales totals in Weekly Reader's history.


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AGS

AGS has two principal product lines: testing and assessment products; and core curriculum and supplemental instructional materials.

TESTING AND ASSESSMENT PRODUCTS. AGS's testing and assessment products provide educators with reliable individually-administered and group tests, and manuals explaining how to administer our tests. Our testing and assessment products and supplemental instructional materials are primarily used in K-12 schools, but are also used in community health centers, clinics, hospitals, correctional facilities, community colleges and other adult education programs. These products are used to diagnose learning disabilities and measure the cognitive ability, educational achievement and personal and social adjustment of students.

AGS currently publishes over 30 testing and assessment products. AGS's testing and assessment products are generally sold as part of a test kit. Test kits typically contain the test record forms, "easels" used to administer the test items, and a manual describing the proper method to score and evaluate the particular test. Three of AGS's top five testing products, based on sales, have been published for over 25 years. AGS's tests are revised periodically to ensure that they reliably measure existing populations. Achievement tests generally require revisions every eight to ten years while tests that measure personal and social adjustment or cognitive ability in some cases do not require revision for as long as 15 years.

Educators and clinicians apply AGS's testing and assessment products on an individual basis to understand a student's particular educational needs. In our experience, once the validity and effectiveness of a test is established and accepted in the educational community, educators', psychologists' and clinicians' familiarity with the product grows along with their reluctance to change suppliers and learn different assessment content, administration approaches and scoring techniques. These professionals often prefer to use the same tests over a long period of time in order to compare performance of their student populations. The goal of AGS is to increase its brand awareness in the markets it serves - primarily specialists in the K-12 market. Our goal is to establish the AGS name in association with our products and services. By increasing our visibility as a company on a national and local level with special educators, we will be able to help the customer connect our products with our company name. To grow in our critical markets, AGS plans to aggressively pursue five main areas for growing our product line:

- Revisions - Many of our top-selling tests and curriculum are on schedule to be revised over the next 5 years.
- New Product - AGS annually increases its new product offering through internal development.
- Acquisitions - AGS historically has pursued acquisitions to enhance and supplement its internal development efforts.


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-        Distribution - AGS has increased its emphasis on distributing complementary products to its target markets. Gareth-Stevens and Weekly Reader titles (over 150) have been added to four of our main catalogs this fall, and we have added key reading assessments that will put us in a good position to capture Reading First, federally funded reading initiative, dollars.
- New Markets - AGS will seek new segments with the education industry in which to participate where it can leverage core capabilities in new ways that supports entry into growing education markets.

SUPPLEMENTAL INSTRUCTIONAL MATERIALS. AGS's supplemental instructional materials consist of curriculum-based instructional materials, many of which are for low-performing students. Low-performing students are defined as those students scoring in the lower 50th percentile of the student population at a particular grade level. We focus primarily on serving middle and secondary schools with additional sales to post-secondary markets, such as community colleges and correctional facilities. We generally produce three types of instructional materials: supplemental hardcover textbooks in core curriculum areas for low-performing students, with related products such as workbooks; soft cover worktexts in core curriculum areas for low-performing students; and test preparation materials which can be used to prepare all students for leading achievement tests.

AGS's supplemental hardcover textbooks are designed to provide comprehensive coverage of skills and concepts in short, concise lessons. They are geared to a fourth grade reading level or below with photography and content that are appropriate for middle and secondary school students as well as adults.

We believe AGS's supplemental hardcover textbooks set the standard for quality in the market, with full-color content and accompanying extensive teacher support materials. Each textbook has a wrap-around teacher's edition that reproduces the student edition with notes for the teacher indicated next to the text such as overviews for each new lesson, alternative questions a teacher may ask and answers to questions in the text. Each textbook has available a set of quizzes, worksheets, problem sets and other materials that teachers are permitted to reproduce for their classes. These materials also are available on CD-ROM. Most of AGS's supplemental hardcover textbooks have related soft cover workbooks, activity books and study guide programs including videos available in print and on CD-ROM for self-guided learning.

AGS's soft cover worktexts also cover core curriculum areas. These worktexts are designed as stand-alone products so that a teacher may use them to supplement any textbook. These soft cover worktexts cover smaller portions of any given curriculum area other than our supplemental hardcover textbooks.

Approximately 12% of AGS's net revenue for the year ended December 31, 2003 was from sales of testing and assessment products, curriculum and supplemental instructional materials in which the end users were not K-12 schools.

AGS also publishes a line of test-preparation materials developed to assist students preparing to take three of the leading achievement tests: Stanford Achievement Test (SAT), Iowa Test of Basic Skills (ITBS), and TERRANOVA (Comprehensive Test of Basic Skills (CTBS) and Multiple Assessments tests).


                                 Page 14 of 150
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Additional preparation materials for state specific tests are also published.
AGS's test preparation materials are sold in package format.

COMPASSLEARNING

CompassLearning is a research-based technology learning solutions company that produces educational assessment, curriculum, and management tools for grades Pre-K through 12, all of which are aligned to local, state, and national standards. The CompassLearning solutions are easily integrated into classroom activities that support curricular goals. CompassLearning derives most of its revenue from the sale of solution products and related professional development and technical support services.

The CompassLearning solutions are focused on the following: comprehensive assessment that diagnoses individual students based on state/national standards; comprehensive curriculum in reading, mathematics, science and social studies that is prescribed to each student based on our assessment system diagnosis or based on teachers' assessment; learning management system that allows teachers to track student performance and intervene as and when necessary and administrators to track teacher/student progress; parent involvement through access to the system allowing them to view student performance and progress at school and being more involved; and professional development for teachers to integrate this type of a system into their classroom.

CompassLearning's Learning Odyssey(R) product line is a comprehensive library of over 8,000 hours of interactive, standards-based, managed curriculum. The Odyssey curriculum focuses on reading, mathematics, science, social studies, ELL and data management tools designed for grades Pre-K through 12. Use of stimulating graphics, interactive animation, and audio technology for all types of learning instruction help motivate students to learn. Assessment products assign lessons based on each student's needs. Products cover a full range of development, from basic skill instruction, to critical thinking exercises, to project-based learning. Management tools are designed to reduce the time teachers spend on administrative tasks and increase one-on-one work with students. The Odyssey product line is delivered in the school's platform of choice including LAN, WAN and Internet access.

CompassLearning Explorer is an assessment tool designed to help evaluate student performance. It covers the National Assessment of Educational Progress (NAEP) objectives and is aligned with the core state standards. CompassLearning Explorer offers criterion-referenced emulated tests, prescriptive learning paths with the flexibility to integrate third-party products, as well as allowing for customization to meet individual students' and teachers' needs. It can be delivered via the Internet with computer-based and print components. Curriculum options vary, letting students navigate with the program at their own pace or on a timed basis.

A typical CompassLearning sale consists of software products packaged with professional development and technical support services for an average price of $30,000 per school per year. The curriculum sells for an average of $120 per subject per grade level or $80 if included in a bundle plus $100 per workstation for simultaneous access. The Odyssey management system sells for $3,500 and CompassLearning Explorer sells for $5,000. Professional development services price is $1,230 per day. These services are typically purchased under a contract for specific number of days of service. Technical support services are typically purchased under one-year contracts for an average cost of $3,990 per year. After the expiration of any service contract, services can be purchased on an ongoing basis.


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CompassLearning provides professional development services and technical support services. CompassLearning has a team of educational consultants providing professional development services to teachers, ranging from basic software training to services designed to assist teachers in implementing and integrating technology into the classroom.

CompassLearning offers various technical support services in connection with the purchase and ongoing use of its software products. An initial buyer of our software products typically purchases one year of toll-free telephone help line services, on-site system engineer services and software updates.

WORLD ALMANAC

World Almanac's operations are divided into the following five divisions: World Almanac Books, World Almanac Education Library Services, Gareth Stevens, Inc., Facts On File News Services and Funk & Wagnalls.

WORLD ALMANAC BOOKS. The World Almanac(R) and Book Of Facts is, we believe, one of the most widely used and well-respected general reference publications in the United States. In 1999, the Library Journal named it one of the top three best reference sources of the past millennium still in use today. We believe The World Almanac(R) and Book Of Facts provides more complete and up-to-date information than competing almanacs. Its comprehensiveness and brand identity are critical assets. In print for over 130 years, The World Almanac(R) and Book Of Facts perennially makes the New York Times' bestseller list. World Almanac Books also licenses the content of The World Almanac(R) and Book Of Facts to third parties for inclusion in their products. Since 1995, World Almanac Books has also published The World Almanac For Kids, with over 2,000,000 copies sold to date.

WORLD ALMANAC EDUCATION LIBRARY SERVICES. World Almanac Education Library Services is a niche distributor of reference and informational materials, which it targets primarily to K-12 school and public libraries. There are approximately 112,000 K-12 school libraries and 16,000 public libraries in the United States. World Almanac Education Library Services reviews and selects materials from third-party publishers for inclusion in its twelve catalogs. The catalogs also include The World Almanac(R) and Book Of Facts, The World Almanac For Kids and several best selling series from Gareth Stevens, Inc. World Almanac Education Library Services mailed a total of approximately 2.3 million catalogs in 2003. World Almanac Education Library Services also publishes a small amount of proprietary teaching kits, including kits covering research skills, map skills and Language Arts skills, which include items such as lesson plans for books we believe are appropriate for classroom use to encourage multiple-copy sales.


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

GARETH STEVENS, INC. Gareth Stevens, Inc. publishes nonfiction and fiction books for K-12 students. These books cover a broad spectrum of topics including nature, science, social studies, reference, and language arts, all closely related to curriculum standards. Approximately 79% of Gareth Stevens, Inc.'s sales derive from books published under the three Gareth Stevens' imprints:
Gareth Stevens Publishing (K-6), World Almanac Library (4-8), and Weekly Reader Early Learning Library (Pre-K-3). In the Gareth Stevens Publishing imprint, a majority of these titles are sourced from domestic and international third parties for which Gareth Stevens, Inc. usually holds at a minimum exclusive distribution rights for K-12 school and public libraries in North America. Royalty advances are generally paid on titles sourced in this manner and then usually earned out over the life of the title. In the World Almanac Library and Weekly Reader Early Learning Library imprints, the majority of titles are created by Gareth Stevens and in most of the cases in which Gareth Stevens, Inc. does not own the title, we hold the worldwide rights to the titles. The remaining approximately 21% of Gareth Stevens, Inc.'s sales result from the telesales distribution of books from other publishers, primarily two lines from Rosen publishing (a K-3 line and a 6-12 line), and books from a handful of other publishers, including Capstone, Heinemann Library, Crabtree, and Compass Point, sold on consignment through the LibraryOne Direct division.

FACTS ON FILE NEWS SERVICES. World Almanac, through Facts On File News Services, publishes and sells subscription news reference products in print and Internet formats. There are five print products: Facts On File World News Digest; Issues And Controversies On File; Today's Science On File; Editorials On File; and Software And CD-ROM Reviews On File.

Its core product, Facts On File World News Digest, is a highly respected publication used by libraries as a comprehensive index of world events dating back to 1940 in both the print and electronic version. Librarians, journalists and library patrons typically use Facts On File News Services products to research historical events. The in-house editorial staff of Facts On File World News Digest distills key news information from more than 100 different newspapers, periodicals, journals and government Internet sources and uses it to update the product weekly in the print and Internet formats. The core print product has an annual subscription list price of $960, which is discounted for public and school libraries. The print edition of Facts On File World News Digest sold over 2,400 subscriptions in 2003 and continues to meet with great acceptance, as evidenced by renewal rates averaging approximately 86% from 1997 through 2003. Subscriptions to the print edition have gradually declined as it is replaced by Internet-based versions of the product described below.

To take advantage of accelerated library spending on electronic delivery of reference materials, World Almanac launched FACTS.com in 1999, an on-line version of Facts On File World News Digest. The increased functionality of the Internet version allows World Almanac to price this product higher than the print version. The Internet version has a list price of $1,695 for a single-site installation, with price discounts per site for multiple-site installation. In 2000, we launched three additional World Almanac databases as part of the Reference Suite @ Facts.com web service: Issues and Controversies On File, Today's Science On File and the World Almanac Reference Database. In 2003 we launched Facts For Learning, an elementary school reference and research product. FACTS.com subscriptions are sold primarily through telemarketing.


                                 Page 17 of 150
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FUNK & WAGNALLS. World Almanac operates in the electronic encyclopedia business through Funk & Wagnalls. Although the Funk & Wagnalls Encyclopedia is no longer published in print format, Funk & Wagnalls licenses an electronic version of its encyclopedic database to various third parties and is delivered via FACTS.com. Funk & Wagnalls also annually sells a general yearbook containing a review of the major news events that transpired in the previous year and a science yearbook containing a review of the major scientific events in the previous year. The yearbooks (general and science) are licensed from World Book Encyclopedia, Inc. The active subscriber list for these two publications, which primarily consists of former subscribers to the print edition of the Funk & Wagnalls Encyclopedia, is approximately 40,000 for the general yearbook and 13,000 for the science yearbook. Most science yearbook subscribers are also general yearbook subscribers. We do not target new subscribers for these yearbooks; however, renewal rates have averaged approximately 82% for the general yearbook and 78% for the science yearbook from 1997 through 2003.

PRODUCT AND CONTENT DEVELOPMENT

WEEKLY READER. Weekly Reader has a team working in product and content development. This team includes: editors and writers, who are typically grade and subject specialists with journalism or teaching experience; and designers, who are responsible for the "look and feel" of the products, including the layout of each publication.

Editors, writers and designers work in teams on any particular project including planning meetings used for determining content and educational focus, the selection of appropriate graphics and photographs and final editing before submission for printing. The time it takes to develop our products varies substantially according to the type of product. Product development for a new periodical typically takes approximately nine months from concept to initial marketing, whereas new issues of our existing periodicals typically take approximately one to two weeks from conception to printing. Our skills books typically take approximately eight to twelve months from concept to initial marketing for an entirely new title, and approximately four to six months for updated versions of existing titles. Development times for Lifetime Learning Systems, Inc.'s products vary substantially depending upon the scope of work considered, however, the average contract takes approximately three to four months from concept to distribution.

Weekly Reader's periodicals are written by a combination of staff and freelance writers. Our staff of editors, writers and designers determines the subject matter for the particular edition after which the content is primarily written and edited by Weekly Reader's employees. For ScienceSpin, however, once the content and educational focus for a particular issue is determined internally, the writing is contracted out to third parties with the relevant scientific knowledge and the ability to write for the applicable target audience. Teen Newsweek is written internally based upon content from upcoming stories in Newsweek made available to our writers prior to Newsweek's publication, and our own internally created content. The Teen Newsweek writers determine which stories are appropriate for the targeted audience and then rewrite the stories with age appropriate information and language. Teen Newsweek's content is subject, in all cases, to Newsweek's approval.


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Weekly Reader's skills books are typically written by freelance writers at the direction of Weekly Reader's editors. Lifetime Learning Systems, Inc.'s programs are developed in a variety of multiple media by an in-house editorial and design staff with varying degrees of direction provided by the applicable sponsor. In the past, some sponsors of Lifetime Learning Systems, Inc. projects have approached Lifetime Learning Systems, Inc. with a specific concept for which they are seeking implementation and production, while other sponsors simply have a message they wish to get across to a target audience and request proposals as how best to accomplish that goal.

Prior to distribution, whether created internally or externally, all of Weekly Reader and Lifetime Learning Systems' products are reviewed by a senior editor for their age and content appropriateness.

AGS. AGS's new and revised testing and assessment products are developed internally by in-house personnel, most of who are trained in one or more specialties including psychology, education, early childhood development and speech/language, among other disciplines. In some cases the in-house personnel revise existing products under the direction of well known external authors who control the original copyright or content of the test and who receive royalties from the sale of these tests.

Our testing and assessment products are firmly rooted in established psychological and pedagogic theory, and our product development philosophy is customer focused. New test concepts are usually derived from the marketplace, often from our sales representatives who are in contact with teachers, guidance counselors, school psychologists, school administrators and other professionals who identify a testing need.

We also develop new products through a systematic review of industry trends, including emerging trends in the education community, or in conversations with educators and other professionals who attend various trade and professional conferences where we are an exhibitor or attendee. Occasionally, we will be approached by an external author with a new test concept, which we will then evaluate in terms of its overall market potential. AGS also distributes a few select assessments from other publishers.

After we have created or revised a test, we then subject it to field tests. Once field-testing and any indicated adjustments are complete, the test undergoes standardization, generally being tested on 200 students per age year targeted by the test and covering a broad range of demographic characteristics. In addition, we seek support for the test from key opinion makers in the subject area of the test. Only at this stage do we begin to market the test. The process is similar for most revisions of existing tests because when a test is updated, the new content similarly must be field-tested and then the revised test must undergo standardization. The development cycle for a new test or to make revisions to an existing test is typically five years from concept through the launch of the new or revised test. The life cycle for the new or revised test can be up to 15 years or more.

We develop supplemental instructional products internally and externally with developers and in close consultation with outside authors, on a royalty basis or on a fee-for-service arrangement. New product concepts are derived from various sources, including in-house development staff, outside authors and our sales force based on their regular meeting with educators and administrators.

Most of these instructional products have a development cycle of approximately one year. In general, we solicit bids for our new products from outside developers and award the contract based on price and other factors relating to the developer's ability to deliver the finished product according to our exact specifications.

COMPASSLEARNING AND CHILDU. CompassLearning and ChildU have a combined product development team of about 57 employees. Product development expertise consists of software engineers, programmers, quality assurance analysts, technical writers, instructional designers, and project managers. The co-development effort will focus on three primary objectives: delivering a Pre-K through 12 web-enabled curricula; developing a state-of-the-art instructional management system; and creating a national-standards-based assessment product.

CompassLearning and ChildU are leveraging off-shore software and content development resources to reduce cost and expedite delivery. This initiative has helped the Company increase productivity significantly.

WORLD ALMANAC. World Almanac has a in-house editorial staff that: in the case of the World Almanac Books and Funk & Wagnalls, works in conjunction with outside work-for-hire editors to develop its content; in the case of the Facts On File New Services products, develops the content of these products; in the case of Gareth Stevens, editorial and creative staff work with outside work for-hire editors and licensors to develop content as well as develop content internally.

Individual members of the in-house editorial staff are generally responsible for only one of the product lines. The contents of our Funk & Wagnalls yearbooks are licensed from third parties. The Gareth Stevens, Inc. nonfiction and fiction books are comprised of either content licensed from third parties and then repackaged and/or rewritten for the K-12 market in the United States or, especially in the case of books for the World Almanac Library and Weekly Reader Early Learning Library imprints, original content developed by in-house staff, freelance writers, and other providers of editorial services. World Almanac Education Library Services has a three-person creative staff which designs the layout for the catalogs and selects the reference and informational materials which will be included in the catalogs.

World Almanac Education Library Services updates its catalogs twice each year. New editions of The World Almanac(R) and Book Of Facts and The World Almanac For Kids are published each year. New product development is currently focused on offering products through Internet delivery. In 2000, we launched the following three additional World Almanac databases as part of the Facts On File News Services web service: Issues & Controversies On File, Today's Science On File and the World Almanac Reference Database. In 2003, we launched Facts For Learning, an elementary school reference and research product. Also, in 2003 our Facts On File archives available through the internet were updated back to 1940.


                                 Page 20 of 150
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CUSTOMERS

Our targeted customers, who vary depending on the product line, are teachers, school and school district-level administrators, librarians, other educational professionals and parents.

Weekly Reader's periodicals and other instructional materials are purchased mainly by teachers, as well as by school and school district-level administrators. In addition, schools sometimes ask parents of students to pay for their children's subscriptions to Weekly Reader periodicals.

Customers of Lifetime Learning System, Inc.'s products generally are: corporations; trade associations; not-for-profit organizations; and government agencies.

Customers of AGS's assessment products generally are guidance counselors, school psychologists, speech pathologists, special education teachers and other similar school district-level specialists.

Customers of AGS's supplemental instructional materials generally are teachers and school-level administrators as well as school district-level administrators. AGS also has customers outside of K-12 schools for its testing and assessment products and supplemental instructional materials, which includes clinical psychologists, community colleges, adult educational programs and correctional facilities.

One or more of AGS's testing and assessment or supplemental instructional products are used in over 12,000 school districts, or approximately 80% of the school districts in the United States.

CompassLearning's customers consist primarily of school and school district-level administrators, including: superintendents; curriculum directors; technology directors; and principals.

Although individual teachers do not typically make final purchasing decisions, they frequently have substantial input in the decision making process. One or more of CompassLearning's products has been sold to more than 21,000 K-12 schools, representing approximately 19% of all schools in the United States.

In 2003, approximately 87% of World Almanac's sales were to schools and libraries. The remaining 13% of its sales consisted of sales of yearbooks to former encyclopedia purchasers and sales of The World Almanac(R) and Book Of Facts and The World Almanac For Kids to consumers.

Funk & Wagnalls licenses its electronic encyclopedia database to various licensees and sells its yearbooks primarily to former print encyclopedia purchasers. Facts On File News Services sells Facts On File World News Digest and its other products to libraries of all types. World Almanac Education Library Services and Gareth Stevens, Inc. sell their products primarily to school libraries and to a lesser extent to public libraries. Over 58% of the approximately 130,000 school and public libraries in the United States have purchased products from World Almanac.


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SALES, MARKETING AND DISTRIBUTION

We have an extensive network with direct distribution channels to reach our primary customers. Our four primary operating subsidiaries use one or more of the following methods to sell and market our products: direct mail, direct sales, telemarketing and distribution through retail channels. The chart set forth below contains information regarding sales, marketing and distribution by Weekly Reader, American Guidance, CompassLearning and World Almanac, including their primary distribution channels.

                        WEEKLY READER           AMERICAN GUIDANCE        COMPASSLEARNING        WORLD ALMANAC
Primary Method of       Direct Mail             Direct Sales Force       Direct Sales Force     Direct Mail: World
Sales and Marketing                             (field and telesales)                           Almanac Education
                                                                                                Library Services and
                                                                                                Funk & Wagnalls
                                                                                                Telemarketing:
                                                                                                Gareth Stevens,
                                                                                                Inc., World Almanac
                                                                                                Library Services and
                                                                                                Facts On File News
                                                                                                Services Retail
                                                                                                Marketing: World
                                                                                                Almanac Books

Number of Mailings in   Total mail quantity               N/A                     N/A           World Almanac
2003                    of 9.0 million pieces                                                   Education Library
                                                                                                Services generally
                                                                                                mails four times a
                                                                                                year; Yearbook mail
                                                                                                campaigns once a year

Number of Schools/      Over 114,000 schools;   233,000 customer                  N/A           Approximately
Teachers/Libraries in   3.7 million teachers    locations                                       112,000 schools,
Database                                                                                        16,300 school
                                                                                                districts, 15,900
                                                                                                public libraries,
                                                                                                3,900 academic
                                                                                                libraries

Estimated Number of     Over 55,000 schools     Over 12,000 school        Over 21,000 schools   Over 76,000 school
Schools/School                                  districts                                       and public libraries
Districts/Libraries                                                                             have purchased
with our products                                                                               products from World
                                                                                                Almanac

DIRECT MAIL. Direct mail consists mainly of well-planned mailings that target current and prospective customers, often with enclosed product samples and catalogs, which are used to generate product sales. This marketing technique is utilized to a significant extent by Weekly Reader, World Almanac's World Almanac Education Library Services, and to a lesser extent by American Guidance, CompassLearning and World Almanac's Funk & Wagnalls.

Weekly Reader's classroom periodicals are marketed primarily through the use of direct mailings. Its experienced and skilled marketing staff has developed detailed mailing schedules and marketing strategies to reach current and prospective customers. In the marketing of its classroom periodicals, Weekly Reader has developed and maintained a valuable and proprietary database tracing the purchasing habits of approximately 3.7 million individual teachers and administrators and approximately 114,000 schools over the past five years as well as various demographic factors in each locale. In 2003, Weekly Reader mailed over 0.7 million catalogs and 9.0 million direct mail pieces primarily to teachers as well as to school and school district-level administrators.

World Almanac also uses direct mail to generate sales. World Almanac's World Almanac Education Library Services also uses direct mail to sell its products. This division of World Almanac has developed a sophisticated database that tracks customers and purchasing habits, including monetary value of an average purchase and other relevant factors, which it uses to target customers with the appropriate catalogs. Most of World Almanac Education Library Services' sales are generated from mailings of its main catalog, which is sent to existing customers, and its prospect catalog, which is mailed to prospective customers. World Almanac mailed approximately 6.0 million direct mail pieces in 2003, and including 2.3 million catalogs.

AGS printed and mailed more than 2.0 million promotional materials and catalogs in 2003, aimed at developing customer leads, spurring direct-response sales and building overall marketplace awareness of its brand and products.

World Almanac's Funk & Wagnalls primarily markets its yearbooks to former subscribers of its previously published print format encyclopedia using direct mail.

TELEMARKETING. Telemarketing involves the use of the telephone to contact current and prospective customers as a means of generating sales. World Almanac's Gareth Stevens, Inc. World Almanac Education Library Services and Facts On File News Services utilize this marketing technique to a significant extent, while CompassLearning and Weekly Reader use it to a lesser extent.

Gareth Stevens, Inc.'s marketing strategy consists primarily of selling products through its active and growing telemarketing program. The telemarketing division generates approximately 49% of all Gareth Stevens, Inc. sales by contacting existing and prospective accounts to solicit commitments to preview titles from Gareth Stevens, Inc. and other third-party publishers. Through the preview process, librarians are invited to receive copies of Gareth Stevens, Inc. titles or the third-party titles it distributes. The librarians then have the opportunity to review actual copies of the selected titles at their convenience. Gareth Stevens, Inc. telemarketers follow up with these librarians over a specified time period to ensure that the product has been received and reviewed. Any titles not selected for purchase are picked up from the librarian's location, with all postage and handling expenses borne by Gareth Stevens, Inc. Depending on the school year cycle, there are usually between 50 and 100 part-time and full-time telesales representatives in the Gareth Stevens, Inc. telemarketing unit.

CompassLearning's inside sales group, comprised of six people, assists its direct sales force by qualifying sales leads in conjunction with funding eligibility and also promotes renewal sales of professional development and technical support services contracts.

World Almanac's Facts On File News Services' strategy for attracting new customers consists of using targeted prospects derived from a variety of sources including rented lists, followed by telemarketing calls from representatives who are recruited and trained by Facts On File News Services. World Almanac Education Library Services also has recently increased its telemarketing capacity to promote its products.

Weekly Reader's internal telemarketing group consists of seven individuals, targeting new subscribers. Weekly Reader also conducts telemarketing campaigns, to assist in the generation of renewal sales.

DIRECT SALES FORCES. AGS, CompassLearning and Weekly Reader's Lifetime Learning Systems, Inc. each primarily use a direct sales force to sell and market their products.

To market its testing and supplemental instructional materials, AGS pursues a strategy of developing strong relationships with its current and prospective customers primarily by using its sales organization.

These representatives work closely with schools to determine which of AGS's products best serve the needs of a specific school's student body. Unlike traditional telemarketing, AGS's telephone (inside) sales representatives develop relationships with customers and occasionally make field visits. All of AGS's sales representatives go through a training process with defined objectives that they must satisfy during the initial six months of their employment and each year thereafter. In addition, AGS enlists professionals on a per diem basis to provide instruction to educators concerning test administration, scoring and other professional training such as disciplinary methods and substance abuse and violence prevention techniques.

CompassLearning maintains a direct sales force of 52 sales representatives. The sales representatives are each assigned to a sales region within the United States. Each member of the direct sales force has access to CompassLearning's database of detailed information concerning the school districts, current customers, school funding and other data for its sales territories. On the basis of this information, the sales representatives seek to establish relationships with, and brand awareness for, CompassLearning's products among existing and potential customers in their respective districts by making personal sales visits to the schools or school administrators.

Weekly Reader's Lifetime Learning Systems, Inc. has a small dedicated field based marketing and sales representatives who make presentations directly to potential corporate, trade association and not-for-profit organization clients. These representatives are covering the largest DMA (Designated Market Areas) in the United States. Presentations generally consist of proposals for education materials and programs to be shipped free to teachers and schools under the client's sponsorship.

RETAIL MARKETING/WHOLESALERS. Approximately 76% of World Almanac Books' revenue is generated from product sold through retail bookstores or through wholesalers into mass-market locations such as supermarkets and newsstands. World Almanac Books' products are also sold to book clubs and other resellers as well as into libraries through World Almanac Education Library Services. In addition, Gareth Stevens, Inc. distributes approximately 36% of its products through its network of wholesalers to libraries.

INTERNET WEB SITES. Weekly Reader, AGS, and World Almanac all have free Internet web sites, which allow customers to order their products. The Weekly Reader web site: features pages specifically addressing students, teachers, and parents; and offers materials in the form of puzzles, experiments and games that correlate with the content of Weekly Reader periodicals.

The AGS web site, launched in 1996, provides extensive company information, customer service information, order placement information and a complete description of its products. The web site also includes product forums which give detailed information about those specific products. AGS had approximately $6.8 million in web site sales, including orders initiated with an Internet effort code and actual online orders, in 2003.

World Almanac has multiple websites that offer a variety of content/services. Both the World Almanac Education Library Services and Gareth Stevens websites offer Internet ordering as well as provide a complete description of their products. The World Almanac for Kids website offers materials in the form of games, quizzes and reference facts that correlate with the content of The World Almanac for Kids book. In addition to free Internet websites, World Almanac sells subscription based Internet products through its Facts On File News Services unit.

The CompassLearning web site serves as a customer resource for information about the software solutions.

SHIPMENT. Our periodicals are typically shipped second-class mail directly from the location at which they were printed. Teen Newsweek, however, is delivered by truck and/or air directly to United States Postal Service bulk mail centers to speed delivery. Our other print materials are typically delivered by fourth-class mail or, in some cases, by the United Parcel Service or other courier services. Since 1986, we have distributed Facts On File World News Digest through third parties, which provide electronic on-line delivery of databases to libraries and have paid these distributors a royalty for each subscription. Because we have now developed our own Internet delivery format, we expect our use of these distributors to decline.

COMPETITION

WEEKLY READER. Our primary competitors in the Pre K-12 classroom periodicals market are Scholastic Inc. and Time, Inc. These publishers together with Weekly Reader publish virtually the entire market of periodicals targeted for Pre K-12 classrooms. Scholastic Inc. publishes nine editions in the elementary school market and eight editions in the middle and secondary school market. Time, Inc. publishes three editions in the elementary school market and no editions in the middle and secondary school market. Competition in the school periodicals market is based primarily on content, price, reputation, and customer service.

In the elementary school periodicals market, we believe we have a competitive advantage over both our competitors with respect to grade appropriate content that has close ties to school curriculum.

In the secondary school periodicals market, our competitive strengths include content that has strong educational value and ties to school curriculum.

In skills books we compete with many large and small publishers, primarily on the basis of: subject matter expertise and price.

In sponsored supplemental educational materials, Lifetime Learning Systems competes primarily with Scholastic Inc., as well as with other regional competitors. Competition in this market is based on editorial quality, distribution capability and cost.

Lifetime Learning Systems' core competencies, which we believe give us a significant competitive advantage over our smaller competitors, include: the Weekly Reader brand recognition with our corporate sponsors; multiple media product development offerings; and broad distribution capabilities through both its own and Weekly Reader's distribution channels.

AGS. In the assessment area, our principal competitors are The Psychological Corporation, The Riverside Publishing Company and CTB/McGraw-Hill.

These companies focus mainly on norm referenced achievement tests, which are administered in large groups, while individually administered assessment tests, our target market, represent a secondary product line. We believe we are well positioned to compete successfully in both the individually administered assessment test market and the supplemental print instructional materials market based on our reputation, content and ability to reach the customer base.

In the individually administered assessment test market, where quality and reputation are the primary decision criteria, we have been providing market-leading materials for over 45 years.

We believe we are internationally recognized for publishing technically sound diagnostic assessments that are primarily used to identify strengths and weaknesses at the individual level. Because we believe none of our competitors has matched our depth in content, authorship and test instruction in speech/language assessments, we maintain a competitive advantage in the individually administered assessment test market.

COMPASSLEARNING. Within the electronic courseware market, we compete primarily with other providers of integrated curriculum software and, to a lesser extent, with independent software vendors and traditional print education publishers. Our primary competitors are: Plato Learning/Lightspan; NCS Learn; and Riverdeep.

Competition in the supplemental electronic instructional materials market is based primarily upon product effectiveness, design flexibility and relationships with customers. We believe we are competitive on all these factors. Our new Odyssey product recently won excellence awards from Technology and Learning magazine and is ahead of most of our competitors in its architecture, flexibility and curriculum depth/breadth.

WORLD ALMANAC. World Almanac Education Library Services is a niche player in the school and public library distribution business. Competitors range from full service distributors, such as Follet Library Resources and Baker & Taylor Corporation, to smaller ones such as Gumdrop Books, Inc. and Davidson Publishing, Inc. World Almanac Education Library Services competes with larger distributors by providing: more product information; better customer service; and a pre-screened selection of the season's titles.

Gareth Stevens, Inc. competes in the K-12 nonfiction and fiction-publishing segment of this market which is highly fragmented with many competitors ranging from small publishers that specialize in the library market to larger publishers that also sell into the trade market. Some of Gareth Stevens, Inc.'s larger competitors (and their library imprints or subsidiaries) include: Reed Elsevier (Heinemann Library, Raintree Steck Vaughn); Scholastic (Children's Press, Franklin Watts); The Gale Group (Lucent, Greenhaven, KidsHaven, Blackbirch); Capstone Publishing; Haights Cross (Chelsea House); Rosen Publishing Group (Rosen, Rosen Central, PowerKids Press); Lerner Publishing.

Competition in the electronic reference materials category is somewhat more concentrated. Some of the larger competitors in this category include: The Gale Group, Inc.; EBSCO Industries, Inc.; ProQuest, Inc.

Products sold to school and public libraries tend to be less price sensitive than in a consumer market. The World Almanac(R) and Book Of Facts competes primarily with the three other almanacs currently available: The
Time/Information Please Almanac; The New York Times Almanac; and Encyclopedia Britannica Almanac.

We believe that our almanac has a market share greater than 70% competition in all of these segments is primarily based on reputation and brand names of products, the length of time products have been on the market and the uniqueness of a product. We believe we have a competitive advantage with all these factors. Our competitors, however, have larger publishing organizations, and therefore are able to generate greater potential economies of scale than we can. Our larger competitors, which offer broader product lines, also provide more comprehensive shopping opportunities to library customers than we do with our narrower product focus.

PRODUCTION, FULFILLMENT AND CUSTOMER SERVICE

All of our print products are printed and bound by third parties with whom we have contracts. We believe that outside printing and binding services at competitive prices are available, and we currently use a different printer for each product line. Most of our pre-press production, typesetting, layout and design functions are conducted in-house, with the exception of American Guidance where most pre-press and product assembly is conducted by third-party vendors. Our non-print products, such as Lifetime Learning Systems, Inc.'s videos and CompassLearning's CD-ROMs, are produced internally and, if necessary, replicated by third parties. Some of World Almanac's divisions rely on internal production capabilities while others utilize third-party manufacturers.

The principal raw materials utilized in our products are paper and ink. Paper is purchased by Weekly Reader and several of World Almanac's divisions from both suppliers and printers directly based on pricing and, to a lesser extent, availability, while American Guidance purchases finished goods including paper components from the printers of its publications. Ink utilized by our publications is provided by the respective printers of our publications and included in the cost of print production. Both paper and ink are commodity products which are affected by demand, capacity and economic conditions. We believe that adequate sources of supply are, and will continue to be, available to fulfill our requirements.

Order processing, customer service, cash application, collection functions and fulfillment are typically performed at separate locations for each of our operating subsidiaries, including at: Delran, New Jersey for Weekly Reader; Circle Pines and Shoreview, Minnesota for AGS; Phoenix, Arizona, Springfield, Illinois and San Diego, California for CompassLearning; and Delran, New Jersey, Milwaukee, Wisconsin, New York, New York and Cleveland, Ohio for World Almanac.

However, fulfillment for some of World Almanac's products are conducted by third parties.

INTELLECTUAL PROPERTY

WEEKLY READER. Each printed periodical or skills book is copyrighted by Weekly Reader, including any materials written by freelance or third-party contract writers. Photographs or artwork used in our products are typically used pursuant to one-time licenses which grant us the right to use the photograph or artwork in the particular product and within the United States only. Some material from third parties is reprinted with permission for one-time use. Ownership of the intellectual property rights in the materials produced by Lifetime Learning Systems, Inc. are negotiated on a case-by-case basis with each sponsor.

AGS. Our tests, the accompanying score sheets and test record forms, and supplemental instructional materials are protected by copyrights. Some material from third parties is reprinted with permission. In addition, some products use registered trademarks.

COMPASSLEARNING. CompassLearning's computer software products are copyrighted by CompassLearning, but incorporate software under license from other entities, where needed. In addition, we periodically obtain permission to use excerpts of third-party materials on an ongoing basis in some of our products or obtain a license from these parties to act as a distributor of their products.

WORLD ALMANAC. World Almanac owns copyrights for each edition of The World Almanac(R) and Book Of Facts, The World Almanac For Kids, all Facts On File News Services products other than Editorials On File which consists of editorials reprinted with permission, all Gareth Stevens, Inc. books which are written in-house or commissioned, the Funk & Wagnalls Encyclopedia database and the World Almanac Education Library Services catalogs. World Almanac is typically a licensee of the content of the remainder of its products, other than products it solely distributes, in which it has no intellectual property rights.

ENVIRONMENTAL MATTERS

We are subject to environmental laws and regulations relating to the protection of the environment, including those that regulate the generation and disposal of hazardous materials and worker health and safety. We believe that we currently conduct our operations in substantial compliance with applicable environmental laws and regulations. Based on our experience to date, the nature of our operations and an environmental indemnity from PRIMEDIA delivered with the 1999 recapitalization transactions by which WRC Media acquired its interest in Weekly Reader and World Almanac, we believe that the future cost of compliance with existing environmental laws and regulations and liability for known environmental claims will not have a material adverse effect on our financial condition or results of operations.

EMPLOYEES

At December 31, 2003, we had a total of approximately 904 employees. None of our employees are represented by any union or other labor organization. We have had no recent strikes or work stoppages and believe our relations with our employees are good.

PART I.

ITEM 2.  PROPERTIES

The Company maintains its headquarters in the metropolitan New York area, where it leases approximately 35,000 square feet of space for executive offices and certain of its operating divisions. The Company is investigating consolidation and subleasing possibilities for more economic and efficient operation. In 2003, the Company entered into an agreement to sublease about 13,000 square feet of excess space in the headquarter location. The Company also leases an aggregate of approximately 420,000 square feet of office, warehouse and mixed use space in Connecticut, California, Arizona, Minnesota, Florida, New Jersey, Ohio, Illinois and Wisconsin.

The Company considers its properties adequate for its current needs. No difficulties are anticipated in negotiating lease renewals as leases expire or in finding other satisfactory space, if current premises become unavailable.

PART I.

ITEM 3.  LEGAL PROCEEDINGS

Various claims and lawsuits arising out of the normal course of business are pending against the Company. The results of these proceedings are not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

As previously disclosed in our Form 8-K filed with the SEC on December 15, 2003, the SEC is conducting a preliminary inquiry concerning the Company and has requested that the Company voluntarily provide the SEC with various documents. The Company cannot predict the final outcome of this inquiry at this time. The Company is cooperating fully with the SEC inquiry.

PART I.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

During the fourth quarter of the year covered by this report, no matter was submitted to the vote of security holders, through the solicitation of proxy or otherwise.

PART II.

ITEM 5.  MARKET FOR THE REGISTRANT'S SENIOR SUBORDINATED NOTES

The Company's 12.75% Senior Subordinated Notes are traded on the
Over-the-Counter Market under the symbol WRCMED.

PART II.

ITEM 6. SELECTED HISTORICAL FINANCIAL INFORMATION WRC MEDIA AND ITS SUBSIDIARIES

The Selected Historical Financial Information for the periods set forth in this
Item 6 has been revised to reflect the restatement. For a discussion of the restatement, see "Item 8. Consolidated Financial Statements--WRC Media Inc. and Subsidiaries--Note 23. Restatement." No information has been provided in this
Item 6 for 2001 or prior periods. The impact of the restatement on periods prior to 2002 has been reflected as an adjustment to beginning accumulated deficit as of January 1, 2002.

The following table presents selected historical consolidated financial information for WRC Media and its subsidiaries as of and for the years ended December 31, 2002 and 2003. The selected historical consolidated financial information presented in the table below is derived from the historical consolidated financial statements of WRC Media and its subsidiaries as of and for the years ended December 31, 2002 and 2003, which are included elsewhere in this report. The selected historical consolidated financial information does not purport to indicate results of operations as of any future date or for any future period. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-WRC Media and Subsidiaries," and the financial statements of WRC Media and its subsidiaries and the notes to them, included elsewhere in this report.

ITEM 6 SELECTED FINANCIAL DATA

                                                                           For the year ended     For the year ended
                                                                           December 31, 2002      December 31, 2003
                                                                           -----------------      -----------------
STATEMENT OF INCOME DATA:
SALES, NET                                                                      $ 207,831             $ 202,704
GROSS PROFIT                                                                      147,909               146,303
SALES AND MARKETING                                                                48,754                47,201
RESEARCH AND DEVELOPMENT                                                            1,728                 1,424
GENERAL AND ADMINISTRATIVE EXPENSES (a)                                            50,203                50,670
OTHER OPERATING COSTS:
   RESTRUCTURING COSTS AND OTHER NON-RECURRING EXPENSE (b)                          8,594                 1,018
   GOODWILL AND INTANGIBLE ASSET
   AMORTIZATION AND DEPRECIATION ( c )                                             21,999                21,301
INCOME (LOSS) FROM OPERATIONS                                                      16,631                24,689
INTEREST EXPENSE, NET                                                              29,844                29,159
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE (d)                            72,022                  --
NET LOSS                                                                          (98,558)               (7,774)
BALANCE SHEET DATA:
   (END OF YEAR)
WORKING CAPITAL (DEFICIT)                                                         (43,690)              (35,927)
TOTAL ASSETS                                                                      356,864               337,332
LONG TERM OBLIGATIONS (Long term debt, including current portion and
   Redeemable preferred stock)                                                    383,906               401,169
TOTAL STOCKHOLDERS' DEFICIT                                                      (143,755)             (169,572)
OTHER DATA:
   CAPITAL EXPENDITURES, including pre-publication costs                        $  11,146             $  10,408

----------
(a) General and administrative expenses comprise distribution, circulation and fulfillment, editorial and general and administrative expenses.

(b) For the year ended December 31, 2003 and 2002, $1,018 and $8,594 of restructuring costs and other non-recurring expense was recorded to account for the Company's 2002 Plan of Restructuring, respectively. The major integration and cost reduction initiatives included in the 2002 Plan of Restructuring consisted of: closure of facilities and a reduction in work force. One hundred and seven positions were eliminated throughout WRC Media. The workforce reduction involved each of the four operating units of the Company. For the year ended December 31, 2003, an additional $826 of restructuring costs was recorded, for $605 in lease costs adjustment due to updating assumptions used in determining the fair value of remaining lease obligations associated with facilities vacated in 2002 and additional severance in the amount of $221 related to an executive severed in 2002. As well, $192 of due diligence and other costs related to an acquisition that was not completed and is not expected to be completed in the foreseeable future.

(c) Includes depreciation of fixed assets, amortization of prepublication costs, goodwill, and other intangibles..

(d) On January 1, 2002, the Company adopted SFAS No. 142 for its goodwill and identifiable intangible assets. As a result, the Company recorded a transitional goodwill and indefinite lived intangible asset impairment charge of $72,022 at American Guidance Service, Inc. a subsidiary of Weekly Reader Corporation. This charge is reported as a cumulative effect of change in accounting principle, as of January 1, 2002, in the Consolidated Statements of Operations.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                                 WEEKLY READER

The Selected Historical Financial Information for the periods set forth in this
Item 6 has been revised to reflect the restatement. For a discussion of the restatement, see "Item 8. Consolidated Financial Statements--Weekly Reader Corporation and Subsidiaries--Note 18. Restatement." No information has been provided in this Item 6 for 2001 or prior periods. The impact of the restatement on periods prior to 2002 has been reflected as an adjustment to beginning accumulated deficit as of January 1, 2002.

The following table presents selected historical consolidated financial information for Weekly Reader and its subsidiaries as of and for the years ended December 31, 2002 and 2003. The selected historical consolidated financial information presented below is derived from the historical consolidated financial statements of Weekly Reader as of and for the years ended December 31, 2002 and 2003, which are included elsewhere in this report. The selected historical consolidated financial statements do not indicate results of operations as of any future date or for any future period. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Weekly Reader and Subsidiaries" and the financial statements and related notes to them included elsewhere in this report.

ITEM 6 SELECTED FINANCIAL DATA

                                                                        For the year ended    For the year ended
                                                                        December 31, 2002     December 31, 2003
                                                                        -----------------     -----------------
STATEMENT OF INCOME DATA:
SALES, NET                                                                  $ 155,013             $ 152,111
GROSS PROFIT                                                                  116,397               114,416
SALES AND MARKETING                                                            28,345                28,241
GENERAL AND ADMINISTRATIVE EXPENSES (a)                                        43,149                44,002
OTHER OPERATING COSTS:
     RESTRUCTURING COSTS AND OTHER NON-RECURRING EXPENSE (b)                    4,280                  (516)
        GOODWILL AND INTANGIBLE
     AMORTIZATION AND DEPRECIATION ( c )                                       11,041                11,808
INCOME FROM OPERATIONS                                                         29,582                30,881
INTEREST EXPENSE, NET                                                          28,849                28,091
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE (d)                        72,022                  --
NET INCOME (LOSS)                                                             (71,625)                2,042
BALANCE SHEET DATA:
   (END OF YEAR)
        WORKING CAPITAL (DEFICIT)                                             (15,826)               (3,810)
        TOTAL ASSETS                                                          143,039               138,879
        LONG TERM OBLIGATIONS (Long term debt, including current
        portion and Redeemable preferred stock)                               392,786               409,104
        TOTAL STOCKHOLDERS' DEFICIT                                          (310,428)             (321,241)
OTHER DATA:
        CAPITAL EXPENDITURES (including prepublication costs)               $  10,834             $   9,576

----------
(a) General and administrative expenses comprise distribution, circulation and fulfillment, editorial and general and administrative expenses.

(b) For the years ended December 31, 2003 and 2002 ($516) and $4,280 of restructuring costs and other non-recurring expense were recorded to account for the Company's 2002 Plan of Restructuring. The major integration and cost reduction initiatives included in the 2002 Plan of Restructuring consisted of: closure of facilities and a reduction in work force. Fifty-one positions were eliminated throughout Weekly Reader Corporation. The workforce reduction involved each of the three operating units of Weekly Reader Corporation. For the year ended December 31, 2003, an additional $516 of restructuring income was recorded, for a $516 lease cost income adjustment due to updating assumptions used in determining the fair value of remaining lease obligations associated with facilities vacated in 2002.

(c) Includes depreciation of fixed assets, amortization of prepublication costs, goodwill, and other intangibles.

(d) On January 1, 2002, the Company adopted SFAS No. 142 for its goodwill and identifiable intangible assets. As a result, the Company recorded a transitional goodwill and indefinite lived intangible asset impairment charge of $72,022 at American Guidance Service, Inc. a subsidiary of Weekly Reader Corporation. This charge is reported as a cumulative effect of a change in accounting principle as of January 1, 2002, in the Consolidated Statements of Operations.


PART II.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in this Item 7 has been revised to reflect the restatement. For a discussion of the restatement adjustments, see "Item 8. Consolidated Financial Statements--WRC Media Inc. and Subsidiaries--Note 23. Restatement" and "Item 8. Consolidated Financial Statements--Weekly Reader Corporation and Subsidiaries.--Note 18. Restatement." The Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in this Item 7 does not include any 2001 financial information, including for prior period comparison purposes. Because our originally issued 2001 financial statements were audited by Arthur Andersen LLP, an audit firm that has ceased operations, our 2001 restated financial statements are being reaudited by our independent auditors, Deloitte & Touche LLP.

The following discussion is intended to assist in understanding the financial condition as of December 31, 2003 of WRC Media Inc. ("WRC Media") and its subsidiaries, Weekly Reader Corporation and its subsidiaries, and their results of operations for the years ended December 31, 2002 and 2003. You should read the following discussion in conjunction with the Consolidated Financial Statements of WRC Media and its subsidiaries and Weekly Reader Corporation and its subsidiaries ("Weekly Reader") and the Notes thereto included in "Item 8. Consolidated Financial Statements." Unless the context otherwise requires, the terms "we," "our," and "us" refer to WRC Media and its subsidiaries. This discussion and analysis contains forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. These forward-looking statements are subject to risks, uncertainties and assumptions about us.

OVERVIEW

We are a leading publisher of supplemental education materials for the Pre K-12 education market. Our portfolio of products includes a broad range of both print and electronic supplemental instructional materials, testing and assessment products and library materials, several of which have been published for over 100 years. Weekly Reader is a leading publisher of classroom periodicals based on the 2002-2003 school year circulation of 7.0 million subscribers. In addition to our well-recognized classroom periodicals, such as Weekly Reader and Current Events, we publish distinct, grade-specific basic and life skills workbooks. AGS has been a leading publisher of individually administered and group testing and assessment products, and supplemental instructional materials for over 45 years. AGS's testing and assessment products are primarily for K-12 students and its supplemental instructional materials are primarily for low-performing students in middle and secondary schools. CompassLearning is a research-based technology learning solutions company that produces educational assessment, curriculum and management tools for grades Pre-K through 12, all of which are aligned to local, state and national standards. Offering more than 8,000 hours of interactive standards-based managed curriculum that inspires educators and students to explore and achieve success, CompassLearning has been serving the Pre-K to 12 market for over 30 years. World Almanac has been a leading publisher of reference and informational materials targeted to K-12 students, as well as other well-known general reference and informational materials, for over 130 years. World Almanac publishes well-known print reference materials, such as The World Almanac and Book Of Facts and nonfiction and fiction books for K-12 students under three Gareth Stevens imprints. In addition, World Almanac publishes electronic reference materials such as the Funk & Wagnalls Encyclopedia database and an Internet-based version of Facts On File World News Digest, which in its print version is World Almanac's leading subscription-based product. World Almanac also distributes third-party products that are targeted for K-12 students through its World Almanac Education Library Services ("WAELS") catalogs.

Our revenues consist primarily of: subscription revenues from our periodicals; revenues from sales of printed products including nonfiction and fiction books, workbooks, worktexts, reference materials and test preparation materials; computer courseware and hardware; professional development services; and technical support services.

Our operations are conducted primarily through the following four operating subsidiaries: Weekly Reader; American Guidance; World Almanac; and CompassLearning.

In 2001, the Company acquired ChildU, Inc. a provider of Internet-based educational services to both individual and institutional consumers. ChildU net revenue for the year ended December 31, 2003 was $7.9 million representing about 4% of WRC Media total revenues.

RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has restated its previously issued financial statements as of and for the year ended December 31, 2002. The Company is in the process of restating its December 31, 2001 financial statements. The restatement also affects periods prior to 2001. The impact of the restatement on periods prior to 2002 is reflected as an adjustment to the beginning accumulated deficit as of January 1, 2002. The restatement for 2002 is reported in this Current Report on Form 8-K and the restatement for 2001 and 2002 will be reported in our Annual Report on Form 10-K for the year ended December 31, 2003 when we file that Annual Report. The restatement (i) corrects certain of the Company's historical accounting policies to conform to GAAP and (ii) corrects certain errors made in the application of GAAP.

Throughout Management's Discussion and Analysis of Financial Condition and Results of Operations, all referenced amounts for prior periods and prior period comparisons reflect the balances and amounts on a restated basis.

All referenced amounts for 2003 are derived from the audited consolidated financial statements as of and for the year ended December 31, 2003 included in this filing and all referenced amounts for 2002 are derived from the audited restated consolidated financial statements as of and for the year ended December 31, 2002 included in this filing.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowances for doubtful accounts, reserves for sales returns and allowances and the recoverability of long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These form the basis of our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates, which would affect our reported results from operations. We believe the following is a description of the critical accounting policies and estimates used in the preparation of our consolidated financial statements.

REVENUE RECOGNITION

The Company's revenue recognition policies for its principal businesses are as follows:

o PERIODICALS - Revenue is deferred and recognized ratably over the subscription period, as the periodicals are delivered.

o EDUCATIONAL PUBLISHING - For shipments to schools, revenue is recognized on passage of title, which occurs upon shipment. Shipments to depositories are on consignment. Revenue is recognized based on reported shipments from the depositories to the schools. Likewise, shipments to the distributor of the World Almanac and Book Of Facts and the World Almanac For Kids books are treated similar to a consignment sale. Revenue is recognized based on reported shipments from the distributor to its customers (primarily retail book stores). For certain software-based product, the Company offers new customers installation and training. In such cases, revenue is recognized when installation and training are complete.

o REFERENCE AND TRADE - Revenue from the sale of children's books through the wholesale channel are recognized when books are shipped to wholesalers. Sales to school and public libraries made through the telemarketing preview channel are recorded upon return of unwanted preview product. Historically, the sale of children's books to bookstores and mass merchandisers primarily were recognized by the Company at the time of shipment, when title transfers to the customer and a reserve for estimated returns was established at the time of sale and recorded as a reduction to revenue. Actual returns were charged to the reserve as received. The Company delivered the books through a distributor to the bookstores and mass merchandisers under a distribution contract between its subsidiary, World Almanac Education Group, and a distributor at the time that the Company shipped its products to the distributor rather than at the time those products were resold by the distributor.

o EDUCATIONAL SOFTWARE AND RELATED PRODUCTS AND SERVICES - Software revenues are recognized in accordance with the provisions of Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. Under SOP 97-2, we recognize revenue for hardware and software sales upon shipment of the product, provided collection of the receivable is probable, payment is due within one year and the fee is fixed or determinable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. If significant post-delivery obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or acceptance has occurred. Revenue from service contracts, instruction and user training is recognized as the services are performed and post-contract support is recognized ratably over the related contract. Deferred revenue represents the Company's obligation to perform under signed contracts. For contracts with multiple elements (e.g., deliverable and undeliverable products, maintenance and other post-contract support), the Company allocates revenue to each undelivered element of the contract based on vendor specific objective evidence of its fair value, which is specific to the Company. The Company recognizes revenue allocated to delivered products on the residual method when the criteria for product revenue set forth above are met. Several of the Company's customers are subject to fiscal funding requirements. If the funding requirements are subject to governmental approval, the likelihood of cancellation is assessed. If the likelihood of cancellation is assessed as remote, revenue is recognized. If the likelihood of cancellation is assessed as other than remote, revenue is deferred. If the funding requirements are subject to non-governmental approval, revenue is deferred and recognized in accordance with the remaining provisions of SOP 97-2.

o LICENSING - Licensing revenue is recorded in accordance with royalty agreements at the time licensed materials are available to the licensee and collections are reasonably assured.

o ADVERTISING - Revenue is recognized when the periodicals are shipped and available to the subscribers.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Allowances for doubtful accounts are estimated losses resulting from our customers' failure to make required payments. The Company continually monitors collections from customers and provides a provision for estimated credit losses based upon historical experience. The Company aggressively pursues collection efforts on these overdue accounts and upon collection reverses the write-off in future periods. If future payments by our customers were to differ from our estimates, we may need to increase or decrease our allowances for doubtful accounts.

RESERVE FOR SALES RETURNS

Reserves for sales returns and allowances are primarily related to our printed publications. The Company estimates and maintains these reserves based primarily on its distributors' historical return practices and our actual return experience. If actual sales returns and allowances differ from the estimated return and allowance rates used, we may need to increase or decrease our reserve for sales returns and allowances.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically evaluates the recoverability of our long-lived assets, including property and equipment, and finite lived intangible assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or in connection with its annual financial review process. Our evaluations include analyses based on the undiscounted cash flows generated by the underlying assets, profitability information, including estimated future operating results and/or trends. If the value of the asset determined by these evaluations is less than its carrying amount, impairment is recognized for the difference between the fair value and the carrying value of the asset. Future adverse changes in market conditions or poor operating results of the related business may indicate an inability to recover the carrying value of the assets, thereby possibly requiring an impairment charge to the carrying value of the asset, in the future.

GOODWILL AND OTHER IDENTIFIED INTANGIBLE ASSETS

We test goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell or dispose of a reporting unit. Determining whether an impairment has occurred requires valuation of the respective reporting unit, which we estimate using a discounted cash flow methodology. In applying this methodology, we rely on a number of factors, including actual operating results, future business plans, economic projections and market data.

If this analysis indicates goodwill is impaired, measuring its impairment requires a fair value estimate of each identified tangible and intangible asset.

We test other identified intangible assets with defined useful lives and that are subject to amortization by comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. We test intangible assets with indefinite lives annually for impairment using a fair value methodology such as discounted cash flows.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The Company's contractual obligations and commercial commitments as of December 31, 2003 are as follows:

Contractual Obligations and Commercial Commitments

      Contractual                          Less than                                    After
      Obligation                Total        1 year      2-3 years     4-5 years       5 years
      ----------              --------     ---------     ---------     ---------      --------
Long-Term Debt                $275,678      $ 13,477      $110,201      $   --        $152,000

Operating Leases (net of
sub-lease income)               33,934         5,990        10,423         6,958        10,563

Employment
Obligations                      4,477         3,741           736          --            --

Other Long-Term
Obligations                    141,518          --            --            --         141,518
                              --------      --------      --------      --------      --------

Total Contractual
Cash Obligations              $455,607      $ 23,208      $121,360      $  6,958      $304,081
                              ========      ========      ========      ========      ========

        Other                  Total           Amount of Commitment Expiration Per Period
     Commercial               Amounts      Less than                                    After
     Commitments             Committed       1 year      2-3 years     4-5 years       5 years
     -----------             ---------     ---------     ---------     ---------      --------
Lines of Credit               $ 28,000      $   --        $ 28,000      $   --        $   --

Standby Letters
Of Credit                        2,000          --            --            --           2,000
                              --------      --------      --------      --------      --------

Total Contractual
Cash Obligations              $ 30,000      $   --        $ 28,000      $   --        $  2,000
                              ========      ========      ========      ========      ========

REVENUES

For the year ended December 31, 2003, WRC Media and its subsidiaries had net revenue of $202.7 million. On a separate company basis, for the year ended December 31, 2003, Weekly Reader (excluding American Guidance and World Almanac) had net revenue of $46.1 million, American Guidance had net revenue of $56.6 million, World Almanac had net revenue of $49.4 million, CompassLearning had net revenue of $42.7 million and ChildU had net revenue of $7.9 million.

Weekly Reader's revenues are derived from its own operations, including those of its subsidiary Lifetime Learning Systems, Inc., as well as from the operations of American Guidance and World Almanac. Weekly Reader, not including American Guidance or World Almanac, derives revenues from three primary sources: periodicals; skills books; and sponsored instructional materials published by its subsidiary, Lifetime Learning Systems, Inc. Weekly Reader's periodicals are sold as subscriptions, the great majority of which are for periods of twelve months or less, with a significant amount of each year's revenues coming from subscription renewals. Lifetime Learning Systems, Inc.'s sponsored supplemental educational materials are paid for by corporate, trade associations or not-for-profit sponsors and are distributed for free primarily to K-12 students.

American Guidance derives revenues from two product lines: testing and assessment products; and core-curriculum and supplemental instructional materials. Testing and assessment products are typically sold in kits containing the test, test record forms, easels used to administer the test, scoring sheets and a manual describing the proper use of the test. Each test uses a different test record form, which typically come in packages of 25 and must be purchased from American Guidance for as long as the school uses the test. Some tests are used for over 15 years. American Guidance's core-curriculum supplemental instructional materials are sold primarily to middle and secondary schools.

World Almanac derives revenues primarily from the sale of its reference and informational materials, including: printed products and electronic databases; nonfiction and fiction books; and the distribution of third-party products targeted for K-12 students.

Weekly Reader's subscriptions are recorded as deferred revenue when received and recognized as income over the term of the subscription, whereas sales of its other products, including sponsored instructional materials, skills books, tests and other supplemental instructional materials, are recognized as revenue upon shipment, net of an allowance for returns.

CompassLearning's revenues are derived from its: software products; professional development services; technical support services; and hardware sales.

Software products consist of electronic courseware, management system and assessment tools derived on a school's platform of choice including LAN, WAN and Internet access.

Professional development services generally consist of a specific number of days of training. Technical support service contracts are typically for one-year periods and are provided at varying levels, from telephone help-line services to priority systems engineer dispatching. CompassLearning's electronic courseware customers purchase, on average, six days of professional development services and a one-year technical support contract for help-line and systems engineer services in connection with their software purchases. These service contracts are frequently renewed following the expiration of the initial service period, with approximately 58% of technical support and approximately 19% of professional development contract dollars for the year ended December 31, 2003 coming from renewal contracts. CompassLearning's services revenues, particularly those attributable to renewals of existing services contracts, have been decreasing recently as a result of: the improved quality of our software products, which require less technical support; and more customers supplying their own training and support services through in-house expertise.

Professional development services revenue is recognized as the services are performed and technical support services revenue is recognized ratably over the related contract.

CompassLearning's hardware business revenues are generally derived from reselling hardware to customers who request that CompassLearning provide a package of software and hardware. Currently, CompassLearning is a reseller for Apple, Gateway and Dell computers in order to accommodate requests by customers for complete hardware and software solutions. Revenues from sales of hardware are typically recognized upon shipment.

OPERATING COSTS AND EXPENSES

For Weekly Reader, operating costs and expenses are comprised primarily of: cost of goods sold; sales and marketing; distribution, circulation and fulfillment; editorial; general and administrative expenses; corporate overhead costs; and depreciation and amortization.

Weekly Reader's cost of goods sold for its products consist primarily of paper, printing, binding costs, freight and royalty costs. Sales and marketing expenses are typically for employees and direct marketing costs including: postage; paper; printing; advertising; mailing list rental fees; and telemarketing costs.

Distribution, circulation and fulfillment expenses are typically for postage, internal and third-party fulfillment, warehousing, shipping and customer service.

Weekly Reader's editorial costs consist of expenses incurred for employees as well as third-party contractors, such as development houses and freelancers, net of capitalization.

General and administrative expenses consist primarily of: salaries and fringe benefits for executives as well as for finance, information technology, purchasing, facilities and human resources employees and related departmental costs; information technology expenses, other than salaries; and real estate expenses. General and administrative expenses also include corporate overhead expense including costs for: amounts allocated as corporate overhead by WRC Media for services and administrative functions shared with WRC Media's other operating companies, including, but not limited to: executive management costs; real estate expenses; and third-party costs.

CompassLearning's operating costs and expenses consist primarily of: cost of products sold; sales and marketing; research and development; and general and administrative expenses.

Sales and marketing expenses are the largest component of operating costs and expenses and consist primarily of direct sales force expenses, primarily compensation, sales commissions and travel and entertainment as well as expenses for promotional activities.

Cost of products sold consist primarily of: production and packaging costs and royalty expenses; salaries and related costs of employees providing professional development services and technical support services for CompassLearning's services business; and the cost to CompassLearning to purchase the hardware for resale, as well as the internal cost to support this line of business.

Research and development costs consist primarily of salaries and related costs of employees, as well as temporary staff hired as needed. Beginning in 2002, certain software development costs related to the CompassLearning / ChildU co-developed Odyssey on-line software product were capitalized. For the year ended December 31, 2003 capitalized software development costs associated with the Odyssey on-line software product approximated $4.8 million.

Consolidated Results of Operations For the year ended December 31, 2003-- WRC Media Inc. and Subsidiaries

The results of operations of WRC Media and its subsidiaries encompass the operations of Weekly Reader and its subsidiaries, including AGS and World Almanac, CompassLearning, and ChildU, Inc. ("ChildU"). The results of operations of WRC Media and its subsidiaries should be read together with the separate discussion of the results of operations of Weekly Reader.

In analyzing WRC Media's results for the years ended December 31, 2002 and 2003, the seasonal nature of WRC Media's business should be considered. As a result of seasonality, approximately 20% of WRC Media's publication and related service revenues usually occur in its first quarter, 20% in its second quarter, and 60% in the third and fourth quarters combined. However, unlike this revenue stream, many of WRC Media's expenses are incurred evenly throughout the year.

                                                                         Years Ended December 31,
                                                                       2002                        2003
                                                            -------------------------   -------------------------
                                                            Amount   % of Net Revenue   Amount   % of Net Revenue
                                                            ------   ----------------   ------   ----------------
                                                                         (Dollars in millions)
Revenue, net                                                $207.8         100.0%       $202.7         100.0%
Cost of goods sold                                            59.9          28.8%         56.4          27.8%
                                                            ------          ----        ------          ----
Gross profit                                                 147.9          71.2%        146.3          72.2%
Costs and expenses:
        Sales and marketing                                   48.8          23.5%         47.2          23.3%
        Research and development                               1.7           0.8%          1.4           0.7%
        Distribution, circulation and fulfillment             14.0           6.7%         14.6           7.2%
        Editorial                                             10.8           5.2%         10.4           5.1%
        General and administrative                            25.4          12.2%         25.7          12.7%
        Restructuring costs and other non-recurring            8.6           4.2%          1.0           0.5%
        expenses
        Depreciation                                           3.0           1.5%          2.2           1.1%
        Amortization of intangible assets                     19.0           9.1%         19.1           9.4%
                                                            ------          ----        ------          ----
                                                             131.3          63.2%        121.6          60.0%
                                                            ------          ----        ------          ----

Income from operations                                        16.6           8.0%         24.7          12.2%
                                                            ------          ----        ------          ----
Interest expense, including amortization
of deferred financing costs                                  (29.8)        (14.3%)       (29.1)        (14.4%)
Loss on investments                                           (3.1)         (1.5%)        --             0.0%
Other income (expense), net                                    0.7           0.3%         (1.2)         (0.6%)
                                                            ------          ----        ------          ----
Loss before income tax provision and cumulative effect
of change in accounting principle                            (15.6)         (7.5%)        (5.6)         (2.8%)

Income tax provision                                          11.0           5.3%          2.2           1.0%
                                                            ------          ----        ------          ----
Loss before cumulative effect of change
     in accounting principle                                 (26.6)        (12.8%)        (7.8)         (3.8%)
Cumulative effect of change in accounting principle          (72.0)        (34.6%)        --             0.0%
                                                            ------          ----        ------          ----
Net loss                                                    $(98.6)        (47.4%)      $ (7.8)         (3.8%)
                                                            ======         =====        ======          ====

        Adjusted EBITDA (a)                                 $ 47.1          22.7%       $ 48.6          24.0%
                                                            ======          ====        ======          ====

----------
(a) Adjusted EBITDA represents (loss) before interest expense, taxes, depreciation, amortization and other (income) charges including restructuring costs of $8.6 million for the year ended December 31, 2002 and restructuring costs and other non-recurring expenses of $1.0 million for the year ended December 31, 2003. Adjusted EBITDA data is a non-GAAP measure and is included in our discussion because we believe that this information may be considered by investors as an additional basis on which to evaluate WRC Media's performance. Because all companies do not calculate Adjusted EBITDA identically, the presentation of Adjusted EBITDA in this report is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is not intended to represent cash flow from operating activities and should not be considered an alternative to net income or loss (as determined in conformity with GAAP) as an indicator of our operating performance or to cash flow as a measure of liquidity. It is presented herein as we evaluate and measure each business unit's performance based on their Adjusted EBITDA results. We also use Adjusted EBITDA to evaluate management performance. Adjusted EBITDA may not be available for our discretionary use as there are requirements to repay debt, among other payments.

WRC Media analyzes its revenues, expenses and operating results on a percentage of net revenue basis. The following table sets forth, for the periods indicated, consolidated statements of operations data for WRC Media and its subsidiaries, expressed in millions of dollars and as a percentage of net revenue.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenue, net. For the year ended December 31, 2003, net revenue decreased $5.1 million, or 2.5%, to $202.7 million from $207.8 million in 2002. This decrease was primarily due to a decrease in net revenue at CompassLearning of $7.8 million, or 15.4%, to $42.7 million from $50.5 million in 2002 combined with a decrease in net revenue at Weekly Reader of $2.9 million, or 1.9%, to $152.1 million from $155.0 million in 2002. These revenue decreases were partially offset by net revenue at ChildU. ChildU net revenue increased by $5.6 million, or 243.5%, to $7.9 million from $2.3 million in 2002. This increase in revenue was driven by greater revenue from ChildU's on-line software products.

The decrease in net revenue at Weekly Reader was primarily due to (1) a decrease in net revenue at World Almanac of $3.2 million, or 6.1% to $49.4 million from $52.6 million in 2002 primarily as a result of lower net revenue of $1.7 million or 7.4% at WAE Library Services and $1.3 million or 8.2%, where at Gareth Stevens, due in part to state budget deficits, which have directly impacted catalog channel at WAE Library Services and the telemarketing and wholesale channel sales at Gareth Stevens; (2) a decrease in net revenue at AGS of $1.3 million, or 2.2%, to $56.6 from $57.9 million in 2002 curriculum revenue decreased $2.8 million, partially offset by higher Assessment revenue of $1.5 million; partially offset by (3) an increase in net revenue at Weekly Reader, not including World Almanac and AGS, of $1.6 million, or 3.6%, to $46.1 million from $44.5 million in 2002. This increase was primarily attributable to higher revenue at Lifetime Learning Systems, Inc., a subsidiary of Weekly Reader as a result of increased sponsored supplemental educational material shipments of $2.6 million; increased licensing revenue of $0.5 million due to higher net revenue from the QVC channel; partially offset by a decline in periodical circulation revenue of $1.5 million due to the challenging K-12 funding environment.

For the twelve months ended December 31, 2003, CompassLearning net revenue decreased $7.8 million or 15.4% to $42.7 million from $50.5 million in 2002. This decrease was primarily due to (1) a decrease in software revenue of $5.5 million, or 21.2%, to $20.5 million from $26.0 million in 2002, (2) a decrease in service revenue from technical support of $1.1 million, or 8.1%, to $12.4 million from $13.5 million in 2002, (3) a decrease in professional development revenue of $0.7 million, or 7.1%, to $9.1 million from $9.8 million in 2002 and
(4) a decrease in hardware revenue of $0.5 million, or 41.7%, to $0.7 million from $1.2 million in 2002. Together with ChildU, total revenue from sales of educational software products increased $0.1 million from $28.3 million to $28.4 million.

The K-12 funding environment continues to be impacted by growing state budget deficits, which have been causing reductions in state and local educational spending, including spending on supplemental educational materials. While we believe WRC Media will benefit from the provisions in the Federal No Child Left Behind Act (the "NCLB Act"), most of the increase in Federal educational funding in 2003 was offset by lower state and local education funding in 2003. Although we expect that Federal educational funding will increase in 2004 as a result of the NCLB Act, we do not believe this funding improvement will be sufficient to offset cuts in state and local education funding. These cuts and delayed purchases have negatively affected our top-line net revenue and may continue to affect our top-line performance at least through the first half of fiscal year 2004. The uncertainty in the current operating environment makes it difficult to forecast future results.

Gross profit. For the year ended December 31, 2003, gross profit decreased by $1.6 million or 1.1%, to $146.3 million from $147.9 million in 2002. This decrease was due to the revenue decrease discussed above. At CompassLearning gross profit decreased $4.8 million, or 16.0%, to $25.2 million from $30.0 million in 2002 driven by lower software revenue. Gross margin at CompassLearning as a percent of revenue decreased to 59.0% in 2003 from 59.4% in 2002. At ChildU, gross profit increased $5.2 million, or 346.7%, to $6.7 million from $1.5 million in 2002 primarily due to the higher revenue discussed above. Gross profit at Weekly Reader decreased $2.0 million or 1.7% to $114.4 million for the year ended December 31, 2003 from $116.4 million in 2002 primarily as a result of (1) a decrease in gross profit at World Almanac of $2.6 million, or 7.2%, to $33.5 million from $36.1 million in 2002. Gross profit at World Almanac as a percent of revenue decreased to 67.8% from 68.6% in 2002 mainly due to a change in product mix; (2) a decrease in gross profit at AGS of $0.6 million, or 1.4% to $43.5 million from $44.1 million in 2002 driven by the AGS volume decrease described above partially offset by an increase in gross profit as a percent of revenue to 76.9% from 76.2% partially offset by (3) an increase in gross profit at Weekly Reader, not including AGS and World Almanac of $1.2 million, or 3.3%, to $37.4 million from $36.2 million in 2002. Overall, WRC Media consolidated gross profit as a percent of revenue increased slightly to 72.2% for the year ended December 31, 2003 from 71.2% in 2002 mainly due to the change in sales mix discussed above.

Costs and expenses. For the year ended December 31, 2003, operating costs and expenses decreased by $9.7 million, or 7.4%, to $121.6 million from $131.3 million in 2002. Costs and expenses as a percentage of net revenue decreased to 60.0% from 63.2% in 2002. This decrease was primarily the result of: (i) $7.6 million or 88.4% decrease in restructuring and other non-recurring charges; (ii) lower sales and marketing expense of $1.6 million or 3.3% due in part to the lower revenue discussed above resulting in lower variable sales and marketing expenses such as sales commissions; (iii) lower depreciation of $0.8 million partially offset by higher amortization of intangibles of $0.1 million: partially offset by (iv) higher general and administrative expense of $0.3 million primarily due to higher professional fees of $1.1 million due to legal matters, an SEC inquiry and increased audit fees, higher recruiting fees of $0.5 million related to management changes and higher employee severance costs of $0.4 million partially offset by a reduction of rent expense of $1.8 million through the consolidation of facilities.

Income from operations. For the year ended December 31, 2003, income from operations increased by $8.1 million, or 48.8%, to $24.7 million from $16.6 million in 2002. This increase was primarily due to lower gross profit offset by lower costs and expenses described above.

Interest expense, including amortization of deferred financing costs. For the year ended December 31, 2003, interest expense decreased by $0.7 million, or 2.3%, to $29.1 million from $29.8 million in 2002 and interest expense as a percentage of net revenue increased slightly to 14.4% from 14.3% in 2002.

Loss on investments. During the year ended December 31, 2002 the Company recorded a loss on investment of $3.1 million. The loss in the prior period related to equity losses attributable to WRC Media's minority investment in ThinkBox, Inc. There were no losses on investments during the 2003 period.

Other income (expense), net. For the year ended December 31, 2003, other income (expense), net decreased $1.9 million or 271.4% to ($1.2) million expense from $0.7 income 2002. This decrease was primarily driven by a $1.7 million gain from hedging transactions in the 2002 period.

Income tax provision. For the year ended December 31, 2003, the provision for income taxes decreased by $8.8 million or 80.0% to an income tax provision of $2.2 million from a provision for income taxes of $11.0 million for the same period in 2002. The Company recorded non-cash deferred income tax expense of $8.7 million on January 1, 2002 and $2.0 million during the years ended December 31, 2002 and 2003, which would not have been required prior to the adoption of SFAS 142. The non-cash charge of $8.7 million on January 1, 2002 was recorded to increase the valuation allowance related to the Company's net operating losses. As a result of the adoption of SFAS 142, book amortization will not occur during the carry-forward period of the operating losses. In addition, since book amortization of tax-deductible goodwill and trademarks ceased on January 1, 2002, the Company will have deferred tax liabilities that will arise each year because the taxable temporary differences related to the amortization of these assets will not reverse prior to the expiration period of the Company's deductible temporary differences unless the related assets are sold or an impairment of the assets is recorded.

Net loss. For the year ended December 31, 2003, net loss decreased by $90.8 million, or 92.1%, to $7.8 million from $98.6 million in 2002 primarily due to the charges of the $72.0 million non-cash impairment charge recorded as a cumulative effect of a change in accounting principle, $8.8 million of non-cash tax provision, due to the Company's adoption of SFAS No. 142 described above. Net loss as a percentage of net revenue decreased to negative 3.8% from negative 47.4% in 2002.

Adjusted EBITDA. For the year ended December 31, 2003, Adjusted EBITDA increased $1.5 million, or 3.2%, to $48.6 million from $47.1 million for the same period in 2002. This decrease is primarily attributable to the factors described above. Adjusted EBITDA represents (loss) before interest expense, taxes, depreciation, amortization and other (income) charges including restructuring costs of $8.6 million for the year ended December 31, 2002 and restructuring costs and other non-recurring expenses of $1.0 million for the year ended December 31, 2003. Adjusted EBITDA data is a non-GAAP measure and is included in our discussion because we believe that this information may be considered by investors as an additional basis on which to evaluate WRC Media's performance. Because all companies do not calculate Adjusted EBITDA identically, the presentation of Adjusted EBITDA in this report is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is not intended to represent cash flow from operating activities and should not be considered an alternative to net income or loss (as determined in conformity with GAAP) as an indicator of our operating performance or to cash flow as a measure of liquidity. It is presented herein as we evaluate and measure each business unit's performance based on their Adjusted EBITDA results. We also use Adjusted EBITDA to evaluate management performance. Adjusted EBITDA may not be available for our discretionary use as there are requirements to repay debt, among other payments. As of December 31, 2003, there were $118.7 million senior secured term loans under the senior credit facilities, of which Adjusted EBITDA as defined in the credit agreement is utilized in for assessing compliance with the financial covenants of the agreement. If either of the covenants was to be violated, the debt would become callable which could adversely affect the Company's financial condition and liquidity. The reconciliation of Adjusted EBITDA to net loss is as follows:

                                                    For the years ended December 31,
Adjusted EBITDA reconciliation to Net Loss                 2002           2003
                                                         --------       --------
     Net Loss                                            $(98,558)      $ (7,774)
     Non-Cash Expenses                                       --              300
     Depreciation and amortization of intangibles**        24,213         23,769
     Income taxes                                          10,980          2,151
     Interest expense                                      29,844         29,159
     Cumulative effect of change in accounting             72,022           --
     principle
     Restructuring costs                                    8,594            826
     Non-recurring expenses                                  --              192
                                                         --------       --------
Adjusted EBITDA                                          $ 47,095       $ 48,623
                                                         ========       ========

----------
** Amount includes amortization of capitalized software costs of $2,214 and $2,468 for 2002 and 2003, respectively which are included in operating costs and expenses above.

Results of Operations For the year ended December 31, 2003 -- Weekly Reader Corporation and Subsidiaries

The following table sets forth, for the periods indicated, combined statements of operations data for Weekly Reader and its subsidiaries expressed in millions of dollars and as a percentage of net sales.

                                                                      Years Ended December 31,
                                                                   2002                        2003
                                                         -------------------------   -------------------------
                                                         Amount   % of Net Revenue   Amount   % of Net Revenue
                                                         ------   ----------------   ------   ----------------
                                                                      (Dollars in millions)
Revenue, net                                             $155.0         100.0%       $152.1         100.0%
Cost of goods sold                                         38.6          24.9%         37.7          24.8%
                                                         ------          ----        ------          ----
Gross profit                                              116.4          75.1%        114.4          75.2%
Costs and expenses:
        Sales and marketing                                28.3          18.3%         28.2          18.6%
        Distribution, circulation and fulfillment          14.0           9.0%         14.6           9.6%
        Editorial                                          10.9           7.0%         10.4           6.8%
        General and administrative                         18.3          11.8%         19.0          12.5%
        Restructuring costs                                 4.3           2.8%         (0.5)         (0.3%)
        Depreciation                                        1.9           1.2%          1.7           1.1%
        Amortization of intangible assets                   9.1           5.9%         10.1           6.6%
                                                         ------          ----        ------          ----
                                                           86.8          56.0%         83.5          54.9%
                                                         ------          ----        ------          ----

Income from operations                                     29.6          19.1%         30.9          20.3%

Interest expense                                          (28.8)        (18.6%)       (28.1)        (18.5%)
Other income (expense), net                                 1.7           1.1%         (0.2)         (0.1%)
                                                         ------          ----        ------          ----

Loss before income tax provision and cumulative
effect of change in accounting principle                    2.5           1.6%          2.6           1.7%

Income tax provision                                        2.1           1.3%          0.6           0.4%
                                                         ------          ----        ------          ----
(Loss) income before cumulative effect of change
   in accounting principle                                  0.4           0.3%          2.0           1.3%
Cumulative effect of change in accounting principle       (72.0)        (46.5%)        --             0.0%
                                                         ------          ----        ------          ----
Net (loss) income                                        $(71.6)        (46.2%)      $  2.0           1.3%
                                                         ======         =====        ======           ===

        Adjusted EBITDA(a)                               $ 46.7          30.1%       $ 42.0          27.6%
                                                         ======          ====        ======          ====

----------
(a) Adjusted EBITDA represents (loss) before interest expense, taxes, depreciation, amortization and other (income) charges including restructuring costs of $4.3 million for the year ended December 31, 2002 and of ($0.5) million for the year ended December 31, 2003. Adjusted EBITDA data is a non-GAAP measure and is included in our discussion because we believe that this information may be considered by investors as an additional basis on which to evaluate WRC Media's performance. Because all companies do not calculate Adjusted EBITDA identically, the presentation of Adjusted EBITDA in this report is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is not intended to represent cash flow from operating activities and should not be considered an alternative to net income or loss (as determined in conformity with GAAP) as an indicator of our operating performance or to cash flow as a measure of liquidity. It is presented herein as we evaluate and measure each business unit's performance based on their Adjusted EBITDA results. We also use Adjusted EBITDA to evaluate management performance. Adjusted EBITDA may not be available for our discretionary use as there are requirements to repay debt, among other payments.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenue, net. For the year ended December 31, 2003, net revenue decreased $2.9 million, or 1.9%, to $152.1 million from $155.0 million in 2002. The decrease in sales at Weekly Reader was primarily due to a decrease in sales at World Almanac of $3.2 million, or 6.1% to $49.4 million from $52.6 million in 2002, a decrease in sales at AGS of $1.3 million, or 2.2%, to $56.6 from $57.9 million in 2002, partially offset by an increase in sales at Weekly Reader, not including World Almanac and AGS, of $1.6 million, or 3.6%, to $46.1 million from $44.5 million in 2002.

The decrease in net revenue at Weekly Reader was primarily due to (1) a decrease in net revenue at World Almanac of $3.2 million, or 6.1% to $49.4 million from $52.6 million in 2002 primarily as a result of lower net revenue of $1.7 million or 7.4% at WAE Library Services and $1.3 million or 8.2%, where at Gareth Stevens, due in part to state budget deficits, which have directly impacted catalog channel at WAE Library Services and the telemarketing and wholesale channel sales at Gareth Stevens; (2) a decrease in net revenue at AGS of $1.3 million, or 2.2%, to $56.6 from $57.9 million in 2002 curriculum revenue decreased $2.8 million, partially offset by higher Assessment revenue of $1.5 million; partially offset by (3) an increase in net revenue at Weekly Reader, not including World Almanac and AGS, of $1.6 million, or 3.6%, to $46.1 million from $44.5 million in 2002. This increase was primarily attributable to higher revenue at Lifetime Learning Systems, Inc., a subsidiary of Weekly Reader as a result of increased sponsored supplemental educational material shipments of $2.6 million; increased licensing revenue of $0.5 million due to higher net revenue from the QVC channel; partially offset by a decline in periodical circulation revenue of $1.5 million due to the challenging K-12 funding environment.

The K-12 funding environment continues to be impacted by growing state budget deficits, which have been causing reductions in state and local educational spending, including spending on supplemental educational materials. While we believe WRC Media will benefit from the provisions in the Federal No Child Left Behind Act (the "NCLB Act"), most of the increase in Federal educational funding in 2003 was offset by lower state and local education funding in 2003. Although we expect that Federal educational funding will increase in 2004 as a result of the NCLB Act, we do not believe this funding improvement will be sufficient to offset cuts in state and local education funding. These cuts and delayed purchases have negatively affected our top-line net revenue and may continue to affect our top-line performance at least through the first half of fiscal year 2004. The uncertainty in the current operating environment makes it difficult to forecast future results.

Gross profit. For the year ended December 31, 2003 gross profit at Weekly Reader decreased $2.0 million or 1.7% to $114.4 million from $116.4 million in 2002 primarily as a result of (1) a decrease in gross profit at World Almanac of $2.6 million, or 7.2%, to $33.5 million from $36.1 million in 2002. Gross profit at World Almanac as a percent of revenue decreased to 67.8% from 68.6% in 2002 mainly due to a change in product mix; (2) a decrease in gross profit at AGS of $0.6 million, or 1.4% to $43.5 million from $44.1 million in 2002 driven by the AGS volume decrease described above partially offset by an increase in gross profit as a per cent of revenue to 76.9% from 76.2% partially offset by (3) an increase in gross profit at Weekly Reader, not including AGS and World Almanac of $1.2 million, or 3.3%, to $37.4 million from $36.2 million in 2002. Gross profit as a percentage of sales increased slightly to 75.2% for the year ended December 31, 2003 from 75.1% in 2002.

Costs and expenses. For the year ended December 31, 2003, operating costs and expenses decreased $3.3 million, or 3.8%, to $83.5 million from $86.8 million in 2002. Cost and expenses as a percentage of net revenue decreased to 54.9% from 56.0% in 2002. This decrease in costs and expenses was primarily driven by; (i) a decrease in restructuring costs of $4.8 million or 111.6%; (ii) a decrease in editorial costs of $0.5 million or 4.6%; partially offset by (iii) a increase in general and administrative costs of $0.7 million or 3.8%; (iv) an increase in amortization of intangible assets of $1.0 million or 11.0%; and (v) an increase in distribution, circulation and fulfillment costs of $0.6 million or 4.3%. Restructuring costs decreased due to $4.3 million in expense recorded in 2002 related to the "2002 Plan of Restructuring" compared to the $0.5 million in income related to adjustments for updated assumptions of the original plan primarily for lease termination costs. The increase in general and administrative expenses primarily related to the partial allocation of the separation reserve of $1.1 million for a senior executive, the allocation of higher professional fees of $0.2 million due to legal matters, a SEC inquiry and increased audit fees, and the allocation of higher recruiting fees of $0.4 million related to management changes offset by a reduction of rent expense of $0.4 million through consolidation of facilities and $0.6 million reduction of fixed overhead costs. The increase in amortization of intangible assets primarily relates to increased investment in pre-publication costs related to ongoing investment in product development.

Income from operations. For the year ended December 31, 2003, income from operations increased by $1.3 million, or 4.4%, to $30.9 million from $29.6 million for the same period in 2002 for the reasons described above. Income from operations as a percentage of net revenue increased to 20.3% from 19.1% for the same period in 2002. This increase was primarily due to the factors described above.

Interest expense. For the year ended December 31, 2003, interest expense decreased by $0.7 million, or 2.4%, to $28.1 million from $28.8 million for the same period in 2002. Interest expense as a percentage of net revenue decreased to 18.5% from 18.6% for the same period in 2002.

Income tax provision. For the year ended December 31, 2003, the provision for income taxes decreased by $1.5 million, or 71.4%, to $0.6 million from $2.1 million for the same period in 2002. Weekly Reader recorded non-cash deferred income tax expense of approximately $1.4 million on January 1, 2002 related to the adoption of SFAS 142. The non-cash charge of $1.4 million on January 1, 2002 was recorded to increase the valuation allowance related to the deferred tax asset associated with Weekly Reader's net operating losses. Historically, Weekly Reader did not need a valuation allowance for the portion of its net operating loss equal to the excess of tax over book amortization on tax-deductible goodwill and trademarks since the liability was expected to reverse during the carryforward period of the net operating losses. As a result of the adoption of SFAS 142, the timing of the reversal of this liability is indefinite and can no longer be offset by Weekly Reader's net operating loss carryforwards. While book amortization of tax-deductible goodwill and trademarks ceased on January 1, 2002, Weekly Reader will continue to amortize these assets for tax purposes. As a result, Weekly Reader will have deferred tax liabilities that will arise each quarter because the taxable temporary differences related to the amortization of these assets will not reverse prior to the expiration period of Weekly Reader's deductible temporary differences unless the related assets are sold or an impairment of the assets is recorded. Accordingly, Weekly Reader recorded non-cash deferred income tax expense of $0.6 million for each of the year ended December 31, 2002 and 2003.

Net (loss) income. For the year ended December 31, 2003, net income increased by $73.6 million to net income of $2.0 million from a net loss of $71.6 million for the same period in 2002 primarily due to the non-cash charges of $72.0 million non-cash impairment charges recorded as a cumulative effect of a change in accounting principle, $1.4 million of non-cash income tax provision resulting from the Company's adoption of SFAS No. 142 as described above. Net (loss) income as a percentage of net revenue improved to 1.3% from negative 46.2% for the same period in 2002.

Adjusted EBITDA. For the year ended December 31, 2003, Adjusted EBITDA decreased $4.7 million, or 10.1%, to $42.0 million from $46.7 million for the same period in 2002. This decrease is primarily attributable to the factors described above. Adjusted EBITDA represents (loss) before interest expense, taxes, depreciation, amortization and other (income) charges including restructuring costs of $4.3 million for the year ended December 31, 2002 and a restructuring income adjustment of ($0.5) million for the year ended December 31, 2003. Adjusted EBITDA data is a non-GAAP measure and is included in our discussion because we believe that this information may be considered by investors as an additional basis on which to evaluate WRC Media's performance. Because all companies do not calculate Adjusted EBITDA identically, the presentation of Adjusted EBITDA in this report is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is not intended to represent cash flow from operating activities and should not be considered an alternative to net income or loss (as determined in conformity with GAAP) as an indicator of our operating performance or to cash flow as a measure of liquidity. It is presented herein as we evaluate and measure each business unit's performance based on their Adjusted EBITDA results. We also use Adjusted EBITDA to evaluate management performance. Adjusted EBITDA may not be available for our discretionary use as there are requirements to repay debt, among other payments. The reconciliation of Adjusted EBITDA our net (loss) income is as follows:

                                                        For the years ended December 31,
Adjusted EBITDA reconciliation to Net (Loss) Income           2002           2003
                                                            --------       --------
   Net (Loss ) Income                                       $(71,625)      $  2,040
   Depreciation and amortization of intangibles               11,041         11,808
   Income taxes                                                2,101            552
   Interest expense                                           28,849         28,091
   Cumulative effect of change in accounting principle        72,022           --
   Restructuring costs                                         4,280           (516)
                                                            --------       --------
Adjusted EBITDA                                             $ 46,668       $ 41,975
                                                            ========       ========

LIQUIDITY AND CAPITAL RESOURCES

General

At December 31, 2003 WRC Media's sources of cash were its (1) operating subsidiaries, Weekly Reader Corporation, CompassLearning, Inc., and ChildU, Inc. and (2) a $30.0 million revolving credit facility, of which the Company had agreed as of December 30, 2003, to borrow no more than $26.0 million. As of December 31, 2003, $5.0 million of the revolving credit facility had been drawn down at an interest rate that approximated 6.5%. Additionally, the Company has a stand-by letter of credit, renewable annually, in the amount of $2.0 million, which serves as security for a real estate lease entered into by the Company. While this letter of credit is in effect, it reduces available borrowing under the revolving credit facility by $2.0 million.

For the January through June time period, WRC Media and its subsidiaries usually experience negative cash flow due to the seasonality of its business. As a result of this business cycle, borrowings usually increase during the period January through June time period, and borrowings generally will be at its lowest point in the fourth quarter.

Prior to the refinancing discussed below, our senior secured credit agreement (the "First-Lien Facility") consisted of a $30.0 million revolving credit facility with a maturity of November 17, 2005, of which we had agreed as of December 30, 2003 not to borrow more than $26.0 million, a $31.0 million amortizing term loan A facility with a maturity of November 17, 2005, a $100.0 million amortizing term loan B facility with a maturity of November 17, 2006 and a $10.0 million amortizing additional term loan A facility with a maturity of November 17, 2006. As of December 31, 2003, there were $118.7 million in aggregate principal amount of term loans outstanding under the First-Lien Facility. The terms of our First-Lien Facility required us on an ongoing basis to meet certain financial covenants, including a maximum leverage ratio covenant and a minimum fixed charge coverage ratio covenant. Compliance with these covenants was measured as of the last day of each fiscal quarter. Each ratio became more stringent periodically during the fiscal year ended December 31, 2003 and through March 31, 2004. With respect to the fourth quarter ended December 31, 2003, we were required to have a leverage ratio no greater than 5.00:1.0 and a fixed charge coverage ratio no less than 1.10:1.0 and thereafter beginning with the quarter ending March 31, 2004, we were required to have a leverage ratio no greater than 4.00:1.0 and a fixed charge ratio no less than 1.50:1.0. We were not in compliance with these covenants as of December 31, 2003. For the year ended December 31, 2003, our leverage ratio was 5.73:1 and our fixed charge coverage ratio was 1.05:1. We successfully reached an agreement with our senior lenders under which they would continue to make available to the Company additional borrowings under the Company's revolving credit facility through March 31, 2004. Under the agreement, the lenders waived through March 31, 2004 WRC Media's failure to comply with certain financial covenants as of December 31, 2003, and WRC Media agreed to limit borrowings, including currently outstanding borrowings and letters of credit, under its revolving credit facility to $26.0 million out of the $30.0 million facility.

After giving effect to the restatement described in "Item 8. Consolidated Financial Statements--WRC Media Inc. and Subsidiaries--Note 23. Restatement," we were and are in compliance with the financial covenants under the First-Lien Facility as then in effect for all of the reporting periods affected, other than the fourth quarter of 2003, for which the lenders under the 2001 First-Lien Facility granted us a waiver through March 31, 2004.

On March 29, 2004, we refinanced all of our term loans under the First-Lien Facility with a $145.0 million senior, second-priority lien secured financing that was provided to the Company pursuant to a term loan facility (the "Second-Lien Facility"). The proceeds of the Second-Lien Facility were used (i) to refinance in full all term loans outstanding under the First-Lien Facility,
(ii) to pay fees and expenses related to the Second-Lien Facility and all transactions contemplated in connection therewith and (iii) for general corporate purposes of the Company, including paying down $15.0 million of borrowings under its revolving credit facility.

All payment obligations under the Second-Lien Facility are secured by a second-priority lien on the collateral securing the First-Lien Facility; provided that all obligations under the Second-Lien Facility will rank equally in right of payment with all payment obligations under the First-Lien Facility and will not be subordinated in any respect to the First-Lien Facility. The final maturity of the Second-Lien Facility will be March 29, 2009. At the Company's option, the loans will bear interest at either the Administrative Agent's (i) alternate base rate plus 4.00% per annum loans" or (ii) reserve-adjusted LIBO rate plus 5.00% per annum.

The Second-Lien Facility has one financial covenant, a maximum ratio (the "Senior Leverage Ratio") of Senior Secured Debt to trailing four quarter EBITDA not to exceed 4.25:1.00 for any fiscal quarter, except the fiscal quarter ended June 30, 2005 for which the Senior Leverage Ratio shall not exceed 4.50:1.00, in each case to be tested on the last day of each fiscal quarter and computed for the Company and its consolidated subsidiaries.

In connection with entering into the Second-Lien Facility, we entered into an amendment and restatement of our First-Lien Facility, which now consists solely of a $30.0 million revolving credit facility. The cash available under our First-Lien Facility, together with the cash from our operating subsidiaries, Weekly Reader Corporation, CompassLearning, Inc. and ChildU, Inc., is considered adequate for the Company's needs for the foreseeable future.

The First-Lien Facility, as amended and restated, has a maturity of December 29, 2008, and has one financial covenant, a Senior Leverage Ratio of senior secured debt to trailing four quarter EBITDA (as defined therein) not to exceed 4.00:1.00 for any fiscal quarter, except the fiscal quarter ended June 30, 2005 for which the Senior Leverage Ratio may not exceed 4.25:1.00, in each case to be tested on the last day of the fiscal quarter and computed for the Company and its consolidated subsidiaries. Interest on revolving loan borrowings under the First-Lien Facility will bear interest at a rate per annum equal to the LIBO rate as defined in the First-Lien Facility plus 3.5% or the alternate base rate as defined in the First-Lien Facility plus 2.5%. After giving effect to the refinancing, $8.0 million was outstanding under our First-Lien Facility. The credit agreement for our First-Lien Facility is secured by liens on substantially all of our assets, and the credit agreement for our Second-Lien Facility is secured by second-priority liens on all the assets securing the First-Lien Facility.

Under the terms of the indenture for our 12 3/4% Senior Subordinated Notes due 2009 (the "Notes"), we are required to furnish "all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission (the `SEC') on Forms 10-Q and 10-K if the Company were required to file such forms, including a `Management's Discussion and Analysis of Financial Condition and Results of Operations' and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. . ." in each case within the time periods specified in the SEC's rules and regulations. Because our 2001 financial statements were audited by Arthur Andersen LLP, an audit firm that has ceased operations, the restatement of our 2001 financial statements requires a reaudit of such financial statements. The reaudit of our 2001 financial statements was not completed at the time of this filing and the 2001 financial statements are not included in this filing. We believe that upon furnishing our audited 2003 financial statements to the holders of our Notes and filing such statements with the SEC, we will be in compliance with the information requirements of the indenture for our Notes. We cannot assure you, however, that the trustee or noteholders will not claim that we are in breach of the indenture's information requirements, or that after any such claim is made and the applicable cure period has expired, the trustee or noteholders will not send a notice to accelerate repayment of the Notes.

If the reaudit of our 2001 financial statements is completed and a report thereon issued by our independent auditors as required by the indenture prior to any claim of breach being made, the potential for such a claim would be eliminated. If a breach of the information requirements of the indenture were to be claimed and the trustee or holders of at least 25% of the aggregate principal amount of the Notes were to provide written notice of such breach, we would vigorously defend against any such claim. Even if such claim of breach were to prevail, we would have 60 days from the date of written notice of such claim of breach to cure the breach and avoid an event of default under the indenture. If the reaudit of our 2001 financial statements is completed and a report thereon issued by our independent auditors as required by the indenture prior to the end of the 60 day cure period, the right to accelerate our Notes or the indebtedness under our credit agreements as a result of the alleged breach of the indenture's information requirements would be eliminated. We have engaged our independent auditors to perform a reaudit of the 2001 financial statements and expect to be able to provide our auditors with the information necessary for them to complete their reaudit prior to the end of the cure period, if any claim of breach of the indenture's information requirements is made.

While we are diligently working to provide such documentation, we cannot assure you that we will be able to provide the information necessary to complete the reaudit or that the reaudit of the 2001 financial statements will be completed and a report thereon issued by our independent auditors as required by the indenture. If there is an event of default under the indenture, the trustee or holders of at least 25% of the aggregate principal amount of the Notes would have the right to accelerate payment of our Notes, and the lenders under our First-Lien Facility and our Second-Lien Facility also would have the right to accelerate payment thereunder. As of December 31, 2003, $152,000,000 in aggregate principal amount of the Notes was outstanding. If repayment of the First-Lien Facility, the Second-Lien Facility or the Notes were to be accelerated, we would not be able to repay such amounts and such acceleration would have a material adverse effect on our financial condition and liquidity.

Liquidity, Working Capital and Capital Resources

As of December 31, 2003, WRC Media and its subsidiaries had negative working capital of $34.5 million. WRC Media's cash and cash equivalents were approximately $1.4 million at December 31, 2003. WRC Media and its subsidiaries' operations provided approximately $1.7 million in cash for the year ended December 31, 2003. WRC Media and its subsidiaries' principal uses of cash are for debt service, working capital and expenses relating to potential acquisitions.

WRC Media and its subsidiaries' investing activities for the year ended December 31, 2003, included investments in software development of approximately $4.8 million and capital expenditures of approximately $1.6 million.

WRC Media and its subsidiaries' financing activities consist of making drawings from, and repayments to, our revolving credit facility and retiring amounts due under our senior secured term loans. For the year ended December 31, 2003, financing activities used net cash of $3.0 million, which primarily resulted from net borrowings of $5.0 million under the revolving credit facility which was offset by $8.0 million repayment of the senior secured term loans. The senior second-priority secured term loans under our Second-Lien Facility, which refinanced all the senior secured term loans under our First-Lien Facility, do not amortize and we do not expect our financing activities going forward to include regular periodic retirement of term loans prior to maturity.

Derivative Financial Instruments

As disclosed in Note 3 to the consolidated financial statements, the Company uses derivative financial instruments to reduce its exposure to interest rate volatility. In 2003, the Company used interest rate swaps and caps to reduce exposure to interest rate changes. At December 31, 2003, Weekly Reader Corporation had one outstanding derivative financial instrument in place, an interest rate cap on 50% of its senior secured term loans as required by the First-Lien Facility as then in effect. Our amended restated First-Lien Facility and our Second-Lien Facility require us to obtain interest rate protection that, when taken together with the aggregate principal amount of our indebtedness subject to a fixed interest rate, will result in at least 50% of our total indebtedness being other fixed, hedged or capped for the duration of the applicable facility. On November 15, 2003, we entered into financial instruments with a notional value of $61.0 million, which terminates on November 15, 2004 and requires us to pay a floating rate of interest based on the three-month LIBO rate as defined in that arrangement with a cap rate of 2.5%. The fair value of the interest rate cap as of December 31, 2003 was de-minimus.

Seasonality

Operating results have varied and are expected to continue to vary from quarter to quarter as a result of seasonal patterns. Weekly Reader and CompassLearning's net revenue are significantly affected by the school year. Weekly Reader's net revenue in the third, and to a lesser extent the fourth, quarters are generally the strongest as products are shipped for delivery during the school year. CompassLearning's net revenues were historically strongest in the second quarter, and to a lesser extent the fourth quarter. However, due to tight funding environment in the last couple of years, the trend is shifting towards the fourth quarter being the strongest, followed by the second quarter. The strength in the second quarter is generally attributed to the end of the school fiscal year (June 30th) and the need for the schools to spend the money prior to year end. In addition, by purchasing in the second quarter, schools are able to have the software products purchased and installed over the summer and ready to train teachers when they return from summer vacation. However, due to budget cuts, schools do not have excess money by the end of their fiscal year resulting in lower sales for CompassLearning in our second fiscal quarter. CompassLearning's fourth quarter revenue is strong as a result of sales patterns driven by new school year money being appropriated and funded, CompassLearning's commissioned sales force seeking to meet year-end sales goals as well as schools purchasing software to be installed in time to take advantage of it during the second half of the school year.

Inflation

We do not believe that inflation has had a material impact on our financial position or results of operations for the periods discussed above. Although inflationary increases in paper, postage, labor or operating costs could adversely affect operations, we have generally been able to offset increases in costs through price increases, labor scheduling and other management actions.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. The disclosure provisions of FIN 45 were effective for financial statements of periods ending after December 15, 2002. The Company adopted the disclosure provisions of FIN 45 effective December 31, 2002. The recognition provisions of FIN 45 regarding a guarantor's obligation must be applied to guarantees issued after December 31, 2002. The adoption of the recognition provisions of FIN 45, effective January 1, 2003, did not have a significant effect on the Company's consolidated financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variables Interest Entities ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued FIN No. 46 (Revised) ("FIN 46R") to address certain FIN 46 implementation issues. This interpretation requires that the assets, liabilities, and results of activities of a Variable Interest Entity ("VIE") be consolidated into the financial statements of the enterprise that the primary beneficiary of the VIE. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. This interpretation is effective no later than the end of the first interim or reporting period ending after March 15, 2004, except for those VIE's that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim or annual reporting period ending after December 15, 2003. The adoption of FIN 46R is not expected to have a significant impact on the Company's consolidated financial position or results of operations.

Statement of Financial Accounting Standards ("SFAS") No. 143 "Accounting for Asset Retirement Obligations"("SFAS 143"), became effective for us on January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of SFAS 143 did not have any impact on the Company's consolidated financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which amends and clarifies accounting for derivative instruments, and for hedging activities under SFAS 133. Specifically, SFAS 149 requires that contracts with comparable characteristics be accounted for similarly. Additionally, SFAS 149 clarifies the circumstances in which a contract with an initial net investment meets the characteristics of a derivative and when a derivative contains a financing component that requires special reporting in the statement of cash flows. This Statement is generally effective for contracts entered into or modified after June 30, 2003 and did not have a significant impact on the Company's consolidated financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement will become effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective for the Company at the beginning of the first interim period beginning after December 15, 2003. For financial instruments created before the issuance date of this statement and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by this statement. The adoption of the statement will require the Company to reclassify its 15% Series B Redeemable Preferred Stock from the mezzanine section of the balance sheet to other long-term liabilities. Future dividend payments for the 15% Series B Redeemable Preferred Stock will be recorded to interest expense in the consolidated statement of operations.

On December 23, 2003, the FASB issued SFAS No. 132 (Revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106. It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit post-retirement plans. The majority of the provisions of this statement apply to financial statements issued for fiscal years ending after December 15, 2003.

Factors That May Affect The Future Results And Financial Condition

This Current Report on Form 8-K contains forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in SEC filings and otherwise. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors including the following and other risks and factors identified from time to time in the Company's filings with the SEC:

The Company's ability to continue to produce successful supplemental education material and software products;

Reductions in state and local funding for educational spending materials resulting, among other things, from increasing state budget deficits;

Uncertainty in the current operating environment which makes it difficult to forecast future results;

The Company's ability to provide the information necessary to complete the reaudit of our 2001 financial statements, our auditor's ability to complete the reaudit of our 2001 financial statements and the risk of default and acceleration under our indenture in connection with the timing for completion of the reaudited 2001 financial statements;

The risk of changes to our 2001 financial statements as a result of the reaudit of our 2001 financial statements;

The preliminary SEC inquiry we previously disclosed in our Form 8-K filed with the SEC on December 15, 2003, is ongoing, and we cannot predict the final outcome of the inquiry at this time;

The ability of the Company's print and electronic supplemental instructional materials to continue to successfully meet market needs;

The Company's ability to maintain relationships with its creative talent;

Changes in purchasing patterns in and the strength of educational, trade and software markets;

Competition from other supplemental education materials companies;

Significant changes in the publishing industry, especially relating to the distribution and sale of supplemental educational materials;

The effect on the Company of volatility in the price of paper and periodic increases in postage rates;

The Company's ability to effectively use the Internet to support its existing businesses and to launch successful new Internet initiatives;

The general risks inherent in the market and the impact of rising interest rates with regard to its variable debt facilities; and

The terms of our First-Lien Facility and Second-Lien Facility require us on an ongoing basis to meet certain maximum secured leverage ratio covenants. A default under either credit agreement could result in acceleration of our payment obligations thereunder and would have a material adverse effect on our financial condition and liquidity.

The foregoing list of factors should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the date hereof. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

PART II

ITEM 7A  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk. Market risk, with respect to our business, is the potential loss arising from adverse changes in interest rates. We manage our exposure to this market risk through regular operating and financing activities and, when deemed appropriate, through the use of derivatives. We use derivatives as risk management tools and not for trading purposes.

We were subject to market risk exposure related to changes in interest rates on our $118.7 million (as of December 31, 2003) senior secured term loans under our First-Lien Facility and we will continue to be subject to market risk on our $145.0 million (as of March 29, 2004) Second-Lien Facility. Interest on revolving loan borrowings under our First-Lien Facility maturing in December 2008 will bear interest at a rate per annum equal to the LIBO rate as defined in the First-Lien Facility plus 3.5% or the alternate base rate as defined in the First-Lien Facility plus 2.5%. Interest on the term loans under our Second-Lien Facility maturing in March 2009 will bear interest at a rate per annum equal to the LIBO rate as defined in the Second-Lien Facility plus 5.0% or the alternate base rate as defined in the Second-Lien Facility plus 4.0%.

The First-Lien Facility and the Second-Lien Facility require us to obtain interest rate protection that, when taken together with the aggregate principal amount of the Company's indebtedness subject to a fixed interest rate, will result in at least 50% of our total indebtedness being either fixed, hedged or capped for the duration of the applicable facility. On November 15, 2003, we entered into an arrangement with a notional value of $60.1 million, which terminates on November 15, 2004 and requires us to pay a floating rate of interest based on the three-month LIBO rate as defined in that arrangement with a cap rate of 2.5%. The fair value of the interest rate cap as of December 31, 2003 was de-minimus.

PART II

ITEM 8.  CONSOLIDATED FINANCIAL STATEMENTS

Index to Consolidated Financial Statements and
  Financial Statement Schedule                                                                 PAGE(S)
WRC MEDIA INC. AND SUBSIDIARIES
(CO-ISSUER OF SENIOR SUBORDINATED NOTES):
Independent Auditors' Report--Deloitte & Touche LLP                                               60
Consolidated Balance Sheets as of December 31, 2002 (as restated) and 2003                        61
Consolidated Statements of Operations for the Years
       Ended December 31, 2002 (as restated) and 2003                                             63
Consolidated Statements of Stockholders' Deficit for the Years
       Ended December 31, 2002 (as restated) and 2003                                             64
Consolidated Statements of Cash Flows for the Years
       Ended December 31, 2002 (as restated) and 2003                                             65
Notes to Consolidated Financial Statements                                                        66

WEEKLY READER CORPORATION AND SUBSIDIARIES
(CO-ISSUER OF SENIOR SUBORDINATED NOTES):
Independent Auditors' Report--Deloitte & Touche LLP                                              100
Consolidated Balance Sheets as of December 31, 2002 (as restated) and 2003                       101
Consolidated Statements of Operations for the Years Ended
       December 31, 2002 (as restated) and 2003                                                  103
Consolidated Statements of Stockholders' Deficit for the Years Ended
       December 31, 2002 (as restated) and 2003                                                  104
Consolidated Statements of Cash Flows for the Years Ended
       December 31, 2002 (as restated) and 2003                                                  105
Notes to Consolidated Financial Statements                                                       106

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders' of WRC Media Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of WRC Media Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2003 and 2002. Our audits also included the financial statement schedule listed in the index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of WRC Media Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

As discussed in Notes 3 and 7 of the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 as of January 1, 2002.

As discussed in Note 23, the consolidated financial statements for the year ended December 31, 2002 have been restated.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, it is possible that the trustee or noteholders of the Company's 12 3/4% Senior Subordinated Notes may assert a breach of the requirement under the indenture for the Company to furnish audited financial statements for 2001. The potential claim that the Company is in breach of the indenture or a potential attempt to accelerate the payment of such notes, together with uncertainty as to the timing or ability to complete a reaudit of the 2001 financial statements and to furnish an independent auditors' report as required by the indenture in order to obviate such a claim, raises substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


DELOITTE & TOUCHE LLP
New York, New York
March 30, 2004

WRC MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share data)

                                                                                             December 31,
                                        ASSETS                                            2002          2003
                                        ------                                          --------      --------
                                                                                      (As Restated
                                                                                      See Note 23)
CURRENT ASSETS:
    Cash and cash equivalents                                                           $  9,095      $  1,432
    Accounts receivable (net of allowances for doubtful accounts and sales returns
       of $3,298 and $2,519, respectively)                                                36,147        30,027
    Inventories, net                                                                      15,445        16,652
    Prepaid expenses                                                                       2,935         3,367
    Other current assets                                                                   1,797         1,889
                                                                                        --------      --------
                 Total current assets                                                     65,419        53,367

PROPERTY AND EQUIPMENT, net                                                                6,299         5,526

CAPITALIZED SOFTWARE, net                                                                  4,970         7,293

GOODWILL                                                                                 143,149       143,149

DEFERRED FINANCING COSTS, net                                                              6,165         4,939

OTHER INTANGIBLE ASSETS, net                                                             105,936        92,610

OTHER ASSETS AND INVESTMENTS                                                              24,926        30,448
                                                                                        --------      --------
                 Total assets                                                           $356,864      $337,332
                                                                                        ========      ========



The accompanying notes are an integral part of these consolidated financial statements.

WRC MEDIA INC. AND SUBSIDIARIES

(amounts in thousands, except share and per share data)

                                                                                                  December 31,
                         LIABILITIES AND STOCKHOLDERS' DEFICIT                               2002            2003
                         -------------------------------------                             ---------       ---------
                                                                                          (As Restated
                                                                                          See Note 23)
CURRENT LIABILITIES:
    Accounts payable                                                                       $  20,869       $  16,963
    Accrued payroll, commissions and benefits                                                  8,688           9,356
    Current portion of deferred revenue                                                       39,419          35,900
    Other accrued liabilities                                                                 23,317          17,166
    Current portion of long-term debt                                                          7,721           8,477
                                                                                           ---------       ---------
                 Total current liabilities                                                   100,014          87,862

DEFERRED REVENUE, net of current portion                                                       1,004             959
DEFERRED TAX LIABILITY                                                                        10,700          12,700
LONG-TERM DEBT                                                                               266,219         262,925
                                                                                           ---------       ---------
                 Total liabilities                                                           377,937         364,446
                                                                                           ---------       ---------

COMMITMENTS AND CONTINGENCIES:

15% SERIES B REDEEMABLE PREFERRED STOCK, including accrued dividends and accretion of warrant value (3,000,000 and 5,508,080 shares outstanding, respectively)
    (Liquidation preference of $137,702)                                                     109,966         129,767
                                                                                           ---------       ---------

WARRANTS ON COMMON STOCK OF SUBSIDIARIES                                                      11,751          11,751
                                                                                           ---------       ---------

COMMON STOCK SUBJECT TO REDEMPTION                                                               965             940
                                                                                           ---------       ---------

STOCKHOLDERS' DEFICIT:
    Common stock ($.01 par value, 20,000,000 shares authorized; 7,009,750 outstanding
       in 2002 and 7,008,406 outstanding in 2003)                                                 70              70
    18% convertible preferred stock, ($.01 par value, 750,000 shares authorized,
       459,525 outstanding in 2002 and 547,980 outstanding in 2003)                           18,381          21,919
    Additional paid-in capital                                                               131,453         131,753
    Accumulated other comprehensive loss                                                      (3,357)         (1,899)
    Accumulated deficit                                                                     (290,302)       (321,415)
                                                                                           ---------       ---------
                 Total stockholders' deficit                                                (143,755)       (169,572)
                                                                                           ---------       ---------
                 Total liabilities and stockholders' deficit                               $ 356,864       $ 337,332
                                                                                           =========       =========



The accompanying notes are an integral part of these consolidated financial statements.

WRC MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR YEARS ENDED DECEMBER 31, 2002 AND 2003
(amounts in thousands)

                                                                                             2002            2003
                                                                                           ---------       ---------
                                                                                          (As Restated
                                                                                          See Note 23)
REVENUE, net                                                                               $ 207,831       $ 202,704

COST OF GOODS SOLD                                                                            59,922          56,401
                                                                                           ---------       ---------
                 Gross profit                                                                147,909         146,303
                                                                                           ---------       ---------

COSTS AND EXPENSES:
    Sales and marketing                                                                       48,754          47,201
    Research and development                                                                   1,728           1,424
    Distribution, circulation and fulfillment                                                 14,012          14,626
    Editorial                                                                                 10,847          10,365
    General and administrative                                                                25,344          25,679
    Restructuring costs and other non-recurring expenses                                       8,594           1,018
    Depreciation                                                                               3,041           2,256
    Amortization of intangible assets                                                         18,958          19,045
                                                                                           ---------       ---------
                 Total operating costs and expenses                                          131,278         121,614
                                                                                           ---------       ---------
                 Income from operations                                                       16,631          24,689

INTEREST EXPENSE, INCLUDING AMORTIZATION OF DEFERRED FINANCING COSTS                         (29,844)        (29,159)

LOSS ON INVESTMENT                                                                            (3,064)           --

OTHER EXPENSE (INCOME), net                                                                      721          (1,153)
                                                                                           ---------       ---------
                 Loss before income tax provision and cumulative effect of change in         (15,556)         (5,623)
                    accounting principle

INCOME TAX PROVISION                                                                          10,980           2,151
                                                                                           ---------       ---------
                 Loss before cumulative effect of change in accounting principle, net
                    of tax                                                                   (26,536)         (7,774)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                          (72,022)           --
                                                                                           ---------       ---------

                 Net loss                                                                  $ (98,558)      $  (7,774)
                                                                                           =========       =========



The accompanying notes are an integral part of these consolidated financial statements.

WRC MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT FOR THE YEARS ENDED DECEMBER 31, 2002 and 2003 (amounts in thousands, except per share data)

                                                                                                  Accumulated
                                                            Common Stock           Additional        Other
                                                     -------------------------       Paid-In     Comprehensive    Accumulated
                                                      Shares           Value         Capital     Income (Loss)      Deficit
                                                     ---------       ---------      ---------    -------------     ---------
Balance, January 1, 2002 (as restated, see Note 23)      7,013       $      70      $ 131,303      $    (316)      $(171,570)
   Other comprehensive income (loss):
     Net loss (as restated, see Note 23)                  --              --             --             --           (98,558)
     Minimum pension liability                            --              --             --           (3,041)           --
         Total comprehensive loss
   Series B preferred stock dividends                     --              --             --             --           (16,274)
   Accretion of Series B preferred stock                  --              --             --             --              (932)
   Dividends on convertible preferred stock               --              --             --             --            (2,968)
   Issuance of common stock for services-8,064
   shares at $18.60 per share                                8            --              150           --              --
   Acquisition of common stock subject to
   redemption-11,559 shares at $40.00 per share
   (as restated, see Note 23)                              (12)           --             --             --              --
                                                     ---------       ---------      ---------      ---------       ---------
Balance, December 31, 2002 (as restated, see             7,010       $      70      $ 131,453      $  (3,357)      $(290,302)
Note 23)
   Other comprehensive income loss:
     Net loss                                             --              --             --             --            (7,774)
     Minimum pension liability                            --              --             --            1,458            --
         Total comprehensive loss
   Series B preferred stock dividends                     --              --             --             --           (18,854)
   Accretion of Series B preferred stock                  --              --             --             --              (947)
   Dividends on convertible preferred stock               --              --             --             --            (3,538)
   Management fees forgiven by principal
     shareholder                                          --              --              300           --              --
   Acquisition of common stock subject to
   redemption-1,344 shares at $18.60 per share              (2)           --             --             --              --
                                                     ---------       ---------      ---------      ---------       ---------
Balance, December 31, 2003                               7,008       $      70      $ 131,753      $  (1,899)      $(321,415)
                                                     =========       =========      =========      =========       =========


                                                      Junior Preferred Stock         Total
                                                     ------------------------    Stockholders'
                                                      Shares          Value         Deficit
                                                     ---------      ---------      ---------
Balance, January 1, 2002 (as restated, see Note 23)        386      $  15,413      $ (25,100)
   Other comprehensive income (loss):
     Net loss (as restated, see Note 23)                  --             --
     Minimum pension liability                            --             --
         Total comprehensive loss                                                   (101,599)
   Series B preferred stock dividends                     --             --          (16,274)
   Accretion of Series B preferred stock                  --             --             (932)
   Dividends on convertible preferred stock                 74          2,968           --
   Issuance of common stock for services-8,064
   shares at $18.60 per share                             --             --              150
   Acquisition of common stock subject to
   redemption-11,559 shares at $40.00 per share
   (as restated, see Note 23)                             --             --             --
                                                     ---------      ---------      ---------
Balance, December 31, 2002 (as restated, see               460      $  18,381      $(143,755)
Note 23)
   Other comprehensive income loss:
     Net loss                                             --             --             --
     Minimum pension liability                            --             --             --
         Total comprehensive loss                                                     (6,316)
   Series B preferred stock dividends                     --             --          (18,854)
   Accretion of Series B preferred stock                  --             --             (947)
   Dividends on convertible preferred stock                 88          3,538           --
   Management fees forgiven by principal
     shareholder                                          --             --              300
   Acquisition of common stock subject to
   redemption-1,344 shares at $18.60 per share            --             --             --
                                                     ---------      ---------      ---------
Balance, December 31, 2003                                 548      $  21,919      $(169,572)
                                                     =========      =========      =========



The accompanying notes are an integral part of these consolidated financial statements.

WRC MEDIA INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003
(amounts in thousands)

                                                                                           2002           2003
                                                                                         --------       --------
                                                                                       (As Restated
                                                                                       See Note 23)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                             $(98,558)      $ (7,774)
    Adjustments to reconcile net loss to net cash provided by operating activities:
         Cumulative effect of change in accounting principle                               72,022           --
         Write-off of acquisition costs                                                        49           --
         Deferred income tax provision                                                     10,700          2,000
         Depreciation and amortization                                                     24,213         23,770
         Loss on investment                                                                 3,064           --
         Loss on disposition and write-off of property and equipment                          710            105
         Accretion of debt discount                                                           396            451
         Issuance of common stock for services                                                150           --
         Management fees forgiven by principal shareholder                                   --              300
         Amortization of deferred financing costs                                           1,165          1,246
         Changes in operating assets and liabilities:
             Accounts receivable                                                            6,867          6,120
             Inventories                                                                     (404)        (1,207)
             Prepaid expenses and other current assets                                     12,010           (524)
             Other non-current assets                                                     (11,157)       (11,242)
             Accounts payable                                                               2,689         (3,906)
             Deferred revenue                                                                (684)        (3,564)
             Accrued liabilities                                                          (10,816)        (4,025)
                                                                                         --------       --------
                 Net cash provided by operating activities                                 12,416          1,750
                                                                                         --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                                                    (1,414)        (1,592)
    Capitalized software                                                                   (4,333)        (4,791)
    Proceeds from the disposition of property and equipment                                   578              4
                                                                                         --------       --------
                 Net cash used in investing activities                                     (5,169)        (6,379)
                                                                                         --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from revolving line of credit                                                 33,000         34,000
    Repayments of borrowings under revolving line of credit                               (33,000)       (29,000)
    Retirement of senior bank debt                                                         (6,171)        (7,989)
    Deferred financing fees                                                                  (685)           (20)
    Purchase of common stock subject to redemption                                           (215)           (25)
                                                                                         --------       --------
                 Net cash used in financing activities                                     (7,071)        (3,034)
                                                                                         --------       --------
    Increase (decrease) in cash and cash equivalents                                          176         (7,663)
CASH AND CASH EQUIVALENTS, beginning of period                                              8,919          9,095
                                                                                         --------       --------

CASH AND CASH EQUIVALENTS, end of period                                                 $  9,095       $  1,432
                                                                                         ========       ========



The accompanying notes are an integral part of these consolidated financial statements.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


1.       DESCRIPTION OF BUSINESS

The consolidated financial statements include the accounts of WRC Media Inc. ("WRC Media") and its subsidiaries Weekly Reader Corporation ("Weekly Reader"), CompassLearning, Inc. ("CompassLearning") and ChildU, Inc. ("ChildU"). WRC Media was incorporated on May 14, 1999. The term "Company" refers to WRC Media and its subsidiaries.

The Company is in the business of developing, publishing and marketing print and electronic supplemental education materials. Certain of the Company's products have been sold in the education marketplace for as long as 100 years. The Company's customers are primarily within the United States.

On July 14, 1999, WRC Media acquired CompassLearning in a business combination accounted for as a purchase.

On November 17, 1999, WRC Media completed the recapitalization and purchase of Weekly Reader and its subsidiaries. As a result of these transactions, WRC Media owns 94.9% and PRIMEDIA Inc. owns 5.1% of the common stock of Weekly Reader.

On May 9, 2001, WRC Media entered into an Agreement and Plan of Merger with ChildU. Contemporaneously, the Company issued $13.75 million of 18% Junior Participating Cumulative Convertible Preferred Stock. The proceeds funded the operating losses of ChildU and WRC Media's investment in ThinkBox, Inc., described below.

Concurrent with the ChildU acquisition, on May 9, 2001, a subsidiary of the Company acquired the assets of Lindy Enterprises, Inc. ("Lindy").

On May 18, 2001, WRC Media made a strategic investment in ThinkBox Inc., a creator of Internet-delivered education programs for the school and home markets. This investment is accounted for under the equity method of accounting. The Company recorded equity losses equal to the carrying value of its investment of ThinkBox during the year ended December 31, 2002.

2.       BASIS OF PRESENTATION

Under the terms of the indenture relating to the Company's 12 3/4% Senior Subordinated Notes due 2009 (the "Notes"), the Company is required to furnish "all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission (the `SEC') on Forms 10-Q and 10-K if the Company were required to file such forms, including a `Management's Discussion and Analysis of Financial Condition and Results of Operations' and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. . ." in each case within the time periods specified in the SEC's rules and regulations.

The Company has restated its previously issued financial statements as of and for the year ended December 31, 2001. Because the originally issued 2001 financial statements were audited by Arthur Andersen LLP, an audit firm that has ceased operations, the restated financial statements for 2001 are unaudited at this time pending a reaudit which is not yet complete. The Company believes that upon furnishing its audited 2003 financial statements to the noteholders and filing such statements with the SEC, it will be in compliance with the indenture's information requirements. There is no assurance, however, that the trustee or noteholders will not claim that the Company is in breach of the indenture's information requirements, or that after any such claim is made and the applicable cure period has expired, the trustee or the noteholders will not send a notice to accelerate repayment of the Notes.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


If the reaudit of the Company's 2001 financial statements is completed and a report thereon issued by its independent auditors as required by the indenture prior to any claim of breach being made, the potential for such a claim would be eliminated. If a breach of the information requirements of the indenture were to be claimed and the trustee or holders of at least 25% of the aggregate principal amount of the Notes were to provide written notice of such breach, the Company would vigorously defend against any such claim. Even if the claim of breach were to prevail, the Company would have 60 days from the date of written notice of such claim of breach to cure the breach and avoid an event of default under the indenture. If the reaudit of the Company's 2001 financial statements is completed and a report thereon issued by its independent auditors as required by the indenture prior to the end of the 60 day cure period, the right to accelerate the Notes or indebtedness under the credit facility as a result of the alleged breach of the indenture's information requirements would be eliminated. The Company has engaged its independent auditors to perform a reaudit of the 2001 financial statements and expects to be able to provide its auditors with the information necessary for them to complete their audit prior to the end of the cure period, if any claim of breach of the indenture's information requirements is made.

While the Company is diligently working to provide such information, there is no assurance that the Company will be able to provide the information necessary to complete the reaudit or that the reaudit of the 2001 financial statements will be completed and a report thereon issued by the Company's certified independent accountants as required by the indenture. If the trustee or holders representing at least 25% of the aggregate principal amount of the Notes claim that the Company will be in breach of the indenture, the Company is not successful in defending against such claim of breach and such breach is not cured within the cure period, there would be an event of default under the indenture, and the trustee or holders of at least 25% of the aggregate principal amount of the Notes would have the right to accelerate payment of the Notes, and the holders of indebtedness under the Company's credit facility also would have the right to accelerate payment thereunder. If any such acceleration occurred, the Company would not be able to repay the amounts due and such acceleration would have a material adverse effect on the Company's consolidated financial condition and liquidity. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly- and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Significant accounting estimates used in the preparation of the Company's consolidated financial statements include the fair value of derivative instruments, the fair value of equity securities underlying stock-based compensation, estimates used in calculating the allowance for doubtful accounts and sales returns the realizability of deferred tax assets, the carrying values of goodwill, intangible assets and long-lived assets and depreciation and amortization.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis. The Company periodically evaluates the realizability of inventories and adjusts the carrying value as necessary.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. The carrying values of cash, accounts receivable, and accounts payable approximate fair value based on the short-term nature of these financial instruments.

The carrying values of the Company's Senior Bank Credit Facilities are assumed to approximate the market value due to the variable interest rates on these instruments. The estimated fair values of other financial instruments as of December 31, 2003 are as follows:

                                            Fair Value      Carrying Amount      Face Value
                                            ----------      ---------------      ----------
12 3/4 % Senior Subordinated Notes           $149,720          $147,724           $152,000

There is no market value information available for the Company's Series B and 18% convertible preferred stock and the warrants to purchase shares of the Company's subsidiaries and a reasonable estimate could not be made without incurring excessive costs.

The fair value at December 31, 2003 of the Company's outstanding interest rate cap agreement was de-minimus (Note 13).

Derivative Financial Instruments

Derivative financial instruments are held for purposes other than trading. The Company uses derivative financial instruments to reduce its exposure to interest rate volatility. All derivative instruments are recorded at fair value. For those instruments that do not qualify for hedge accounting, changes in fair value are recognized in income.

Cash and Cash Equivalents

Management considers all highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents.

Software Development Costs

The Company capitalizes software development costs under the provisions of either Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") or Statement of Financial Accounting Standards ("SFAS") 86, "Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"), based on the intended use of the software.

Research and development costs are charged to expense when incurred. Additionally, the Company capitalizes acquired and developed technologies that meet the provisions of SFAS 86. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic product lives and changes in software and hardware technology. Software development costs are amortized on a straight-line basis over four years or the expected life of the product, whichever is less. The Company periodically evaluates the net realizable value of capitalized software development costs based on factors such as budgeted sales, product development cycles and management's market emphasis. Software amortization is included in Cost of Goods Sold on the accompanying consolidated statements of operations. Amortization included in Cost of Goods Sold for the years ended December 31, 2002 and 2003 was $2,214, and $2,468, respectively.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


The Company capitalizes the costs of acquiring, developing and testing software to meet the Company's internal needs. Under the provisions of SOP 98-1, the Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project which it deems probable will be completed and used to perform the function intended. Capitalized cots include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and devote time to the internal -use software project and (3) interest costs incurred while developing internal-use software. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use. Software development costs are amortized using a straight-line method over a five-year period. Amortization of software development costs for internal use software amounted to $436 and $440 for the years ended December 31, 2002 and 2003, respectively. Costs associated with the purchase and developments of software for internal use have been capitalized in the amounts of $382 and $127 during the years ended December 31, 2002 and 2003, respectively.

Goodwill and Indefinite Lived Intangible

Goodwill represents the excess of the purchase price of companies acquired over the fair value of their net assets at the acquisition date. On January 1, 2002, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets." Under SFAS 142, goodwill and intangible assets deemed to have indefinite lived intangible assets (primarily trademarks) are no longer amortized but are subject to annual impairment tests. Upon adoption of SFAS No. 142, the Company ceased amortizing goodwill and indefinite lived intangible assets.

The Company tests goodwill for impairment, at least annually in the fourth quarter, and uses a fair value approach at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment for which discrete financial information is available and reviewed regularly by management. Assets and liabilities of the Company have been assigned to the reporting units to the extent that they are employed in or are a liability related to the operations of the reporting unit and were considered in determining the fair value of the reporting unit. Indefinite lived intangible assets will also be tested at least annually for impairment using a fair value approach.

Long-Lived Assets

Long-lived assets of the Company, including amortizable intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Management also reevaluates the periods of amortization of long-lived assets to determine whether events and circumstances warrant revised estimates of useful lives. When such events or changes in circumstances occur, the Company tests for impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset, the Company would recognize an impairment loss. The amount of the impairment loss will be determined by comparing the carrying value of the long-lived asset to the present value of the net future operating cash flows to be generated by the asset.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


Deferred Financing Fees

Deferred financing fees are related to direct costs paid by the Company in connection with its financing agreements. These costs are deferred and are amortized on a straight-line basis over the term of the related debt. Amortization of deferred financing fees charged to operations for the years ended December 31, 2002 and 2003 was $1,165 and $1,246, respectively.

Property and Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets. Depreciation is provided principally on the straight-line method for financial reporting purposes and on accelerated methods for income tax purposes. Leasehold improvements are depreciated over the shorter of their useful life or the respective lease term.

Revenue Recognition

Subscriptions are recorded as deferred revenue when received and recognized as income over the term of the subscription. Sales of books, tests and other items are generally recognized as revenue upon shipment, net of an allowance for returns. Revenues on sales of books to certain distributors are recognized when the Company's products are sold by the distributors to their customers, net of an allowance for returns. Consigned inventory associated with sales to distributors is not significant at December 31, 2002 and 2003.

In November 2002, the EITF reached a consensus on EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Element Deliverables." The issue addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. Revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. EITF 00-21 also supersedes certain guidance set forth in Staff Accounting Bulletin Number 101 (SAB 101), "Revenue Recognition in Financial Statements," issued by the SEC. The final consensus is applicable to agreements entered into in quarters beginning after June 15, 2003, with early adoption permitted. Additionally, companies are permitted to apply the consensus guidance to all existing arrangements as a cumulative effect of a change in accounting principle. The adoption of EITF 00-21 did not have a significant impact on the Company's consolidated financial statements.

For contracts with multiple obligations (e.g., deliverable and undeliverable products, and other post contract support), the Company allocates revenue to each component of the contract based on objective evidence of its fair value or for products not yet being sold separately, the price established by management for the item when it will be sold separately. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met.

Licensing revenue is recorded in accordance with royalty agreements at the time licensed materials are available to the licensee and collections are reasonably assured.

Revenue is recognized for periodical subscriptions when the issue is shipped and available to the subscribers.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


The Company recognizes revenues from the sale of its software products in accordance with the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-9, Software Revenue Recognition, with Respect to Certain Transactions. Under SOP 97-2, the Company recognizes revenue for software sales upon shipment of the product, provided collection of the receivable is probable, payment is due within one year and the fee is fixed or determinable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. If significant post-delivery obligations exist, revenues are deferred until no significant obligations remain. Revenue from service contracts, instruction and user training is recognized ratably as the services are performed and post-contract support is recognized ratably over the related contract. Deferred revenue represents the Company's obligation to perform under signed contracts.

In addition, SOP 97-2 generally requires that revenue from software arrangements involving multiple elements be allocated among each element of the arrangement based on the relative fair values of the elements, such as software licenses, post-contract customer support, installation or training. Furthermore, SOP 97-2 requires that revenue be recognized as each element is delivered and the Company has no significant performance obligations remaining. The Company's multiple element arrangements generally consist of a software license, training and post-contract support. Software revenues in such multiple element arrangements are recognized based on the residual method. The Company allocates the aggregate revenue from multiple element arrangements to each element based on vendor specific objective evidence. The Company has established vendor specific objective evidence for training and post contract support as it sells both training and post-contract customer support independent of multiple element agreements. Customers are charged standard prices for the training and post-contract customer support and these prices do not vary significantly from customer to customer.

If the Company enters into a multiple element agreement where vendor specific objective evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until all elements of the arrangement are delivered.

Comprehensive Loss

SFAS 130 "Reporting Comprehensive Income," established standards for reporting and displaying of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The components of other comprehensive loss consist primarily of minimum pension liability adjustments.

Income Taxes

The Company accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is required to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized (see Note 17).

Prepublication and Direct-Response Advertising Costs

Marketing, selling, distribution, editorial, and other general and administrative expenses are generally expensed as incurred. Certain editorial costs relating to the American Guidance product lines are deferred and amortized using both straight-line and accelerated methods over periods ranging from three to ten years. Capitalized editorial costs are recorded as prepublication costs. As of December 31, 2002 and 2003, other assets and investments in the accompanying balance sheets, include prepublication costs, net of amortization of $9,378 and $15,098, of $19,671 and $22,767, respectively. Amortization of prepublication costs, which is included in depreciation and amortization on the accompanying consolidated statements of operations, was $3,882 and $5,720 for the years ended December 31, 2002 and 2003, respectively.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


Advertising and subscription acquisition costs are expensed the first time the advertising takes place, except for direct-response advertising, the primary purpose of which is to elicit sales from customers who can be shown to have responded specifically to the advertising and that results in probable future economic benefits. Direct-response advertising consists of product promotional mailings, catalogs and subscription promotions. These direct-response advertising costs are capitalized and amortized over the estimated period of future benefit using a ratio of current period revenues to total current and estimated future period revenues. The amortization periods range from ten months to thirty months subsequent to the promotional event. Amortization of direct-response advertising costs is included in marketing and selling expenses on the accompanying consolidated statements of operations. As of December 31, 2002 and 2003, other assets and investments on the accompanying balance sheet, include direct-response advertising costs, net of amortization of $3,641 and $8,219, of $4,319 and $5,761, respectively. Amortization of direct-response advertising costs, which is included in marketing and selling on the accompanying consolidated statements of operations, was $7,596 and $6,606 for the years ended December 31, 2002 and 2003, respectively.

Stock-Based Compensation

Stock-based compensation arrangements with employees are accounted for using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company applies SFAS 123, "Accounting for Stock-Based Compensation and Related Interpretations" ("SFAS 123") for stock-based compensation arrangements with non-employees. The Company applies the additional disclosure requirements of SFAS 123, as amended by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure," for employee stock arrangements.

At December 31, 2002 and 2003, the Company has one stock-based employee compensation plan, which is described more fully in Note 18. During 2002 and 2003 the Company recorded stock-based employee compensation of $248 and $288 related to the repurchase by the Company of redeemable common stock from certain terminated employees (see Note 16).

The following table details the effect on net loss had compensation expense for stock-based compensation arrangements with employees been recorded based on the fair value method under SFAS 123, as amended.

                                                                                    Year Ended December 31,
                                                                                    -----------------------
                                                                                      2002           2003
                                                                                    --------       --------
Net loss, as reported                                                               $(98,558)      $ (7,774)
Add: Stock-based employee compensation                                                   248            288
Deduct:  Total stock-based employee compensation expense determined under fair
value based method for all awards, net of related tax effects                           (434)          (425)
                                                                                    --------       --------
Pro forma net loss                                                                  $(98,744)      $ (7,911)
                                                                                    ========       ========

The Company has outstanding stock options issued to certain of its executives that are required to be accounted for as variable options. During 2002 and 2003 no compensation expense was recognized for these options as the fair market value of the Company's common stock, as estimated by the Company's Board of Directors, was less than the exercise price of these options.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard was effective for the Company beginning January 1, 2003. The adoption of SFAS 143 did not have any impact on the Company's consolidated financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. The disclosure provisions of FIN 45 were effective for financial statements of periods ending after December 15, 2002. The Company adopted the disclosure provisions of FIN 45 effective December 31, 2002. The recognition provisions of FIN 45 regarding a guarantor's obligation must be applied to guarantees issued after December 31, 2002. The adoption of the recognition provisions of FIN 45, effective January 1, 2003, did not have a significant effect on the Company's consolidated financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variables Interest Entities ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued FIN No. 46 (Revised) ("FIN 46R") to address certain FIN 46 implementation issues. This interpretation requires that the assets, liabilities, and results of activities of a Variable Interest Entity ("VIE") be consolidated into the financial statements of the enterprise that is the primary beneficiary of the VIE. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. This interpretation is effective no later than the end of the first interim or reporting period ending after March 15, 2004, except for those VIE's that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim or annual reporting period ending after December 15, 2003. The adoption of FIN 46R is not expected to have a significant impact on the Company's consolidated financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which amends and clarifies accounting for derivative instruments, and for hedging activities under SFAS 133. Specifically, SFAS 149 requires that contracts with comparable characteristics be accounted for similarly. Additionally, SFAS 149 clarifies the circumstances in which a contract with an initial net investment meets the characteristics of a derivative and when a derivative contains a financing component that requires special reporting in the statement of cash flows. This Statement is generally effective for contracts entered into or modified after June 30, 2003 and its adoption did not have a significant impact on the Company's consolidated financial position or results of operations.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement will become effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective for the Company at the beginning of the first interim period beginning after December 15, 2003. For financial instruments created before the issuance date of this statement and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by this statement. The adoption of this statement will require the Company to reclassify its 15% Series B Redeemable Preferred Stock from the mezzanine section of the balance sheet to long-term liabilities. Future dividend payments for the Series B Redeemable Preferred Stock will be recorded as interest expense in the consolidated statement of operations.

On December 23, 2003, the FASB issued SFAS No. 132 (Revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106. It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit post-retirement plans. The majority of the provisions of this statement apply to financial statements issued for fiscal years ending after December 15, 2003.

Concentration of Credit Risk

The Company's customers include schools and other institutions. Accounts receivable are generally unsecured and a provision for estimated doubtful accounts is provided. There are no concentrations of business transacted with a particular customer or supplier, nor concentrations of revenue from a particular service or geographic area.

Segment Reporting

The Company has determined that it has one reportable segment in accordance with SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," which is educational publishing.

Reclassifications

Certain reclassifications have been made to the prior years consolidated financial statements to conform them to the current year presentation.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


4.       ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2002 and 2003 are as follows:

                                                   2002           2003
                                                 --------       --------
         Accounts receivable                     $ 39,445       $ 32,546
         Less:
            Allowance for doubtful accounts        (1,467)        (1,750)
            Allowance for returns                  (1,831)          (769)
                                                 --------       --------
                                                 $ 36,147       $ 30,027
                                                 ========       ========

5.       INVENTORIES

Inventories at December 31, 2002 and 2003 are as follows:

                                                   2002           2003
                                                 --------       --------
         Finished goods                          $ 18,336       $ 19,932
         Raw materials                                181            119
         Less - impaired excess and obsolete
            inventory                              (3,072)        (3,399)
                                                 --------       --------
                                                 $ 15,445       $ 16,652
                                                 ========       ========

6.       CAPITALIZED SOFTWARE

Capitalized software at December 31, 2002 and 2003 are as follows:

                                              Life          2002        2003
                                            ---------     --------    --------
       Capitalized software                 2-4 Years     $ 11,763    $ 16,554
       Less - accumulated amortization                      (6,793)     (9,261)
                                                          --------    --------
                                                          $  4,970    $  7,293
                                                          ========    ========

7.       GOODWILL

On January 1, 2002, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets." The Company completed the transitional impairment tests on its goodwill and indefinite lived intangibles during the second quarter ended June 30, 2002. The previous method for determining impairment prescribed by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of," utilized an undiscounted cash flow approach for the impairment assessment, while SFAS No. 142 utilizes a fair value approach. The Company has five reporting units with goodwill. Goodwill was tested for impairment at the reporting unit level. The Company's measurement of fair value was based on an evaluation of future discounted cash flows. This evaluation utilized the best information available in the circumstances, including reasonable and supportable assumptions and projections. The discounted cash flow evaluation considered several earnings scenarios and the likelihood of possible outcomes. Collectively, this evaluation was management's best estimate of projected future cash flows. The Company's discounted cash flow evaluation used a range of discount rates that corresponds to the Company's weighted-average cost of capital. This discount rate range assumed was consistent with that used for investment decisions and takes into account the specific and detailed operating plans and strategies of the Company's reporting units.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


Certain other key assumptions utilized, including changes in revenue, operating expenses, working capital requirements and capital expenditures including prepublication costs, are based on assumptions related to the Company's strategic initiatives and current market conditions. Such assumptions also are consistent with those utilized in the Company's annual planning process. As a result, the Company recorded a transitional goodwill and indefinite lived intangible asset impairment charge of $72,022 at American Guidance Service, Inc. a subsidiary of Weekly Reader Corporation. This charge is reported as a cumulative effect of accounting change, as of January 1, 2002, in the Consolidated Statements of Operations. The Company is required to perform impairment tests on an annual basis, or between yearly tests under certain circumstances for goodwill and indefinite lived intangibles. There can be no assurance that future impairment tests will not result in a charge to earnings.

The Company performed its annual impairment tests during the fourth quarters of 2002 and 2003. No further impairment of goodwill and indefinite lived intangibles was required.

                                    January 1,      Impairment     December 31,
                                       2002            Loss            2002
                                    ----------      ----------     ------------
Goodwill                            $ 210,109       $ (66,960)      $ 143,149
Long Lived Assets - Trademarks         47,212          (5,062)         42,150
                                    ---------       ---------       ---------
                                    $ 257,321       $ (72,022)      $ 185,299
                                    =========       =========       =========


                                   December 31,     Impairment     December 31,
                                       2002            Loss            2003
                                   ------------     ----------     ------------
Goodwill                            $ 143,149       $    --         $ 143,149
Long Lived Assets - Trademarks         42,150            --            42,150
                                    ---------       ---------       ---------
                                    $ 185,299       $    --         $ 185,299
                                    =========       =========       =========

The Company also recorded non-cash deferred income tax expense of approximately $8,700 on January 1, 2002 and $2,000 during the twelve months ended December 31, 2002 and 2003, for taxable temporary differences that will not reverse prior to expiration of the Company's net operating loss carryforward periods. The non-cash charge of $8,700 on January 1, 2002 was recorded to increase the valuation allowance related to the deferred tax asset associated with the Company's net operating losses. Historically, the Company did not need a valuation allowance for the portion of its net operating loss equal to the excess of tax over book amortization on tax-deductible goodwill and trademarks since the liability was expected to reverse during the carryforward period of the net operating losses. As a result of the adoption of SFAS 142, the timing of the reversal of this liability is indefinite and can no longer be offset by the Company's net operating loss carryforwards. While book amortization of tax-deductible goodwill and trademarks ceased on January 1, 2002, the Company continues to amortize these assets for tax purposes. As a result, the Company will have deferred tax liabilities that will arise each quarter as the taxable temporary differences related to the amortization of these assets will not reverse prior to the expiration period of the Company's deductible temporary differences unless the related assets are sold or an impairment of the assets is recorded. Accordingly, the Company also recorded an additional $2,000 to increase the valuation allowance in each of the years ended December 31, 2002 and 2003. The Company expects that it will record an additional $2,000 to increase the valuation allowance during 2004.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


8.       OTHER INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization of the Company's intangible assets other than goodwill and indefinite lived intangible are as follows:

                                                    December 31, 2002                               December 31, 2003
                                         -----------------------------------------      -----------------------------------------
                                                        Accumulated                                    Accumulated
                         Useful Lives      Gross        Amortization        Net           Gross        Amortization        Net
                         ------------    ---------      ------------     ---------      ---------      ------------     ---------
Customer Lists             7-9 yrs       $  62,911       $ (21,459)      $  41,452      $  62,911       $ (27,770)      $  35,141
Copyrights                 8 yrs            21,053          (8,139)         12,914         21,053         (11,742)          9,311
Product Titles             7 yrs            13,475         (10,256)          3,219         13,475         (11,760)          1,715
Software                   5 yrs             8,369          (2,648)          5,721          8,369          (4,320)          4,049
Trade name                 5 yrs             3,520          (3,049)            471          3,520          (3,276)            244
Databases                  4-10 yrs            560            (551)              9            560            (560)           --
                                         ---------       ---------       ---------      ---------       ---------       ---------
               Total:                    $ 109,888       $ (46,102)      $  63,786      $ 109,888       $ (59,428)      $  50,460
                                         =========       =========       =========      =========       =========       =========

Included in other intangible assets, are trademarks not subject to amortization, for which the total carrying amount at December 31, 2002 and 2003 was $42,150.

Amortization of intangibles for the years ended December 31, 2002 and 2003 was $15,076 and $13,325, respectively, and is included in amortization of intangible assets on the consolidated statements of operations. The estimated amortization expense for intangible assets subject to amortization for the next five years is as follows:

       Year ended 2004......................     $   10,961
       Year ended 2005......................          9,459
       Year ended 2006......................          6,671
       Year ended 2007......................          4,439
       Year ended 2008......................          4,420
       Thereafter ..........................     $   14,510

9.       PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2002 and 2003 are as follows:

                                                         Life           2002           2003
                                                      ----------      --------       --------
Machinery, equipment and computer equipment           3-10 Years      $ 10,810       $ 10,628
Leasehold improvements                                3-15 Years         2,702          3,166
Furniture and fixtures                                3-10 Years         4,408          4,112
Internal use software                                 5 Years            2,265          2,392
                                                                      --------       --------
         Total                                                          20,185         20,298
Less-  accumulated depreciation and amortization                       (13,886)       (14,772)
                                                                      --------       --------
       Property and equipment, net                                    $  6,299       $  5,526
                                                                      ========       ========

Depreciation expense for the years ended December 31, 2002 and 2003 was $3,041 and $2,256, respectively.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


10. OTHER ASSETS AND INVESTMENTS

Other assets and investments at December 31, 2002 and 2003 are as follows:

                                              2002         2003
                                            -------      -------
Prepublication costs, net                   $19,671      $22,767
Direct response advertising costs, net        4,319        5,761
Other                                           936        1,920
                                            -------      -------
                                            $24,926      $30,448
                                            =======      =======

11.      OTHER ACCRUED LIABILITIES

Other accrued liabilities at December 31, 2002 and 2003 are as follows:

                                             2002         2003
                                            -------      -------
Rabbi Trust (Note 22)                       $ 1,403      $ 1,006
Royalties                                     1,500        1,264
Accrued acquisition costs                       157           25
Accrued interest payable (Note 13)            3,869        3,113
Pension liability (Note 20)                   5,056        3,988
Accrued restructuring costs                   6,253        3,275
Taxes payable, other than income                573          369
Other                                         4,506        4,126
                                            -------      -------
                                            $23,317      $17,166
                                            =======      =======

12.      Notes offering and guarantor and non-guarantor financial information

In connection with the recapitalization and purchase of Weekly Reader during November 1999, the Company, Weekly Reader and CompassLearning as co-issuers completed an offering of $152,000 of 12 3/4% Senior Subordinated Notes due 2009 (the "Old Notes"). In June 2000, the Old Notes were exchanged in full for $152,000 of new 12 3/4% Senior Subordinated Notes due 2009 (the "Notes") that have terms that are substantially identical to the Old Notes. Interest on the Notes is payable semi-annually, on May 15 and November 15 of each year. The Notes are jointly, severally, fully and unconditionally guaranteed by certain subsidiaries of the Company, including CompassLearning, Inc., a 100% wholly-owned subsidiary and Weekly Reader Corporation, a non-wholly-owned subsidiary of the Company (collectively, the "Subsidiary Guarantors").

The following tables present condensed consolidating financial information for WRC Media and the subsidiary guarantors as of and for the years ended December 31, 2002 and 2003 including: (1) WRC Media, (2) Weekly Reader Corporation, a non-wholly owned subsidiary, (3) CompassLearning, Inc., a wholly-owned subsidiary, (4) ChildU, Inc., a wholly-owned subsidiary, and (5) the Company on a consolidated basis.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


                                                                              Subsidiary Guarantors
                                                                       ------------------------------------------
                                                                       Weekly Reader  CompassLearning
                                                       WRC Media Inc.   Corporation        Inc.          ChildU       Eliminations
                                                       --------------  -------------  ---------------   ---------     ------------
                                                                                      (In thousands)
Balance Sheet as of December 31, 2003
Assets:
Current assets                                           $   9,777       $  54,310       $  12,110      $   7,950       $ (30,780)
Property and equipment, net                                   --             4,399             975            152            --
Goodwill and other intangible assets, net                  158,171          49,395          24,144          4,049            --
Other assets                                               104,352          30,775           4,929          2,549         (99,925)
                                                         ---------       ---------       ---------      ---------       ---------
Total assets                                             $ 272,300       $ 138,879       $  42,158      $  14,700       $(130,705)
                                                         =========       =========       =========      =========       =========

Liabilities and stockholders deficit:
Current liabilities                                      $ 106,558       $  56,853       $  25,740      $  14,441       $(115,730)
Long-term debt, less current portion                       147,724         262,925          13,532           --          (161,256)
Other liabilities                                           10,060           2,640             959           --              --
Warrants on common stock of subsidiaries                    11,751            --              --             --              --
Common stock subject to redemption                             940            --              --             --              --
Redeemable preferred stock, plus accrued dividends         129,767         137,702            --             --          (137,702)
Stockholders equity (deficit)                             (134,500)       (321,241)          1,927            259         283,983
                                                         ---------       ---------       ---------      ---------       ---------
Total liabilities and stockholders equity (deficit)      $ 272,300       $ 138,879       $  42,158      $  14,700       $(130,705)
                                                         =========       =========       =========      =========       =========

Balance Sheet as of December 31, 2002 (as Restated)
Current assets:                                          $   9,846       $  58,395       $  22,803      $   1,613       $ (27,238)
Property and equipment, net                                   --             5,409             657            233            --
Goodwill and other intangible assets, net                  162,348          53,802          27,214          5,721            --
Other assets                                               105,398          25,433           3,830          1,325         (99,925)
                                                         ---------       ---------       ---------      ---------       ---------
Total assets                                             $ 277,592       $ 143,039       $  54,504      $   8,892       $(127,163)
                                                         =========       =========       =========      =========       =========

Current liabilities:                                     $  85,625       $  66,402       $  28,393      $  10,331       $ (90,737)
Long-term debt, less current portion                       147,273         266,219          20,150           --          (167,423)
Other liabilities                                            8,700           2,000           1,004           --              --
Warrants on common stock of subsidiaries                    11,751            --              --             --              --
Common stock subject to redemption                             965            --              --             --              --
Redeemable preferred stock, plus accrued                   109,966         118,846            --             --          (118,846)
dividends
Stockholders equity (deficit)                              (86,688)       (310,428)          4,957         (1,439)        249,843
                                                         ---------       ---------       ---------      ---------       ---------
Total liabilities and stockholders equity (deficit)      $ 277,592       $ 143,039       $  54,504      $   8,892       $(127,163)
                                                         =========       =========       =========      =========       =========


                                                       WRC Media Inc.
                                                        Consolidated
                                                       --------------
                                                       (In thousands)
Balance Sheet as of December 31, 2003
Assets:
Current assets                                            $  53,367
Property and equipment, net                                   5,526
Goodwill and other intangible assets, net                   235,759
Other assets                                                 42,680
                                                          ---------
Total assets                                              $ 337,332
                                                          =========

Liabilities and stockholders deficit:
Current liabilities                                       $  87,862
Long-term debt, less current portion                        262,925
Other liabilities                                            13,659
Warrants on common stock of subsidiaries                     11,751
Common stock subject to redemption                              940
Redeemable preferred stock, plus accrued dividends          129,767
Stockholders equity (deficit)                              (169,572)
                                                          ---------
Total liabilities and stockholders equity (deficit)       $ 337,332
                                                          =========

Balance Sheet as of December 31, 2002 (as Restated)
Current assets:                                           $  65,419
Property and equipment, net                                   6,299
Goodwill and other intangible assets, net                   249,085
Other assets                                                 36,061
                                                          ---------
Total assets                                              $ 356,864
                                                          =========

Current liabilities:                                      $ 100,014
Long-term debt, less current portion                        266,219
Other liabilities                                            11,704
Warrants on common stock of subsidiaries                     11,751
Common stock subject to redemption                              965
Redeemable preferred stock, plus accrued                    109,966
dividends
Stockholders equity (deficit)                              (143,755)
                                                          ---------
Total liabilities and stockholders equity (deficit)       $ 356,864
                                                          =========

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


                                                              Subsidiary Guarantors
                                                    -------------------------------------------
                                                    Weekly Reader  CompassLearning                                 WRC Media Inc.
                                    WRC Media Inc.   Corporation         Inc.          ChildU       Eliminations    Consolidated
                                    --------------  -------------  ---------------    ---------     ------------   --------------
                                                                            (In thousands)
Statements of operations for year
ended December 31, 2003

Revenue, net                          $    --         $ 152,111       $  42,742       $   7,851       $    --         $ 202,704
Operating costs and expenses              4,957         121,230          45,695           6,133            --           178,015
Interest expense, net                    20,897          28,091               2            --           (19,831)         29,159
Other (income) expense                      937             196            --                20            --             1,153
Provision for income taxes                1,520             552              79            --              --             2,151
                                      ---------       ---------       ---------       ---------       ---------       ---------
Net income (loss)                     $ (28,311)      $   2,042       $  (3,034)      $   1,698       $  19,831       $  (7,774)
                                      =========       =========       =========       =========       =========       =========

Cash flow for the year
ended December 31, 2003

Cash flow provided by (used in)
  operations                          $ (21,257)      $  (5,301)      $   4,573       $   4,358       $  19,377       $   1,750
Cash flow used in investing
  activities                               --              (755)         (3,840)         (1,784)           --            (6,379)
Cash flow provided by (used in)
  financing activities                   20,203            (496)           (733)         (2,631)        (19,377)         (3,034)
Cash and cash equivalents at
  beginning of period                     1,154           7,819               4             118            --             9,095
                                      ---------       ---------       ---------       ---------       ---------       ---------
Cash and cash equivalents at end
  of period                           $     100       $   1,267       $       4       $      61       $    --         $   1,432
                                      =========       =========       =========       =========       =========       =========

                                                        Subsidiary Guarantors
                                                    ------------------------------
                                                    Weekly Reader  CompassLearning  Non-guarantor                    WRC Media Inc.
                                    WRC Media Inc.   Corporation         Inc.        Subsidiary       Elimination     Consolidated
                                    --------------  -------------  ---------------  -------------     -----------    --------------
                                                                            (In thousands)
Statements of operations for year
ended December 31, 2002

Revenue, net                          $    --         $ 155,013       $  50,511       $   2,307       $    --         $ 207,831
Operating costs and expenses              4,426         125,431          54,310           7,033            --           191,200
Interest expense, net                    20,760          28,849              11            --           (19,776)         29,844
Other (income) expense                    4,109          (1,765)             (1)           --              --             2,343
Provision for income taxes                8,822           2,101              57            --              --            10,980
Cumulative effect of change in
  accounting principle                     --            72,022            --              --              --            72,022
                                      ---------       ---------       ---------       ---------       ---------       ---------
Net income (loss)                     $ (38,117)      $ (71,625)      $  (3,866)      $  (4,726)      $  19,776       $ (98,558)
                                      =========       =========       =========       =========       =========       =========

Cash flow for the year
ended December 31, 2002

Cash flow provided by (used in)
  operations                          $ (21,050)      $  11,006       $   5,129       $  (2,054)      $  19,385       $  12,416
Cash flow used in investing
  activities                               --              (524)         (3,156)         (1,489)           --            (5,169)
Cash flow provided by (used in)
  financing activities                   19,561          (8,354)         (2,363)          3,470         (19,385)         (7,071)
Cash and cash equivalents at
  beginning of period                     2,643           5,691             394             191            --             8,919
                                      ---------       ---------       ---------       ---------       ---------       ---------
Cash and cash equivalents at end
  of period                           $   1,154       $   7,819       $       4       $     118       $    --         $   9,095
                                      =========       =========       =========       =========       =========       =========

13.      Long-Term Debt

In connection with the recapitalization and purchase of Weekly Reader during November 1999, the Company, Weekly Reader and Compass entered into the Senior Subordinated Note and Senior Bank Credit Facility.

In May 2001, the Company acquired the assets of Lindy Enterprises, Inc. In connection with this acquisition, the Senior Bank Credit Facility was amended and restated to include an additional term A loan commitment in the amount of $10,000. In addition, certain other terms and conditions were amended.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


At December 31, 2002 and 2003, long-term debt consists of the following:

                                                          2002
                                   --------------------------------------------------
                                     Face       Unamortized    Principal     Carrying
Debt Instrument                      Value       Discount      Payments       Value
-----------------------------      --------      --------      --------      --------
Senior Bank-Term A (b)             $ 25,188      $   --        $  5,038      $ 20,150
Senior Bank-Term B (b)               97,750          --           1,000        96,750
Senior Bank-New Term A (b)            9,900          --             133         9,767
Revolving Credit (b)                   --            --            --            --
Senior Subordinated Notes (a)       152,000         4,727          --         147,273
                                   --------      --------      --------      --------
Total debt                          284,838         4,727         6,171       273,940
Less-current portion                  7,721          --            --           7,721
                                   --------      --------      --------      --------
Long-term debt                     $277,117      $  4,727      $  6,171      $266,219
                                   ========      ========      ========      ========


                                                          2003
                                   --------------------------------------------------
                                     Face       Unamortized    Principal     Carrying
Debt Instrument                      Value       Discount      Payments       Value
-----------------------------      --------      --------      --------      --------
Senior Bank-Term A (b)             $ 20,150      $   --        $  6,618      $ 13,532
Senior Bank-Term B (b)               96,750          --           1,216        95,534
Senior Bank-New Term A (b)            9,767          --             155         9,612
Revolving Credit (b)                  5,000          --            --           5,000
Senior Subordinated Notes (a)       152,000         4,276          --         147,724
                                   --------      --------      --------      --------
Total debt                          283,667         4,276         7,989       271,402
Less-current portion                  8,477          --            --           8,477
                                   --------      --------      --------      --------
Long-term debt                     $275,190      $  4,276      $  7,989      $262,925
                                   ========      ========      ========      ========

----------
(a) In connection with the recapitalization of the Company in 1999, the Company, Weekly Reader and CompassLearning were all co-issuers of 152,000 units consisting of $152,000 in aggregate principal amount of 12 3/4% Senior Subordinated Notes (the Notes) due 2009 and 205,656 shares of common stock. Interest on the Notes is payable semi-annually, on May 15 and November 15. During each year ended December 31, 2002 and 2003, $19,380 of interest was paid on the Notes (see Note 2).

         Based upon an independent valuation, $148,289 was allocated to the value of the Notes while $3,711 was the value ascribed to the common stock. The Notes were issued net of a $5,807 discount, which is being accreted to maturity using the effective interest method.

         On or after November 15, 2004, the Company may redeem the Notes at a redemption price of 106.375% of the principal amount, plus accrued interest thereon decreasing annually to 100% in 2007 and thereafter.

         The Notes are unconditionally guaranteed by the restricted subsidiaries of the Company (Weekly Reader, CompassLearning and ChildU), as defined in the Credit Agreement, as amended.

(b) The Senior Bank Credit Facilities are comprised of the $30,000 revolving credit facility maturing in 2005, the $31,000 term loan A facility maturing in 2005, the $100,000 term loan B facility maturing in 2006 and the $10,000 new term loan A facility maturing in 2006. During 2000, the Company applied for and received an annually renewable stand-by letter of credit in the amount of $2,000 in connection with a real estate lease entered into by the Company. While this letter of credit is in effect, the Company's available borrowing under the revolving credit facility is reduced by $2,000. As of December 31, 2003 there had been no drawings against this letter of credit. As of December 31, 2003, there was a $5,000 outstanding balance under the revolving credit facility. The term loan A facility, the term loan B facility and the new term loan A facility amortize in quarterly installments.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


Loans under the senior bank credit facilities bear interest at a rate per annum equal to the following:

         1. For the revolving credit facility and the term loan A facility, the LIBO rate as defined in the credit agreement, plus 3.375% or the alternate base rate as defined in the credit agreement, plus 2.375% (subject to performance-based step downs). As of December 31, 2002 and 2003, term loan A loans outstanding had interest rates that ranged, from 4.99% to 5.15% and from 4.57% to 6.38%, respectively.

         2. For the term loan B facility and the new term loan A facility, the LIBO rate plus 4.00% or the alternate base rate plus 3.00%. As of December 31, 2002 and 2003, term loan B loans outstanding had interest rates that ranged from 5.40% to 5.84% and from 5.19% to 7.00%, respectively. As of December 31, 2002 and 2003, the new term loan A loans outstanding has interest rates that ranged from 5.40% to 5.83% and from 5.19% to 7.0%, respectively.

                  In addition to paying interest on outstanding loans under the Senior Bank Credit Facilities, the Company is required to pay a commitment fee to the lenders associated with the revolving credit facility in respect to the unused commitments thereunder at a rate of 0.5% per annum (subject to performance-based step downs). Commitment fees paid for unused revolver commitments for the year ended December 31, 2002 and 2003 were approximately $97 and $81, respectively.

The Senior Bank Credit Facilities are subject to mandatory prepayment with:

         o        the proceeds of the incurrence of certain indebtedness

         o        the proceeds of certain asset sales or other dispositions

         o        the proceeds of issuances of certain equity offerings

         o annually beginning in 2000, 50% of the Company's excess cash flow (as defined in the credit agreement) from the prior year.

In 2003, the Company made an additional payment of $282 on the principal of all Senior Bank Credit Facilities allocated on a pro-rata basis related to the 2002 excess cash flow calculation.

The Senior Bank Credit Facilities and the Senior Subordinated Notes provide for certain restrictions, including restrictions on asset sales, dividend payments, and additional indebtedness payments for restricted investments. In addition, the Senior Bank Credit Facilities provide for the maintenance of certain financial covenants, including a limit on the consolidated leverage ratio and maintenance of a minimum fixed charged coverage ratio.

Each ratio became more stringent periodically during the fiscal year ended December 31, 2003 and through March 31, 2004. With respect to the fourth quarter ended December 31, 2003, the Company was required to have a leverage ratio no greater than 5.00:1.0 and a fixed charge coverage ratio no less than 1.10:1.0 and thereafter beginning with the quarter ending March 31, 2004, the Company was required to have a leverage ratio no greater than 4.00:1.0 and a fixed charge ratio no less than 1.50:1.0. The Company was not in compliance with these covenants as of December 31, 2003. The Company reached an agreement with its senior lenders under which they would continue to make available to the Company additional borrowings under the Company's revolving credit facility through March 31, 2004. Under the agreement, the lenders waived through March 31, 2004 WRC Media's compliance with certain financial covenants as of December 31, 2003, and WRC Media agreed to limit borrowings, including currently outstanding borrowings and letters of credit, under its revolving credit facility to $26,000 out of the $30,000 facility. On March 29, 2004, the Company amended its existing Senior Bank Credit Facilities (the "First-Lien Facility") and entered into a $145,000 Second Priority Senior Credit Facility (the "Second-Lien Facility"). The Company used the proceeds of the financing to refinance in full all term loans outstanding under the Company's First-Lien Facility, to pay fees and expenses related to the Second-Lien Facility and for general corporate purposes of the Company. See Note 26 for additional information.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


Maturities of long-term debt, including unamortized discount and after consideration of the refinancing discussed in Note 26, are as follows:

       2004                                                       $  13,477
       2005                                                          27,668
       2006                                                          82,533
       2007                                                            --
       2008                                                            --
       Thereafter                                                   152,000
                                                                  ---------
                           Total                                  $ 275,678
                                                                  =========

In May of 2002, the Company entered into interest rate swap, which swapped a portion of the fixed rate 12.75% notes for a floating rate. During December of 2002, the Company unwound the interest rate swap. The Company realized a gain of $1,720, on this swap which is included in other income/(expense) in the consolidated statement of operations.

Pursuant to the terms of the Amended and Restated Credit Agreement, the Company is required to enter into and maintain interest rate protection agreements (interest rate swaps, caps, collars or similar agreements) in a notional amount equal to at least 50% of the aggregate principal amount of the senior secured term loans. On November 15, 2002, the Company entered into a six-month and one-year interest rate cap agreement with a notional principle of $50,000 and $14,800, respectively, which caps the LIBOR based rate, as defined, on those loans at 2.5%. The interest rate protection agreement did not qualify for hedge accounting treatment and as such the Company marks to market the contract at the end of each period. The fair value of the interest rate cap at December 31, 2002 was de-minimus.

On November 15, 2003, the Company entered into a new one-year interest rate cap agreement with a notional principle of $61,000, with substantially the same terms as the 2002 agreement. The fair value of the new interest rate cap at December 31, 2003 was de-minimus.

14.      RESTRUCTURING AND OTHER NON-RECURRING EXPENSES

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date an entity commits to an exit plan. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. The Company adopted SFAS 146 in December 2002.

In January 2002, the Company's Board of Directors approved a separate restructuring plan (the "2002 Plan of Restructuring") and accordingly, the Company incurred charges for restructuring, asset write-downs and other exit costs totaling $8,594.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


The 2002 Plan of Restructuring included integration and cost reduction initiatives comprised of closure of facilities and a reduction in work force.

Pursuant to the 2002 Plan of Restructuring, 107 positions were eliminated throughout the Company. Severance and other benefit costs of approximately $3,200 relate to the elimination of these employees from the workforce. This workforce reduction primarily took place at CompassLearning but all operating units of WRC Media were impacted. Most of the workforce reductions represented administrative and back office related employees. The workforce reductions were substantially completed by January of 2003. Some benefit costs extended beyond the completion of the workforce reductions due to the Company's contractual severance obligations to certain individuals that were paid in 2003.

Lease termination costs include future obligations under long-term non-cancelable lease agreements at facilities that were vacated following the workforce reductions. The majority of these costs consisted of the estimated lease costs, net of probable sublease income, associated with the cancellation of a portion of the Company's lease at 512 Seventh Avenue in New York, N.Y. which expires in 2015. As a result of the facilities being vacated, certain assets were written off. All office space was vacated prior to accrual of this expense.

Components of the Company's restructuring plans and other non-recurring expenses, including the plans initiated in 2002, are shown in the following table for 2002.

                                Balance at                  Payments        Balance at
                             January 1, 2002   Charges      Incurred    December 31, 2002
                             ---------------   -------      --------    -----------------
Severance and other benefits      $  --        $ 3,150      $(1,812)         $ 1,338
Lease terminations                   --          4,956          (41)           4,915
Asset write-downs                    --            488         (488)            --
                                  -------      -------      -------          -------
Total                             $  --        $ 8,594      $(2,341)         $ 6,253
                                  =======      =======      =======          =======

During the year ended December 31, 2003, the Company reviewed its restructuring reserve established in 2002 and increased the reserve for severance in the amount of $221 primarily related to an executive severed in 2002 and $605 for lease terminations resulting from the updating of the assumptions used in determining the fair value of the remaining lease obligations associated with facilities vacated during 2002. The $605 increase in restructuring costs related to the vacated facilities includes $510 of interest accretion expense.

Of the restructuring reserve totaling approximately $6,253 at December 31, 2002, approximately $3,803 was paid in the year ended December 31, 2003. The remaining $3,275 is expected to be paid as follows: in the year 2004 - $1,653, 2005 and beyond - $1,622. These charges are included in other accrued liabilities on the consolidated balance sheet.

Components of the Company's 2002 restructuring plan, are shown in the following table for 2003.

                                   Balance at                        Payments        Balance at
                               December 31, 2002     Charges         Incurred    December 31, 2003
                               -----------------     -------         --------    -----------------
Severance and other benefits         $ 1,338         $   221         $(1,527)         $    32
Lease terminations                     4,915             605          (2,277)           3,243
                                     -------         -------         -------          -------
Total                                $ 6,253         $   826         $(3,804)         $ 3,275
                                     =======         =======         =======          =======

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


During the year ended December 31, 2003 the Company incurred $192 of due diligence and other costs related to an acquisition that was not completed and is not expected to be completed in the foreseeable future. These non-recurring costs have been included in the consolidated statements of operations in Restructuring costs and other non-recurring expenses.

15.      PREFERRED STOCK

15% Series B Senior Preferred Stock

The Company has authorized the issuance of up to 20,000,000 shares of preferred stock in one or more series as designed by the board of directors. In 1999, the Company issued 3,000,000 shares of 15% Series B Senior Preferred Stock, due in 2011 (the "Series B Preferred Stock") with a liquidation preference of $25.00 per share. The Series B Preferred Stock has no voting rights, except under certain circumstances, and shall accrue dividends at a rate of 15% per annum, subject to adjustment if the Company fails to redeem all outstanding shares of Series B in connection with a mandatory redemption or change of control.

In connection with the issuance of the Series B Preferred Stock described above, the subsidiaries of WRC issued to the senior preferred stockholders, Preferred Stock Warrants, which entitle the senior preferred stockholders to acquire 422,874 shares of Weekly Reader voting common stock and 1,495 shares of CompassLearning common stock. These warrants entitle the holders to acquire 13% of voting common stock of Weekly Reader and CompassLearning at an exercise price of $0.01 per share and contain a cashless exercise provision. The warrants were immediately exercisable and expire on November 17, 2011. The Company allocated the $75,000 proceeds from the issuance of the preferred stock, based on the fair value of the securities, as follows:

        Series B Preferred Stock                               $ 63,249
        Weekly Reader Warrants                                    9,133
        CompassLearning Warrants                                  2,618
                                                               --------
                                                               $ 75,000
                                                               ========

The Series B Preferred Stock is being accreted to its redemption value using the effective interest method. Accretion for the years ended December 31, 2002 and 2003 amounted to $932 and $947, respectively.

Prior to December 31, 2004, or such earlier dividend date as the Company may elect, the Company will pay dividends in-kind. After December 31, 2004, dividends will be paid in cash. Accrued Series B Preferred Stock dividends for the years ended December 31, 2002 and 2003, amounted to $16,274 and $18,854, respectively, and are payable in additional shares of Series B preferred stock. The Company may redeem the Series B Preferred Stock, including unpaid dividends, prior to November 17, 2002, or after November 17, 2004, subject to certain conditions. The Company is required to redeem, to the extent it has funds legally available, all outstanding shares of the Series B Preferred Stock on November 17, 2011.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


18% Junior Participating Cumulative Convertible Preferred Stock

The Company has designated 750,000 shares of its 20,000,000 shares authorized of preferred stock in the 18% Junior Participating Cumulative Convertible Preferred Stock series (the "Junior Preferred Stock") par value $0.01 per share. In connection with WRC's acquisition of ChildU, Inc. in 2001 and its minority investment in ThinkBox, Inc. the Company issued 343,750 shares of the Junior Preferred Stock $40.00 per share to finance in part the ChildU acquisition and the investment in ThinkBox. The Junior Preferred Stock has a liquidation preference of $40.00 per share and accrues dividends at a rate of 18% per annum, subject to adjustment under certain conditions. Accrued Junior Preferred stock dividends for the years ended December 31, 2002 and 2003 amounted to $2,968 and $3,538, respectively. The Junior Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank junior to the 15% Series B Senior Preferred Stock due 2011 but rank senior to WRC's common stock, par value $0.01 per share. The holders of the Junior Preferred Stock shall be entitled to vote upon any matter submitted to a vote of the holders the Company's common stock and shall have one vote for each share of Junior Preferred Stock held. Each share of Junior Preferred is convertible, at any time at the option of the holder into an equal number of shares of the Company's common stock. The Junior Preferred Stock is also subject to conversion, at the Company's option, upon the consummation of an initial public offering by the Company of its common stock. The shares of the Junior Preferred Stock are not redeemable.

16.      COMMON STOCK SUBJECT TO REDEMPTION

In connection with the recapitalization of Weekly Reader in 1999 and merger with the Company, the Company sold 68,008 shares of common stock to certain executives at a price of $18.60 per share. During the years ended 2002 and 2003, 11,559 and 1,344 shares, respectively, were repurchased from former executives for $463 and $25, respectively. The excess of the repurchase price of these shares over the issuance price in the amounts of $248 and $0, respectively, in 2002 and 2003 were recognized as compensation expense. Under certain conditions, the shareholders can require the Company to repurchase the shares.

17.      INCOME TAXES

At December 31, 2003, the Company had available net operating loss carryforwards
(NOLs) of approximately $198,102. No tax benefit has been reflected in the accompanying financial statements as the utilization of the operating loss carryforwards is not considered more likely than not. Accordingly, this amount has been fully offset by a valuation allowance.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


The NOLs are scheduled to expire in the following years:

                                               Amount
                                             ---------
                          2009               $   4,995
                          2010                  17,890
                          2011                  14,006
                          2017                  11,620
                          2018                   2,944
                          2019                  15,924
                          2020                  53,957
                          2021                  23,813
                          2022                  34,217
                          2023                  18,736
                                             ---------
                                             $ 198,102
                                             =========

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) net operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred income tax assets are as follows:

                                                                                    2002               2003
                                                                                  ---------          ---------
Deferred tax assets
    Accrued liabilities                                                           $   2,645          $   1,578
    Other                                                                             5,247              3,784
                                                                                  ---------          ---------
          Total current deferred tax assets                                           7,892              5,362

    Difference between book and tax basis of other intangibles                       48,070             47,900
    Net operating loss carryforward                                                  64,227             76,165
    Other                                                                             2,122              1,659
                                                                                  ---------          ---------
          Total non-current deferred tax assets                                     114,419            125,724
                                                                                  ---------          ---------
                Total deferred tax assets                                           122,311            131,086

Deferred tax liabilities
    Difference between book and tax basis of indefinite lived intangibles         $ (10,700)         $ (12,700)
    Difference between book and tax basis of fixed assets                            (2,347)            (2,087)
                                                                                  ---------          ---------

                Total deferred tax liabilities                                      (13,047)           (14,787)
                                                                                  ---------          ---------

     Total net deferred tax assets                                                  109,264            116,299
                                                                                  ---------          ---------

Less: Valuation allowance                                                          (119,964)          (128,999)
                                                                                  ---------          ---------
Net deferred tax liability                                                        $ (10,700)         $ (12,700)
                                                                                  =========          =========

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


In 2002 and 2003, the Company recorded income tax expense of $280 and $151, respectively, related to a provision for current state, local and foreign taxes.

The Company's provision for income tax differs from the amount computed by applying the statutory U.S. federal income tax rate of 35% primarily due to state and local taxes and changes in valuation allowances as detailed below:

                                                   2002              2003
                                                 --------          --------
Tax benefit at federal statutory rate            $ (5,444)         $ (1,968)
State/local taxes, net of federal impact           (2,936)           (2,210)
Change in valuation allowance                      22,496             6,492
Other, net                                         (3,136)             (163)
                                                 --------          --------
Income Tax Expense                               $ 10,980          $  2,151
                                                 ========          ========

Management has determined that the Company is not likely to realize the income tax benefit of its net deferred tax assets. To the extent the Company generates income in future years, the tax provision will reflect the realization of such benefits, with the exception of benefits attributable to acquired deferred tax assets. The recognition of such amount in future years will be allocated to reduce the excess of the purchase price over the net assets acquire and other non-current intangible assets.

As a result of the adoption of SFAS 142 in 2002, the Company continues to record a valuation allowance in excess of its net deferred tax assets, to the extent the difference between the book and tax basis of indefinite lived intangible assets is not expected to reverse during the net operating loss carryforward period. The Company recorded non-cash deferred income tax expense of approximately $8,700 on January 1, 2002 related to the adoption of SFAS 142.

With the adoption of SFAS 142, the Company no longer amortizes the book basis in the indefinite lived intangibles but continues to amortize these intangibles for tax purposes. In both 2002 and 2003, the Company recorded additional non-cash deferred income tax expenses of $2,000, related to the increase in its net deferred tax liability for the tax effect on the net increase in the difference between the book and tax basis in the indefinite lived intangible assets.

18.      STOCKHOLDERS' DEFICIT

Warrants

In connection with debt instruments issued to fund the acquisition of CompassLearning in 1999, the Company issued warrants to purchase 108,003 shares of its common stock. The warrants have an exercise price of $0.01 per share and contain a cashless exercise provision. The fair value of the warrants in the amount of $2,160 has been recorded as a debt discount and additional paid-in capital. The warrants were exercisable upon issuance and expire in July 2009.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


Stock Options

During 1999, the Company granted options to purchase 301,724 (the "1999 Options") at $18.60 per share, which vested as follows: 33%, in 1999, 33% in 2000 and 34% in 2001. Certain of these options contain a cashless exercise provision which require the Company to account for such options using variable accounting. Additionally, in 2002, the Company granted certain of its executives, options to purchase 220,000 shares of common stock at $40.00 per share. Such options also contain a cashless exercise provision. During 2002 and 2003, no compensation expense was recognized for these options as the fair market value of the Company's common stock, as estimated by the Company's Board of Directors, was less than the exercise price of the options.

During 2003, a terminated employee exercised options to purchase 13,456 shares of common stock. The Company immediately repurchased such shares at a price of $40.00 per share pursuant to the employee's termination agreement. The difference between the $40.00 per share repurchase price and the exercise price of the options, in the aggregate amount of $288 was recorded as compensation expense in the consolidated statement of operations during 2003.

In 2000, the Company adopted the WRC Media Inc. and Subsidiaries Year 2000 Stock Option Plan (the "Plan") under which 319,463 shares of common stock have been made available for issuance. The purpose of the Plan is to encourage and enable the officers, employees, directors, consultants and other key persons of WRC Media Inc., and its Parents, Subsidiaries and Affiliates, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Plan is administered by the Board of Directors ("Board"), or by a committee of the Board, comprised of not less than two Directors.

The exercise price per share for the common stock covered by a Stock Option is determined by the Board at the time of grant but shall not be less than 100% of the Fair Market Value on the date of grant in the case of Incentive Stock Options. "Fair Market Value" of the Stock on any given date means the fair market value of the common stock determined in good faith by the Board. During 2000, the Company granted options to purchase 107,523 shares at $18.60 per share to an executive under his employment agreement that were not covered by the Plan. Those options contain a cashless exercise provision and are subject to variable accounting. No compensation expense was recognized for these options during 2002 and 2003. The options covered under the Plan vest ratably over four years from the date of grant.

In 2001, in conjunction with the acquisition of ChildU, Inc. (see Note 1), the Company granted 35,000 options at $40.00 per share (the "2001 Options") to certain key employees of ChildU, Inc. The 2001 Options vest ratably over four years from the date of grant.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


A summary of the Company's option activity is as follows:

                                                                             Year Ended                       Year Ended
                                                                          December 31, 2002                December 31, 2003
                                                                      --------------------------      --------------------------
                                                                                      Weighted                        Weighted
                                                                                       Average                         Average
                                                                                      Exercise                        Exercise
                    Employee Stock Options                             Shares           Price          Shares           Price
----------------------------------------------------------------      --------       -----------      --------       -----------
Outstanding, beginning of year                                         643,514       $     20.34       899,089       $     26.55
    Granted                                                            289,500             40.00        35,000             18.60
    Exercised                                                             --                0.00       (13,456)            18.60
    Forfeited                                                          (33,925)            23.43          (650)            18.60
                                                                      --------                        --------
Outstanding, end of year                                               899,089             26.55       919,983             26.37
                                                                      ========                        ========

Options exercisable at year-end                                        435,867                         604,701
                                                                      ========                        ========

Options available for grant at year-end                                 34,933                           2,756
                                                                      ========                        ========

Options subject to variable accounting                                 600,202                         592,496
                                                                      ========                        ========

Weighted-average fair value of options granted during the period      $   0.00                        $   0.00
                                                                      ========                        ========

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 3.75% and 3.3% in 2002 and 2003; no expected dividend yield for 2002 and 2003; and expected life of 5 years with no expected volatility for 2002 and 2003, respectively.

The following table summarizes information about employee stock options outstanding at December 31, 2003:

                                 Options Outstanding                                        Options Exercisable
                      ----------------------------------------                      ------------------------------------
                           Number             Weighted Average                           Number
Range of Exercise      Outstanding at             Remaining                          Exercisable at
      Prices          December 31, 2003       Contractual Life     Exercise Price   December 31, 2003     Exercise Price
-----------------     -----------------       ----------------     --------------   -----------------     --------------
   $18.60                  553,695                6.3 years            $18.60            475,317              $18.60
   $40.00                  366,288                7.8 years            $40.00            129,384              $40.00

19.      RELATED PARTY TRANSACTIONS

Management Agreements

In connection with the acquisition of Weekly Reader and CompassLearning, the Company entered into management agreements with a significant shareholder.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


In accordance with Weekly Reader's management agreement, the shareholder provides Weekly Reader management consulting and financial advisory services. As a result of Weekly Reader's management agreement and the amendment of CompassLearning's management agreement, CompassLearning and Weekly Reader reimburse the shareholder for reasonable out-of-pocket costs and expenses incurred in connection with the performance of its services and, beginning in the first quarter of 2001, began paying, in quarterly installments, the shareholder annual aggregate management fees for services to both CompassLearning and Weekly Reader of $950. The agreements have no stated term, but can be terminated by the shareholder upon five days notice. In June 2003, the shareholder waived the payment of $300 in management fees for 2003. The waived amount has been recorded as a capital contribution. During the years ended December 31, 2002 and 2003, the Company recognized general and administrative expenses for such management fees in each year of $950.

20. RETIREMENT PLANS

Substantially all of the Company's employees are eligible to participate in a defined contribution plan of the Company. Pursuant to the provisions of the Plan, the Company is obligated to match 33% of the employee's contribution to the Plan up to the first 6% of the employee's compensation. The expense recognized by the Company for the Company's contributions to the plan was $1,352 and $1,303 for the years ended December 31, 2002 and 2003, respectively.

A subsidiary of Weekly Reader sponsors a defined benefit pension plan (the "American Guidance Plan") for the benefit of its employees. The benefits to be paid under the American Guidance Plan are based on years of service and compensation amounts for the average of the highest five consecutive plan years. The American Guidance Plan is funded by means of contributions to the plan's trust. The pension funding policy is consistent with the funding requirements of U.S. Federal and other governmental laws and regulations. Plan assets consist primarily of fixed income, equity and other short-term investments.

The net pension expense for the American Guidance Plan and the reconciliation of the funded status of the Plan at December 31, 2002 and 2003 and the accrued obligation in the consolidated balance sheets are as follows:

                                                                  2002           2003
                                                                --------       --------
         Change in benefit obligation:
           Projected benefit obligation, beginning of year      $ 11,947       $ 14,379
                Service cost                                         742            916
                Interest cost                                        819            883
                Actuarial loss                                     1,332           (109)
                Benefits paid                                       (461)          (570)
                                                                --------       --------
           Projected benefit obligation, end of year            $ 14,379       $ 15,499
                                                                ========       ========

         Change in plan assets:
           Fair value of plan assets, beginning of year         $  7,903       $  7,269
                Actual return on plan assets                      (1,284)         1,928
                Employer contributions                             1,111          1,029
                Benefits paid                                       (461)          (570)
                                                                --------       --------
           Fair value of plan assets, end of year               $  7,269       $  9,656
                                                                ========       ========

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


                                                                          2002            2003
                                                                        --------        --------
         Funded status at December 31,
           Plan assets in excess of (less than) benefit obligation      $ (7,110)       $ (5,842)
           Unrecognized actuarial loss                                     5,411           3,754
                                                                        --------        --------
                Accrued pension cost                                    $ (1,699)       $ (2,088)
                                                                        ========        ========

         Amounts recognized in consolidated balance sheets:
            Accrued benefit liability                                   $ (5,056)       $ (3,988)
            Accumulated other comprehensive loss                           3,357           1,899
                                                                        --------        --------
                                                                        $ (1,699)       $ (2,088)
                                                                        ========        ========

         Components of net periodic benefit cost:
           Service cost                                                 $    742        $    916
           Interest cost                                                     819             883
           Expected return on plan assets                                   (749)           (675)
           Amortization of unrecognized net actuarial loss                    70             294
                                                                        --------        --------
         Net periodic benefit cost                                      $    882        $  1,418
                                                                        ========        ========

         Accumulated benefit obligation and fair value of assets:
           Accumulated benefit obligation                               $(12,325)       $(13,644)
           Fair value of assets                                         $  7,269        $  9,656

         Weighted-average assumptions as of end of year
         Discount rate                                                      6.25%           6.25%
         Expected return on plan assets                                      9.0%            9.0%
         Rate of compensation increase                                       4.5%            3.5%

The Company developed the expected long-term rate of return on assets assumption by considering the current level of expected returns on risk free investments (primarily government bonds) the historical level of the risk premium associated with other asset classes in which the portfolio is invested and the expectation for future returns on each asset class. The expected return for each asset class was weighted based on the aggregate target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. The Company reviews the expected rate of return on an annual basis and revises it as appropriate.

The American Guidance Plan investment objective is a heavily weighted equity portfolio with an emphasis on long-term growth. Assets held include high-quality, well-capitalized stocks of established companies and were allocated 83% to equity securities and 17% to fixed income securities in 2002 and 87% to equity securities and 13% fixed income securities in 2003:

                                      2002         2003
                                     ------       ------
         Asset Category
           Equity Securities          83.0%        87.0%
           Debt Securities            14.0%        11.0%
           Other                       3.0%         2.0%
                                     -----        -----
         Total                       100.0%       100.0%
                                     =====        =====

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


The Company expects to contribute $2,254 to the American Guidance Plan in 2004.

A minimum pension liability adjustment is required when the actuarial present value of the accumulated plan benefits exceeds plan assets and accrued pension liability. In 2002 and 2003, a minimum liability adjustment of ($3,041) and $1,458 respectively, was recorded as a component of other comprehensive loss and reported in accumulated other comprehensive loss as a component of stockholders' deficit.

21.      COMMITMENTS AND CONTINGENCIES

Leases

The Company has non-cancelable operating leases for equipment, office and warehouse space that include future minimum rental commitments as follows:


                               Lease       Sublease        Net
Year Ending December 31,    Commitments    Rentals     Commitments
                            -----------    --------    -----------
2004                          $ 6,338      $  (348)      $ 5,990
2005                            5,731         (348)        5,383
2006                            5,392         (352)        5,040
2007                            4,738         (359)        4,379
2008                            2,938         (359)        2,579
Thereafter                     10,804         (241)       10,563
                              -------      -------       -------
               Total          $35,941      $(2,007)      $33,934
                              =======      =======       =======

Rent expense, net of sublease rentals, for all operating leases was approximately $5,137 and $4,385 for the years ended December 31, 2002 and 2003, respectively.

Litigation

The Company is a party to litigation arising in the normal course of business. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. Management believes that the effect on its results of operations and financial position, if any, for the disposition of these matters, will not be material.

SEC Inquiry

The SEC is conducting a preliminary inquiry concerning the Company and has requested that the Company voluntarily provide the SEC with various documents. The Company cannot predict the final outcome of this inquiry at this time. The Company is cooperating fully with the SEC inquiry.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


22.      RABBI TRUST

In 1998, as part of its acquisition of American Guidance, a subsidiary of Weekly Reader, approximately $19,600 of the American Guidance purchase price was paid through contributions to several Rabbi Trusts to settle American Guidance's obligations due to employees under American Guidance's predecessor company stock option, employee stock ownership and deferred compensation plans. Payments to the beneficiaries of the Rabbi Trusts are taxable upon distribution from the Rabbi Trusts with Weekly Reader receiving a corresponding deduction for income tax purposes. The assets of the Rabbi Trusts predominantly consist of marketable mutual fund investments that are subject to claims of general creditors of Weekly Reader in the event of bankruptcy. Accordingly, the assets of the Rabbi Trusts and a related liability are presented in other current assets and accrued liabilities, respectively on the consolidated balance sheets. The balance of liability as of December 31, 2002 and 2003 were approximately $1,403 and $1,006, respectively. The marketable securities in the Rabbi Trusts have been classified as trading securities and investment income of $156 and $55 has been offset by compensation expense for the same amount on the accompanying consolidated statements of operations for the years ended December 31, 2002 and 2003, respectively. Marketable securities in the Rabbi Trust have been recorded at fair value, based on quoted market prices, on the accompanying consolidated balance sheets.

23.      RESTATEMENT

In connection with the audit of the Company's 2003 consolidated financial statements, management has determined to restate its financial statements because it had incorrectly accounted for (i) the revenue recognition of a software and services sale in December 2002; (ii) the purchase price adjustment to goodwill in 2002 related to ChildU; (iii) restructuring reserves for acquisitions in 1999; (iv) revenue recognition for a guaranteed minimum purchase transaction in 2002; (v) revenue recognition for distributor sales in 2001 and 2002; (vi) rent expense in 2001 and 2002; (vii) common stock warrants and (viii) a number of other items including various accruals such as compensation and fringe benefit costs, deferred revenue and legal costs in 2001 and 2002.

As a result, the Company is restating its previously audited consolidated balance sheet as of December 31, 2002, and the related statements of stockholders' deficit and of operations for the year ended December 31, 2002. After giving effect to the restatement described below, the Company believes it was and is in compliance with the financial covenants in its credit facility for all of the reporting periods affected, other than the fourth quarter of 2003, for which the lenders under the credit agreement granted the Company a waiver through March 31, 2004. (See Note 13.)

Described below are the matters for which the Company has restated its consolidated financial statements for 2002.

o Software and Services Sale. In December 2002, the Company recorded a $1,860 receivable of revenue from the sale of educational software and services to a school district. Of this amount, $1,169 was recognized as revenue during the fiscal quarter ended December 31, 2002, and $691 was recorded as a deferred revenue liability as of December 31, 2002. Accrued sales commissions of $342 also were recorded. In the first quarter of 2003, this $1,169 of revenue previously recognized in December 2002 was offset by recording a new bad debt reserve of $920 and by retaining an excess of $250 in the Company's allowance for doubtful accounts, which excess amount would have otherwise been reversed. The Company has concluded that the sale did not meet the criteria under GAAP for revenue recognition for the year ended December 31, 2002, and that it incorrectly recorded the related bad debt reserve and retained the excess allowance for doubtful accounts in 2003. The Company has corrected these errors by reversing these transactions. The net effect for the year ended December 31, 2002 was to increase net loss by approximately $827. In addition, total assets decreased by approximately $1,860 and total liabilities decreased by $1,033, including a decrease in deferred revenue of $691 as of December 31, 2002.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

o ChildU Goodwill Reduction. The Company's subsidiary, ChildU, Inc., was acquired in 2001. In connection with such acquisition, the Company issued shares of its common stock to the holders of notes issued by ChildU. The Company has determined that the value assigned to these shares when the Company recorded the purchase price for this acquisition in its historical financial statements for 2001 exceeded the fair market value of these shares. Accordingly, the Company has restated its financial statements to record correctly the fair market value of these shares, which had the effect of reducing the purchase price for ChildU, goodwill and additional paid-in capital, by approximately $3,419 as of December 31, 2001. In addition, the Company allocated the entire purchase price to goodwill, and had assigned that goodwill an estimated life of 40 years. The asset acquired was software technology and not goodwill. The Company has restated its financial statements to record the software technology and to amortize such acquired technology over its estimated useful life of five years, which had the effect of increasing accumulated deficit as of January 1, 2002 by $976, and increasing intangibles amortization expense by $1,672 in 2002. The Company also incorrectly charged certain severance costs against acquisition reserves, and accordingly has restated the 2002 financial statements to correct for such errors. The net effect of such adjustment was to increase the accumulated deficit as of January 1, 2002 by $708 and to increase net loss by $1,092 for the year ended December 31, 2002.

Following the determination to restate the Company's financial statements for 2001 and 2002 for the matters described above, the Company also determined that it would correct for certain errors made in the application of GAAP that had not previously been corrected because in each such case it believed that the amount of any such error was not material to its consolidated financial statements. These matters are described below.

         CompassLearning/Weekly Reader Goodwill Reduction. In connection with the acquisitions of CompassLearning, Inc. and Weekly Reader Corporation in 1999, the Company also recorded certain other reserves for a planned restructuring related to the acquisitions. The Company recorded reserves of $5,538 related to estimated liabilities it believed it had assumed at the date of such acquisitions. The Company also recorded a reserve of $1,705 related to an estimated liability associated with the rationalization of the shipping schedule of the Weekly Reader magazine in 2000. The Company concluded that the purchase reserves associated with these estimated liabilities, and the elements of the restructuring plan that had not yet been completed should be reversed in 2001. The excess purchase reserves associated with fiscal year 2000 activity; specifically, the $1,350 of costs incurred to evaluate CompassLearning's software in order to determine a future growth strategy; $2,250 of in-process R&D related to a Next-generation reading system deemed not be technologically feasible; $1,800 of recruiting and consulting costs incurred to transition the companies acquired to a standalone public company and $150 for other estimated liabilities assumed were reversed against goodwill and charged to accumulated deficit as of January 1, 2002 as the Company determined that the reversal of the excess purchase reserves and corresponding reduction in goodwill should have been recorded in 2000. The Company also reversed the $1,705 reserve, and reduced goodwill in a corresponding amount, because the Company determined that such reserve had been incorrectly recorded in 2000. The Company has determined that the reversal of the excess purchase reserves and corresponding reduction of goodwill should have been recorded in 2000 rather than 2001 and that the reversal of the $1,705 reserve and corresponding reduction in goodwill should have been recorded in 2000 rather than 2002. Accordingly, the Company has restated its 2002 financial statements to correct these errors. The net effect of the adjustments for the fiscal year ended December 31, 2001 will increase the accumulated deficit by $5,961.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


o CompassLearning Minimum Purchase Guarantee. In connection with the acquisition of CompassLearning, the Company entered into a minimum purchase guarantee agreement with the seller of CompassLearning. In 2001, the Company incorrectly recorded as revenue amounts that the seller was required to purchase under the agreement, which the seller did not purchase. In its historical financial statements for 2001, the Company also recorded an intangible asset in an amount equal to the amount of revenue incorrectly recorded. In 2002 and 2003, amortization of $527 and $235, respectively, of this intangible was recorded against gross sales as purchases were actually made. Recording this intangible asset and the related amortization did not conform to GAAP. The Company has restated its financial statements to reverse this transaction, with the net effect being to increase accumulated by $762 for the year ended December 31, 2001 and decrease the Company's net loss in 2002 by $527.

o Distributor Sales. Historically the Company recognized revenue under a distribution contract between its subsidiary, World Almanac Education Group, and a distributor at the time that the Company shipped our products to the distributor rather than at the time those products were resold by the distributor. The Company also recorded distribution fees under this contract as operating costs and expenses, based on its understanding of the distribution contract. The Company has determined to recognize revenue only at the time the distributor ships these products to its customer. In addition, the Company should have recorded distributions fees as a reduction of revenue, rather than as a separate operating cost and expense item. The Company has restated its financial statements which increased its accumulated deficit by $449 for the fiscal year ended December 31, 2001, decreased its net loss and increased net assets by $168 for the year ended December 31, 2002.

o Rent. The Company has two leases that have "free rent" incentives at the commencement of the leases and also contain rent escalation clauses (which clauses provide for rent increases over time) for which it was required under GAAP to record the average rent expense ratably over the lease term. In its historical 2001 financial statements, however, the Company recorded the rent expense from these leases as it was paid. In its historical 2002 financial statements, the Company began correctly recording the average rent expense for these leases, but it calculated the average rent using the remainder of the lease term instead of the entire lease term. The Company has restated its financial statements to correct these errors. As a result, rent expense increased in 2001 because the average rent to be paid over the lease terms was greater than the actual rent paid in 2001 and rent expense decreased in 2002 because of the longer lease terms used to calculate the average rent. In 2001, the Company also incorrectly capitalized some rent expense prior to its occupancy of a certain leased premise as a prepaid rent asset and amortized it, rather than recording it as an expense, as required by GAAP. The Company has restated its financial statements to correct these errors, with the net effect being to increase its accumulated deficit by $1,005, for the year ended December 31, 2001, to decrease its net loss by $412 and increase total assets by $352 for the year ended December 31, 2002.

o Common Stock Warrants. During 1999, the Company issued warrants to purchase its common stock to purchasers of certain debt securities and a lender under a term loan facility. The Company incorrectly recorded the fair value of the warrants, as a liability due to a related party. The Company has restated its 2002 financial statements to correctly record the fair value of the warrants as additional paid-in capital. As a result of this correction liabilities decreased by $2,160 and additional paid-in capital increased by corresponding amount.

o Other. The Company has have made a number of other corrections, including adjustments relating to various accruals such as compensation and fringe benefit costs, deferred revenue, legal costs and other immaterial items.

The effect of the restatements for years prior to 2002, was to increase accumulated deficit from $161,024 by $10,546 to $171,570 at January 1, 2002.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


Summarized below are the significant effects of the restatement of the Company's 2002 financial statements.

                                                       December 31, 2002
                                                 -------------------------------
                                                 As Previously
Statements of Operations, for the year ended       Reported          As Restated
--------------------------------------------     -------------       -----------

Revenue, net                                       $ 209,958          $ 207,831
Operating costs and expenses                         190,213            191,200
Income from Operations                             $  19,745             16,631
Interest expense, loss on investment and
other income/(expense), net                          (32,187)           (32,187)
Net loss                                           $ (95,444)         $ (98,558)

Balance Sheets, as of

Total current assets                               $  67,752          $  65,419
Goodwill                                             163,349            143,149
Total assets                                       $ 374,252          $ 356,864
Total current liabilities                            100,408            100,014
Total liabilities                                    380,654            377,937
Additional paid-in capital                           132,464            131,453
Accumulated deficit                                 (276,642)          (290,302)
Total stockholders' deficit                         (129,084)          (143,755)
Total liabilities and stockholders' deficit        $ 374,252          $ 356,864

24.      QUARTERLY DATA (UNAUDITED)

The following is a summary of the unaudited selected quarterly results for which all adjustments necessary for presentation of each period were included. As discussed in Note 23, the results of operations for the year ended December 31, 2002 and for the quarterly periods in the years ended December 31, 2002 and 2003 have been restated.

                                                       Three Months Ended
                                   -----------------------------------------------------------------
                                      March 31       March 31         June 30          June 30
                                   --------------  -------------  --------------    -------------
                                   (as previously  (as restated)  (as previously    (as restated)
                                      reported)                      reported)
2003
Revenues                              $ 46,977        $ 47,220       $ 43,493          $ 43,960
Gross profit                            34,243          34,163         30,951            31,133
Operating costs and expenses            30,730          29,926         27,631            28,211
Income/(loss) from operations            3,513           4,237          3,320             2,922
Net income/(loss)                       (4,388)         (3,664)        (4,710)           (5,108)

2002
Revenues                              $ 46,787        $ 46,974       $ 43,939          $ 44,562
Gross profit                            33,413          33,079         31,158            31,287
Operating costs and expenses            30,995          32,408         27,509            30,067
Income/(loss) from operations            2,418             671          3,649             1,220
Net income/(loss)                      (86,752)        (88,499)        (5,309)           (7,738)


                                                        Three Months Ended
                                   --------------------------------------------------------------
                                    September 30    September 30      December 31      December 31
                                   --------------   ------------    --------------    -------------
                                   (as previously   (as restated)   (as previously    (as restated)
                                      reported)                        reported)
2003
Revenues                               $ 55,322       $ 55,387         $ 57,015          $ 56,137
Gross profit                             40,608         40,401           41,381            40,604
Operating costs and expenses             28,827         28,754           35,452            34,721
Income/(loss) from operations            11,781         11,647            5,929             5,883
Net income/(loss)                         3,579          3,445           (2,293)           (2,447)

2002
Revenues                               $ 56,456       $ 56,549         $ 62,776          $ 59,746
Gross profit                             41,081         40,681           45,295            42,860
Operating costs and expenses             28,651         29,219           44,047            39,582
Income/(loss) from operations            12,430         11,462            1,248             3,278
Net income/(loss)                         4,561          3,593           (7,944)           (5,914)

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


25.      SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                         2002        2003
                                                        -------     -------
Cash paid during the period for interest                $27,870     $27,779
                                                        =======     =======
Cash paid during the year for income taxes              $   280     $   285
                                                        =======     =======
Non-cash financing activities:
     Preferred stock dividends accrued                  $19,241     $22,394
                                                        =======     =======
     Accretion of preferred stock                       $   932     $   947
                                                        =======     =======

26.      SUBSEQUENT EVENT

On March 29, 2004, the Company refinanced all of its term loans under the First-Lien Facility with a $145,000 senior, second-priority lien secured financing that was provided to the Company pursuant to a term loan facility (the "Second-Lien Facility"). The proceeds of the Second Lien Facility were used (i) to refinance in full all term loans outstanding under the First-Lien Facility,
(ii) to pay fees and expenses related to the Second-Lien Facility and all transactions contemplated in connection therewith and (iii) for general corporate purposes of the Company.

All payment obligations under the Second-Lien Facility are secured by a second-priority lien on the collateral securing the First-Lien Facility; provided that all obligations under the Second-Lien Facility will rank equally in right of payment with all payment obligations under the First-Lien Facility and will not otherwise be subordinated in any respect to the First-Lien Facility. The final maturity of the Second-Lien Facility will be March, 2009. At the Company's option, the loans will bear interest at either the Administrative Agent's (i) alternate base rate ("base rate loans") or (ii) reserve-adjusted LIBO rate ("LIBO rate loans") plus, in each case, the "Applicable Margin" (as defined). "Applicable Margin" means, with respect to (i) Base Rate Loans, a rate of 4.00% per annum and (ii) LIBO Rate Loans, a rate of 5.00% per annum.

The Second-Lien Facility is subject to mandatory prepayment with:

         o        the proceeds of the incurrence of certain indebtedness

         o        the proceeds of certain asset sales or other dispositions

         o        change in control

         o annually, 50% of the Company's excess cash flow (as defined) from the prior year.

The Second-Lien Facility provide for certain restrictions, including restrictions on asset sales, dividend payments, additional indebtedness payments for restricted investments. In addition, Second-Lien Facility provides for the maintenance of a financial covenant, a maximum ratio (the "Senior Leverage Ratio") of Senior Secured Debt to trailing four quarter EBITDA (as defined therein) not to exceed 4.25:1.00 for any fiscal quarter, except the fiscal quarter ended June 30, 2005 for which the Senior Leverage Ratio shall not exceed 4.50:1.00, in each case to be tested on the last day of each fiscal quarter and computed for the Parent and its consolidated subsidiaries. In connection with entering into the Second-Lien Facility, we entered into an amendment and restatement of our First-Lien Facility, which now consists solely of a $30,000 revolving credit facility.

WRC MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)


The First-Lien Facility, as amended and restated, has a maturity of December 29, 2008, and has one financial covenant, a Senior Leverage Ratio of senior secured debt to trailing four quarter EBITDA (as defined therein) not to exceed 4.00:1.00 for any fiscal quarter, except the fiscal quarter ended June 30, 2005 for which the Senior Leverage Ratio may not exceed 4.25:1.00, in each case to be tested on the last day of the fiscal quarter and computed for the Company and its consolidated subsidiaries. Interest on revolving loan borrowings under the First-Lien Facility will bear interest at a rate per annum equal to the LIBO rate as defined in the First-Lien Facility plus 3.5% or the alternate base rate as defined in the First-Lien Facility plus 2.5%.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders' of Weekly Reader Corporation
New York, New York

We have audited the accompanying consolidated balance sheets of Weekly Reader Corporation and subsidiaries (the "Company"), a 94.9% owned subsidiary of WRC Media Inc., as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2003 and 2002. Our audits also included the financial statement schedule listed in index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Weekly Reader Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

As discussed in Notes 3 and 7 of the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 as of January 1, 2002.

As discussed in Note 18, the consolidated financial statements for the year ended December 31, 2002 have been restated.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, it is possible that the trustee or noteholders of the Company's 12 3/4% Senior Subordinated Notes may assert a breach of the requirement under the indenture for the Company to furnish audited financial statements for 2001. The potential claim that the Company is in breach of the indenture or a potential attempt to accelerate the payment of such notes, together with uncertainty as to the timing or ability to complete a reaudit of the 2001 financial statements and to furnish an auditors' report as required by the indenture in order to obviate such a claim, raises substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




DELOITTE & TOUCHE LLP


New York, New York
March 30, 2004

WEEKLY READER CORPORATION AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share data)

                                                                                                    December 31,
                                                                                             --------------------------
                                         ASSETS                                                2002             2003
                                         ------                                              --------         ---------
                                                                                           (As Restated
                                                                                           See Note 18)
Current assets:
    Cash                                                                                     $  7,819         $  1,267
    Accounts receivable (net of allowance for doubtful accounts and sales returns of
       $3,220 and $2,179, respectively)                                                        22,265           20,880
    Inventories, net                                                                           14,368           15,890
    Due from related party                                                                      9,454           11,502
    Prepaid expenses                                                                            2,692            2,882
    Other current assets                                                                        1,797            1,889
                                                                                             --------         --------
                 Total current assets                                                          58,395           54,310

Property and equipment, net                                                                     5,409            4,399

GOODWILL                                                                                       35,018           35,018

DEFERRED FINANCING COSTS, net                                                                     692              512

OTHER INTANGIBLE ASSETS, net                                                                   18,784           14,377

OTHER ASSETS AND INVESTMENTS                                                                   24,741           30,263
                                                                                             --------         --------
                 Total assets                                                                $143,039         $138,879
                                                                                             ========         ========



The accompanying notes are an integral part of these consolidated financial statements.

WEEKLY READER CORPORATION AND SUBSIDIARIES

(amounts in thousands, except share and per share data)

                                                                                                 December 31,
                         LIABILITIES AND STOCKHOLDERS' DEFICIT                             2002               2003
                         -------------------------------------                           ---------          ---------
                                                                                          (As Restated
                                                                                          See Note 18)
Current liabilities:
    Accounts payable                                                                     $  18,883          $  15,446
    Accrued expenses and other current liabilities                                          19,322             15,365
    Deferred revenue                                                                        20,476             17,565
    Current portion of long-term debt                                                        7,721              8,477
                                                                                         ---------          ---------
                 Total current liabilities                                                  66,402             56,853

DEFERRED TAX LIABILITIES                                                                     2,000              2,640
LONG-TERM DEBT                                                                             266,219            262,925
                                                                                         ---------          ---------
TOTAL LIABILITIES                                                                          334,621            322,418
                                                                                         ---------          ---------

Commitments and contingencies

15% SERIES B REDEEMABLE PREFERRED STOCK, including accrued dividends and accretion of warrant value (3,000,000 and 5,508,080 shares outstanding,
   respectively) (Liquidation preference of $137,702)                                      118,846            137,702
                                                                                         ---------          ---------

STOCKHOLDERS' DEFICIT:
    Common stock ($.01 par value, 20,000,000 shares authorized; 2,830,000 shares
       outstanding in 2002 and 2003)                                                            28                 28
    Additional paid-in capital                                                               9,133              9,133
    Due from parent                                                                        (63,569)           (59,028)
    Accumulated other comprehensive loss                                                    (3,357)            (1,899)
    Accumulated deficit                                                                   (252,663)          (269,475)
                                                                                         ---------          ---------
                 Total stockholders' deficit                                              (310,428)          (321,241)
                                                                                         ---------          ---------
                 Total liabilities and stockholders' deficit                             $ 143,039          $ 138,879
                                                                                         =========          =========



The accompanying notes are an integral part of these consolidated financial statements.

WEEKLY READER CORPORATION AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003
(amounts in thousands)

                                                                                              December 31,
                                                                                        2002               2003
                                                                                      ---------          ---------
                                                                                     (As Restated
                                                                                     See Note 18)
 REVENUE, NET                                                                         $ 155,013          $ 152,111

 COST OF GOODS SOLD                                                                      38,616             37,695
                                                                                      ---------          ---------
                 Gross profit                                                           116,397            114,416
                                                                                      ---------          ---------

 COSTS AND EXPENSES:
    Sales and marketing                                                                  28,345             28,241
    Distribution, circulation and fulfillment                                            14,012             14,626
    Editorial                                                                            10,847             10,365
    General and administrative                                                           18,290             19,011
    Restructuring costs and other non-recurring expenses                                  4,280               (516)
    Depreciation                                                                          1,945              1,682
    Amortization of intangible assets                                                     9,096             10,126
                                                                                      ---------          ---------
            Total operating costs and expenses                                           86,815             83,535
                                                                                      ---------          ---------

            Income from operations                                                       29,582             30,881

INTEREST EXPENSE, INCLUDING AMORTIZATION OF DEFERRED FINANCING COSTS                    (28,849)           (28,091)

OTHER INCOME (EXPENSE), net                                                               1,765               (196)
                                                                                      ---------          ---------
            Income before income tax provision an cumulative effect of change
            in accounting principle, net of tax                                           2,498              2,594

INCOME TAX PROVISION                                                                      2,101                552
                                                                                      ---------          ---------
            Net income before cumulative effect of change in accounting
            principle, net of tax                                                           397              2,042

 CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                    (72,022)              --
                                                                                      ---------          ---------

                 Net (loss) income                                                    $ (71,625)         $   2,042
                                                                                      =========          =========


The accompanying notes are an integral part of these consolidated financial statements.

WEEKLY READER CORPORATION AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003
(amounts in thousands)

                                                                                                        Accumulated
                                                                 Common Stock             Additional       Other
                                                           ------------------------        Paid-In        Due From     Comprehensive
                                                             Shares         Value          Capital         Parent           Loss
                                                           ---------      ---------       ----------    -----------    -------------
Balance, January 1, 2002 (as restated, see Note 18)            2,830      $      28       $   9,133      $ (67,738)      $    (316)
   Other comprehensive loss:
     Net loss (as restated, see Note 18)                        --             --              --             --              --
     Minimum pension liability                                  --             --              --             --            (3,041)
         Total comprehensive loss                               --
   Preferred stock dividends                                                   --              --             --              --
   Change in due from parent                                    --             --              --            4,169            --
                                                           ---------      ---------       ---------      ---------       ---------
Balance, December 31, 2002 (as restated, see Note 18)          2,830      $      28           9,133      $ (63,569)      $  (3,357)
   Other comprehensive income:
     Net income                                                 --             --              --             --              --
     Minimum pension liability                                  --             --              --             --             1,458
         Total comprehensive income
   Preferred stock dividends                                    --             --              --             --              --
   Change in due from parent                                    --             --              --            4,541            --
                                                           ---------      ---------       ---------      ---------       ---------
Balance, December 31, 2003                                     2,830      $      28       $   9,133      $ (59,028)      $  (1,899)
                                                           =========      =========       =========      =========       =========



                                                                             Total
                                                          Accumulated    Stockholders'
                                                            Deficit         Deficit
                                                          -----------    -------------
Balance, January 1, 2002 (as restated, see Note 18)        $(164,764)       (223,657)
   Other comprehensive loss:
     Net loss (as restated, see Note 18)                     (71,625)
     Minimum pension liability                                  --
         Total comprehensive loss                                            (74,666)
   Preferred stock dividends                                 (16,274)        (16,274)
   Change in due from parent                                    --             4,169
                                                           ---------       ---------
Balance, December 31, 2002 (as restated, see Note 18)      $(252,663)       (310,428)
   Other comprehensive income:
     Net income                                                2,042
     Minimum pension liability                                  --
         Total comprehensive income                                            3,500
   Preferred stock dividends                                 (18,854)        (18,854)
   Change in due from parent                                    --             4,541
                                                           ---------       ---------
Balance, December 31, 2003                                 $(269,475)       (321,241)
                                                           =========       =========



The accompanying notes are an integral part of these consolidated financial statements.

WEEKLY READER CORPORATION AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003
(amounts in thousands)

                                                                                        2002           2003
                                                                                      --------       --------
                                                                                    (As Restated
                                                                                    See Note 18)
CASH FLOWS FROM Operating activities:
    Net (loss) income                                                                 $(71,625)      $  2,042
    Adjustments to reconcile net (loss) income to net cash provided by (used in)
       operating activities:
       Cumulative effect of change in accounting principle                              72,022           --
       Deferred income tax provision                                                     2,000            640
       Depreciation and amortization                                                    11,041         11,808
       Write off of acquisition costs                                                       49           --
       Loss on dispositions and impairments of property and equipment                      710             84
       Amortization of debt discount                                                       396            451
       Amortization of deferred financing costs                                            181            180
    Changes in operating assets and liabilities-
       Accounts receivable                                                               1,909          1,385
       Inventories                                                                        (635)        (1,522)
       Prepaid expenses and other assets                                                   515        (11,524)
       Accounts payable                                                                  3,028         (3,437)
       Deferred revenue                                                                  2,078         (2,911)
       Accrued expenses and other liabilities                                          (10,663)        (2,497)
                                                                                      --------       --------
                 Net cash provided by (used in) operating activities                    11,006         (5,301)
                                                                                      --------       --------

CASH FLOWS FROM Investing activities:
   Purchases of property and equipment                                                  (1,102)          (759)
   Proceeds from disposition of property and equipment                                     578              4
                                                                                      --------       --------
                 Net cash used in investing activities                                    (524)          (755)
                                                                                      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from revolving line of credit                                              33,000         34,000
    Repayments of revolving line of credit                                             (33,000)       (29,000)
   Decrease in due from parent                                                           4,169          4,541
   Increase in due from related party                                                   (6,352)        (2,048)
   Retirement of Senior bank debt                                                       (6,171)        (7,989)
                                                                                      --------       --------
                 Net cash used in financing activities                                  (8,354)          (496)
                                                                                      --------       --------
   Increase (decrease) in cash and cash equivalents                                      2,128         (6,552)

Cash AND CASH EQUIVALENTS, beginning of period                                           5,691          7,819
                                                                                      --------       --------

Cash AND CASH EQUIVALENTS, end of period                                              $  7,819       $  1,267
                                                                                      ========       ========



The accompanying notes are an integral part of these consolidated financial statements.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


1.       Description of Business

The consolidated financial statements of Weekly Reader Corporation ("WRC") include the accounts of WRC and its subsidiary, Lifetime Learning System, Inc. ("Lifetime Learning"), World Almanac Education Group ("WAE") and its subsidiaries, Funk & Wagnalls Yearbook Corporation and Gareth Stevens, Inc. ("Gareth Stevens"), and American Guidance and its subsidiary, AGS International Sales, Inc. (all are collectively referred to as "Weekly Reader" or the "Company"). At December 31, 2002 and 2003, WRC Media Inc. (the "Parent") owns 94.9% and PRIMEDIA, Inc. owns 5.1% of the common stock of Weekly Reader. On May 9, 2001 American Guidance acquired through a subsidiary all of the operating assets of Lindy Enterprises, Inc. ("Lindy") for approximately $7,500. The transaction was accounted for as an asset purchase. Lindy develops curriculum-based skills assessment and test preparation products that correlate to national and state curriculum.

2.       BASIS OF PRESENTATION

Under the terms of the indenture relating to the Company's 12 3/4% Senior Subordinated Notes due 2009 (the "Notes"), the Company is required to furnish "all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission (the `SEC') on Forms 10-Q and 10-K if the Company were required to file such forms, including a `Management's Discussion and Analysis of Financial Condition and Results of Operations' and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. . ." in each case within the time periods specified in the SEC's rules and regulations.

The Company has restated its previously issued financial statements as of and for the year ended December 31, 2001. Because the originally issued 2001 financial statements were audited by Arthur Andersen LLP, an audit firm that has ceased operations, the restated financial statements for 2001 are unaudited at this time pending a reaudit which is not yet complete. The Company believes that upon furnishing its audited 2003 financial statements to the noteholders and filing such statements with the SEC, it will be in compliance with the indenture's information requirements. There is no assurance, however, that the trustee or noteholders will not claim that the Company is in breach of the indenture's information requirements, or that after any such claim is made and the applicable cure period has expired, the trustee or the noteholders will not send a notice to accelerate repayment of the Notes.

If the reaudit of the Company's 2001 financial statements is completed and a report thereon issued by its independent auditors as required by the indenture prior to any claim of breach being made, the potential for such a claim would be eliminated. If a breach of the information requirements of the indenture were to be claimed and the trustee or holders of at least 25% of the aggregate principal amount of the Notes were to provide written notice of such breach, the Company would vigorously defend against any such claim. Even if the claim of breach were to prevail, the Company would have 60 days from the date of written notice of such claim of breach to cure the breach and avoid an event of default under the indenture. If the reaudit of the Company's 2001 financial statements is completed and a report thereon issued by its independent auditors as required by the indenture prior to the end of the 60 day cure period, the right to accelerate the Notes or indebtedness under the credit facility as a result of the alleged breach of the indenture's information requirements would be eliminated. The Company has engaged its independent auditors to perform a reaudit of the 2001 financial statements and expects to be able to provide its auditors with the information necessary for them to complete their audit prior to the end of the cure period, if any claim of breach of the indenture's information requirements is made.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


While the Company is diligently working to provide such information, there is no assurance that the Company will be able to provide the information necessary to complete the reaudit or that the reaudit of the 2001 financial statements will be completed and a report thereon issued by the Company's certified independent accountants as required by the indenture. If the trustee or holders representing at least 25% of the aggregate principal amount of the Notes claim that the Company will be in breach of the indenture, the Company is not successful in defending against such claim of breach and such breach is not cured within the cure period, there would be an event of default under the indenture, and the trustee or holders of at least 25% of the aggregate principal amount of the Notes would have the right to accelerate payment of the Notes, and the holders of indebtedness under the Company's credit facility also would have the right to accelerate payment thereunder. If any such acceleration occurred, the Company would not be able to repay the amounts due and such acceleration would have a material adverse effect on the Company's consolidated financial condition and liquidity. The financials do not include any adjustments that might result from the outcome of this uncertainty.

3.       Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly- and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the amount of assets, liabilities, revenues and expenses reported in the consolidated financial statements. Actual results could differ from these estimates. Significant accounting estimates used include estimates for sales returns and allowances, bad debts, the carrying value of goodwill, intangible assets, the realizability of deferred tax assets depreciation and amortization.

Inventories

Inventories, including paper, are valued at the lower of cost or market on a first-in, first-out ("FIFO") basis. The Company periodically evaluates the realizability of inventories and adjusts the carrying value as necessary.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. Improvements are capitalized while maintenance and repairs are expensed as incurred.

Deferred Financing Fees

Deferred financing fees are related to direct costs paid by the Company in connection with the financing of the Lindy acquisition (see Note 1 above). These costs were deferred and are being amortized on a straight-line basis over the term of the related debt. Amortization of deferred financing costs charged to operations for the years ended December 31, 2002 and 2003 were $181 and $180, respectively.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


Revenue Recognition

Subscriptions are recorded as deferred revenue when received and recognized as income over the term of the subscription. Sales of books, tests and other items are generally recognized as revenue upon shipment, net of an allowance for returns. Advertising revenues are recognized as income on the issue date, net of provisions for rebates, adjustments and discounts. Revenues on sales of books to certain distributors are recognized when the Company's products are sold by them to their customers, net of an allowance for returns. Consigned inventory associated with sales to distributors is not significant at December 31, 2002 and 2003.

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Element Deliverables." The issue addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. Revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. EITF 00-21 also supersedes certain guidance set forth in Staff Accounting Bulletin Number 101 (SAB 101), "Revenue Recognition in Financial Statements," issued by the SEC. The final consensus is applicable to agreements entered into in quarters beginning after June 15, 2003, with early adoption permitted. Additionally, companies are permitted to apply the consensus guidance to all existing arrangements as a cumulative effect of a change in accounting principle. The adoption of EITF 00-21 did not have a material impact on the Company's consolidated financial statements.

For contracts with multiple obligations (e.g., deliverable and undeliverable products, and other post contract support), the Company allocates revenue to each component of the contract based on objective evidence of its fair value, or for products not yet being sold separately, the price established by management for the item when it will be sold separately. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met.

Licensing revenue is recorded in accordance with royalty agreements at the time licensed materials are available to the licensee and collections are reasonably assured.

Revenue is recognized for periodical subscriptions when the issue is shipped and available to the subscribers.

Comprehensive Loss

SFAS 130 "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The components of other comprehensive loss consist primarily of minimum pension liability adjustments.

Prepublication and Direct-Response Advertising Costs

Marketing, selling, distribution, editorial, and other general and administrative expenses are generally expensed as incurred. Certain editorial costs relating to the American Guidance product lines are deferred and amortized using both straight-line and accelerated methods over periods ranging from three to ten years. Capitalized editorial costs are recorded as other assets. As of December 31, 2002 and 2003, other assets and investments in the accompanying consolidated balance sheets, include prepublication costs, net of amortization of $9,378 and $15,098, of $19,671 and $22,767, respectively. Amortization of prepublication costs, which is included in depreciation and amortization in the accompanying consolidated statements of operations, was $3,882 and $5,720 for the years ended December 31, 2002 and 2003, respectively.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


Advertising and subscription acquisition costs are expensed the first time the advertising takes place, except for direct-response advertising, the primary purpose of which is to elicit sales from customers who can be shown to have responded specifically to the advertising and that results in probable future economic benefits. Direct-response advertising consists of product promotional mailings, catalogs and subscription promotions. These direct-response advertising costs are capitalized and amortized over the estimated period of future benefit using a ratio of current period revenues to total current and estimated future period revenues. The amortization periods range from ten months to thirty months subsequent to the promotional event. Amortization of direct-response advertising costs is included in marketing and selling expenses in the accompanying consolidated statements of operations. As of December 31, 2002 and 2003, other assets and investments on the accompanying balance sheet, include direct-response advertising costs, net of amortization of $3,641 and $8,219, of $4,319 and $5,761, respectively. Amortization of direct-response advertising costs, which is included in marketing and selling on the accompanying consolidated statements of operations, was $7,596 and $6,606 for the years ended December 31, 2002 and 2003, respectively.

Capitalized Software Costs

The Company capitalizes software development costs under the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). The Company capitalizes the costs of acquiring, developing and testing software to meet the Company's internal needs. Under the provisions of SOP 98-1, the Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project which it deems probable will be completed and used to perform the function intended. Capitalized cots include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and devote time to the internal-use software project and (3) interest costs incurred while developing internal-use software. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use. Software development costs are amortized using a straight-line method over a five-year period.

Goodwill and Indefinite Lived Intangibles

Goodwill represents the excess of the purchase price of companies acquired over the fair value of their net assets at the acquisition date. On January 1, 2002, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets." Under SFAS 142, goodwill and intangible assets deemed to have indefinite lived intangible assets (primarily trademarks) are no longer amortized but are subject to annual impairment tests. Upon adoption of SFAS No. 142, the Company ceased amortizing goodwill and indefinite lived intangible assets.

The Company tests goodwill for impairment, at least annually, and uses a fair value approach at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment for which discrete financial information is available and reviewed regularly by management. Assets and liabilities of the Company have been assigned to the reporting units to the extent that they are employed in or are a liability related to the operations of the reporting unit and were considered in determining the fair value of the reporting unit. Indefinite lived intangible assets are also tested at least annually for impairment using a fair value approach.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


Long-Lived Assets

Long-lived assets of the Company, including amortizable intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Management also reevaluates the periods of amortization of long-lived assets to determine whether events and circumstances warrant revised estimates of useful lives. When such events or changes in circumstances occur, the Company tests for impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset, the Company would recognize an impairment loss. The amount of the impairment loss will be determined by comparing the carrying value of the long-lived asset to the present value of the net future operating cash flows to be generated by the asset.

Concentration of Credit Risk

The Company's customers include schools and other institutions. Accounts receivable are generally unsecured and a provision for estimated doubtful accounts is provided. There are no concentrations of business transacted with a particular customer or supplier, nor concentrations of revenue from a particular service or geographic area.

Income Taxes

The Company and its subsidiaries file their Federal income taxes as members of the Parent's consolidated return and file their state and local income taxes on either a separate basis or a combined basis in various jurisdictions. Income taxes are presented in accordance with SFAS 109, "Accounting for Income Taxes", using the asset and liability approach. Deferred taxes reflect the tax consequences in future years of differences between the financial reporting and tax bases of assets and liabilities (see Note 12). A valuation is required to offset any net deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized.

Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. The carrying values of cash, accounts receivable, and accounts payable approximate fair value based on the short-term nature of these financial instruments.

The carrying values of the Company's Senior Bank Credit Facilities are assumed to approximate the market value due to the variable interest rates on these instruments. The estimated fair values of other financial instruments as of December 31, 2003 are as follows:

                                            Fair Value     Carrying Amount   Face Value
                                            ----------     ---------------   ----------
12 3/4 % Senior Subordinated Notes           $149,720         $147,724        $152,000

There is no market value information available for the preferred stock and a reasonable estimate could not be made without incurring excessive costs.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


The fair value at December 31, 2003 of the Company's outstanding interest rate cap agreement was de-minimus (Note 13).

Derivative Financial Instruments

Derivative financial instruments are held for purposes other than trading. The Company uses derivative financial instruments to reduce its exposure to interest rate volatility. All derivative instruments are recorded at fair value. For those instruments that do not qualify for hedge accounting, changes in fair value are recognized in income.

Cash and Cash Equivalents

Management considers all highly liquid instruments purchased with an original maturity of 90 days or les to be cash equivalents.

Reclassifications

Certain reclassifications have been made to the prior years consolidated financial statements to conform them to the current year presentation.

Segment Reporting

The Company has determined that it has one reportable segment in accordance with SFAS 131 "Disclosures About Segments of an Enterprise and Related Information" which is educational publishing.

Recent Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. The disclosure provisions of FIN 45 were effective for financial statements of periods ending after December 15, 2002. The Company adopted the disclosure provisions of FIN 45 effective December 31, 2002.

The recognition provisions of FIN 45 regarding a guarantor's obligation must be applied to guarantees issued after December 31, 2002. The adoption of the recognition provisions of FIN 45, effective January 1, 2003, did not have a significant effect on the Company's consolidated financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variables Interest Entities ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued FIN No. 46 (Revised) ("FIN 46R") to address certain FIN 46 implementation issues. This interpretation requires that the assets, liabilities, and results of activities of a Variable Interest Entity ("VIE") be consolidated into the financial statements of the enterprise that is the primary beneficiary of the VIE. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. This interpretation is effective no later than the end of the first interim or reporting period ending after March 15, 2004, except for those VIE's that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim or annual reporting period ending after December 15, 2003. The adoption of FIN 46R is not expected to have a significant impact on the Company's consolidated financial position or results of operations.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


In August 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard was effective for the Company beginning January 1, 2003. The adoption of SFAS 143 did not have any impact on the Company's consolidated financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which amends and clarifies accounting for derivative instruments, and for hedging activities under SFAS 133. Specifically, SFAS 149 requires that contracts with comparable characteristics be accounted for similarly. Additionally, SFAS 149 clarifies the circumstances in which a contract with an initial net investment meets the characteristics of a derivative and when a derivative contains a financing component that requires special reporting in the statement of cash flows. This statement is generally effective for contracts entered into or modified after June 30, 2003 and did not have a significant impact on the Company's consolidated financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement will become effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective for the Company at the beginning of the first interim period beginning after December 15, 2003. For financial instruments created before the issuance date of this statement and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by this statement. The adoption of this statement will require the Company to reclassify its 15% Series B Redeemable Preferred Stock from the mezzanine section of the balance sheet to long-term liabilities. Future dividends payments for the Series B Redeemable Preferred Stock will be recorded as interest expense in the Consolidated Statement of Operations.

On December 23, 2003, the FASB issued SFAS No. 132 (Revised 2003), "Employer's Disclosures about Pensions and Other Post-retirement Benefits, an amendment of FASB Statements No. 87, 88 and 106." It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit post-retirement plans. The majority of the provisions of this statement apply to financial statements issued for fiscal years ending after December 15, 2003.

WEEKLY READER CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

4.       Accounts Receivable,

Accounts receivable at December 31, 2002 and 2003 are as follows:

                                                   2002           2003
                                                 --------       --------
         Accounts receivable                     $ 25,485       $ 23,059
         Less:
            Allowance for doubtful accounts        (1,389)        (1,410)
            Allowance for returns                  (1,831)          (769)
                                                 --------       --------
                                                 $ 22,265       $ 20,880
                                                 ========       ========

5.       Inventories

Inventories at December 31, 2002 and 2003 are as follows:

                                                            2002         2003
                                                          --------     --------
         Finished goods                                   $ 17,344     $ 19,090
         Raw materials                                          96           37
         Less-impaired, excess and obsolete inventory       (3,072)      (3,237)
                                                          --------     --------
                                                          $ 14,368     $ 15,890
                                                          ========     ========

6.       Property and Equipment

Property and equipment at December 31, 2002 and 2003 are as follows:

                                                               Range of
                                                                Lives
                                                               (Years)         2002           2003
                                                               --------      --------       --------
         Machinery, equipment and other                           3-10       $  7,523       $  7,571
         Furniture and fixtures                                   5-10          3,666          3,441
         Leasehold improvements                                   3-15          2,369          2,513
         Internal use software                                     5            2,209          2,325
                                                                             --------       --------
                                                                               15,767         15,850
         Less- accumulated depreciation and amortization                      (10,358)       (11,451)
                                                                             --------       --------
                                                                             $  5,409       $  4,399
                                                                             ========       ========

Depreciation expense was $1,945 and $1,682 for the years ended December 31, 2002 and 2003, respectively.

7.       GOODWILL AND OTHER INTANGIBLE ASSETS

On January 1, 2002, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets." WRC completed the transitional impairment tests on its goodwill and indefinite lived intangibles during the second quarter ended June 30, 2002. The previous method for determining impairment prescribed by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of," utilized an undiscounted cash flow approach for the impairment assessment, while SFAS 142 utilizes a fair value approach. WRC has three reporting units with goodwill. Goodwill was tested for impairment at the reporting unit level. The Company's measurement of fair value was based on an evaluation of future discounted cash flows. This evaluation utilized the best information available in the circumstances, including reasonable and supportable assumptions and projections. The discounted cash flow evaluation considered several earnings scenarios and the likelihood of possible outcomes. Collectively, this evaluation was management's best estimate of projected future cash flows. The Company's discounted cash flow evaluation used a range of discount rates that corresponds to the Company's weighted-average cost of capital. This discount rate range assumed was consistent with that used for investment decisions and takes into account the specific and detailed operating plans and strategies of the WRC Media's reporting units.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


Certain other key assumptions utilized, including changes in revenue, operating expenses, working capital requirements and capital expenditures including prepublication costs, are based on estimates related to the Company's strategic initiatives and current market conditions. Such assumptions also are consistent with those utilized in the Company's annual planning process. As a result, the Company recorded a transitional goodwill and indefinite lived intangible asset impairment charge of $72,022 at its subsidiary, American Guidance Service, Inc. This charge is reported as a cumulative effect of accounting change, as of January 1, 2002, in the Consolidated Statements of Operations. WRC is required to perform impairment tests on an annual basis, or between yearly tests under certain circumstances for goodwill and indefinite lived intangibles.

WRC performed its annual impairment tests during the fourth quarters of 2002 and 2003. No further impairment of goodwill and indefinite lived intangibles was required:

                                    January 1,      Impairment     December 31,
                                      2002             Loss           2002
                                    ---------       ----------     -----------
Goodwill                            $ 101,978       $ (66,960)      $  35,018
Long Lived Assets - Trademarks         15,017          (5,062)          9,955
                                    ---------       ---------       ---------
                                    $ 116,995       $ (72,022)      $  44,973
                                    =========       =========       =========


                                   December 31,     Impairment     December 31,
                                      2002             Loss           2003
                                   -----------      ----------     -----------
Goodwill                            $  35,018       $    --         $  35,018
Long Lived Assets - Trademarks          9,955            --             9,955
                                    ---------       ---------       ---------
                                    $  44,973       $    --         $  44,973
                                    =========       =========       =========

WRC also recorded non-cash deferred income tax expense of approximately $1,360 on January 1, 2002 and $640 during the year ended December 31, 2002, for taxable temporary differences that will not reverse prior to expiration of the Company's net operating loss carryforward periods. The non-cash charge of $1,360 on January 1, 2002 was recorded to increase the valuation allowance related to the deferred tax asset associated with WRC's net operating losses. Historically, WRC did not need a valuation allowance for the portion of its net operating loss equal to the excess of tax over book amortization on tax-deductible goodwill and trademarks since the liability was expected to reverse during the carryforward period of the net operating losses. As a result of the adoption of SFAS 142, the timing of the reversal of this liability is indefinite and can no longer be offset by WRC's net operating loss carryforwards. While book amortization of tax-deductible goodwill and trademarks ceased on January 1, 2002, WRC will continue to amortize these assets for tax purposes. As a result, WRC will have deferred tax liabilities that will arise each quarter because the taxable temporary differences related to the amortization of these assets will not reverse prior to the expiration period of WRC's deductible temporary differences unless the related assets are sold or an impairment of the assets is recorded. Accordingly, WRC recorded an additional $640 to increase the valuation allowance for each of the years ended December 31, 2002 and 2003. The Company expects that it will record an additional $640 to increase the valuation allowance during 2004.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


8.       OTHER INTANGIBLE ASSETS

                                                          December 31, 2002                           December 31, 2003
                                               --------------------------------------      --------------------------------------
                                                             Accumulated                                 Accumulated
                               Useful Lives      Gross       Amortization       Net          Gross       Amortization       Net
                               ------------    --------      ------------    --------      --------      ------------    --------
Customer Lists                   7-9 yrs       $ 36,748       $(34,001)      $  2,747      $ 36,748       $(34,755)      $  1,993
Copyrights                       8 yrs           17,520        (14,666)         2,854        17,520        (16,806)           714
Product Titles                   7 yrs           22,400        (19,181)         3,219        22,400        (20,685)         1,715
Databases                        4-10 yrs         5,812         (5,803)             9         5,812         (5,812)          --
                                               --------       --------       --------      --------       --------       --------
                     Total:                    $ 82,480       $(73,651)      $  8,829      $ 82,480       $(78,058)      $  4,422
                                               ========       ========       ========      ========       ========       ========

For trademarks not subject to amortization, which are included in other intangible assets, the total carrying amount at December 31, 2002 and 2003 was $9,955.

Amortization of intangibles for the years ended December 31, 2002 and 2003 was $5,214 and $4,406, respectively, and is included in amortization of goodwill and intangible assets on the consolidated statements of operations. The estimated amortization expense for intangible assets subject to amortization for the next five years is as follows:

       2004.................................         $  2,512
       2005.................................            1,009
       2006.................................              398
       2007.................................              261
       2008.................................              242

9.       OTHER ASSETS AND INVESTMENTS

Other assets and investments at December 31, 2002 and 2003 are as follows:

                                              2002         2003
                                            -------      -------
Prepublication costs, net                   $19,671      $22,767
Direct response advertising costs, net        4,319        5,761
Other                                           751        1,735
                                            -------      -------
                                            $24,741      $30,263
                                            =======      =======

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


10.      Accrued Expenses and Other CURRENT LIABILITIES

Accrued expenses and other current liabilities at December 31, 2002 and 2003 are as follows:

                                                     2002         2003
                                                    -------      -------
         Rabbi Trust (Note 16)                      $ 1,403      $ 1,006
         Payroll and related employee benefits        4,818        5,784
         Acquisition costs                              157           25
         Pension liability (Note 15)                  5,056        3,988
         Accrued restructuring costs (Note 11)        2,771        1,008
         Royalties                                    1,397        1,222
         Accrued interest                             1,447          691
         Taxes payable, other than income               507          312
         Other                                        1,766        1,329
                                                    -------      -------
                                                    $19,322      $15,365
                                                    =======      =======


11.      RESTRUCTURING AND OTHER NON-RECURRING EXPENSES

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date an entity commits to an exit plan. SFAS 146 establishes that fair value is the objective for initial measurement of the liability. The Company adopted SFAS 146 in December 2002.

In January 2002, the Company's Board of Directors approved a restructuring plan (the "2002 Plan of Restructuring") and accordingly, the Company incurred charges for restructuring, asset write-downs and other exit costs totaling approximately $4,300.

The 2002 Plan of Restructuring included integration and cost reduction initiatives comprised of closure of facilities and reduction in work force.

Pursuant to the 2002 Plan of Restructuring, 51 positions were eliminated throughout the Weekly Reader Corporation. Severance and other benefit costs of approximately $1,600 relate to the reduction of these employees from the workforce. This workforce reduction involved each of the three operating units of Weekly Reader Corporation. Most of the workforce reductions represented administrative and back office related employees. The workforce reductions were completed by December 31, 2002.

Lease termination costs include future obligations under long-term non-cancelable lease agreements at facilities that were vacated following the workforce reductions. The majority of these costs consisted of the estimated lease costs, net of probable sublease income, associated with a portion of the Company's WAEG office lease at 512 Seventh Avenue in New York, N.Y. which expires in 2015. As a result of the facilities being vacated, certain assets were written off. All office space was vacated prior to accrual of this expense.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


Components of the Company's restructuring plans and other non-recurring expenses, including the plans initiated in 2002, are shown in the following table for 2002:

                                      Balance at                  Amounts      Balance at
                                   January 1, 2002   Charges       Paid     December 31, 2002
                                   ---------------   -------      -------   -----------------
Severance and other benefits           $   --        $ 1,630      $  (981)       $   649
Lease terminations                         --          2,162          (40)         2,122
Asset write-downs                          --            488         (488)          --
                                       --------      -------      -------        -------
Total                                  $   --        $ 4,280      $(1,509)       $ 2,771
                                       ========      =======      =======        =======

During the year ended December 31, 2003, the Company reviewed its restructuring reserve established in 2002 and reduced the reserve by $516. The adjustment primarily resulted from a decrease of $514 resulting from updating the assumptions used in determining the fair value of the remaining lease obligations associated with facilities vacated during 2002. The $514 adjustment related to the vacated facilities includes $259 of interest accretion expense.

Components of the Company's 2002 restructuring plan are shown in the following table for 2003:

                                   Balance at                                        Balance at
                                December 31, 2002  Adjustments      Amounts Paid  December 31, 2003
                                -----------------  -----------      ------------  -----------------
Severance and other benefits         $   649         $    (2)         $  (627)         $    20
Lease terminations                     2,122            (514)            (620)             988
                                     -------         -------          -------          -------
Total                                $ 2,771         $  (516)         $(1,247)         $ 1,008
                                     =======         =======          =======          =======

The restructuring reserve totaling approximately $1,008 at December 31, 2003 is expected to be paid as follows: $205 for the year ending December 31, 2004, 2005 and beyond - $803. These charges are included in accrued expenses and other current liabilities in the consolidated balance sheet.

12.      INCOME TAXES

At December 31, 2003, the Company had available net operating loss carryforwards
(NOLs) of approximately $95,241. No tax benefit has been reflected in the accompanying financial statements as the utilization of the operating loss carryforwards is not considered more likely than not. Accordingly, this amount has been fully offset by a valuation allowance.

The NOLs are scheduled to expire in the following years:

                                          Amount
                                        ---------
                        2019            $   2,236
                        2020               39,955
                        2021               17,552
                        2022               20,830
                        2023               14,668
                                        ---------
                                        $  95,241
                                        =========

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes, and (b) operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred income tax assets include the Company's net operating loss carryforwards and adjusted tax basis in excess of the historical net book value of intangible assets.

The Company's provision for income tax differs from the amount computed by applying the statutory U.S. federal income tax rate of 35% primarily due to state and local taxes and changes in valuation allowances.

In 2002 and 2003, the Company recorded income tax expense of $101, and $(88), respectively, related to a provision for current state and local taxes.

Management has determined that the Company is not likely to realize the income tax benefit of its net deferred tax assets. To the extent the Company generates income in future years, the tax provision will reflect the realization of such benefits, with the exception of benefits attributable to acquired deferred tax assets. The recognition of such amount in future years will be allocated to reduce the excess of the purchase price over the net assets acquired and other non-current intangible assets.

As a result of the adoption of SFAS 142 in 2002, the Company continues to record a valuation allowance in excess of its net deferred tax assets, to the extent the difference between the book and tax basis of indefinite lived intangible assets is not expected to reverse during the net operating loss carryforward period. The Company recorded non-cash deferred income tax expense of approximately $1,360 on January 1, 2002 related to the adoption of SFAS 142.

With the adoption of SFAS 142, the Company no longer amortizes the book basis in the indefinite lived intangibles but continues to amortize these intangibles for tax purposes. In both 2002 and 2003, the Company recorded additional non-cash deferred income tax expenses of $640 related to the increase in its net deferred tax liability for the tax effect on the net increase in the difference between the book and tax basis in the indefinite lived intangible assets.

13.      Long-Term Debt

In connection with the recapitalization and merger of the Company during November, 1999, the Parent, the Company and CompassLearning, a wholly-owned subsidiary of the Parent, entered into the Senior Subordinated Note and Senior Bank Credit Facility. Since each Company is jointly and severally liable for the borrowing, they are considered to be obligated. Accordingly, the debt and related interest expense is reflected in the financial statements of each entity. For the Company, a corresponding entry in the balance sheet has been recorded as Due from Parent.

In May 2001, the Company acquired the assets of Lindy Enterprises, Inc. In connection with this acquisition, the Senior Bank Credit Facility was amended and restated to include an additional term A loan commitment in the amount of $10,000. In addition, certain other terms and conditions were amended.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


At December 31 2002 and 2003, long-term debt consisted of the following:

                                                     2002                                               2003
                                 ---------------------------------------------      ---------------------------------------------
                                   Face     Unamortized   Principal   Carrying       Face      Unamortized   Principal   Carrying
Debt Instrument                    Value     Discount     Payments      Value        Value      Discount     Payments      Value
---------------                  --------   -----------   ---------   --------      --------   -----------   ---------   --------
Senior Bank-Term A (b)           $ 25,188    $   --       $  5,038    $ 20,150      $ 20,150    $   --       $  6,618    $ 13,532
Senior Bank-Term B (b)             97,750        --          1,000      96,750        96,750        --          1,216      95,534
Senior Bank- New Term A (b)         9,900        --            133       9,767         9,767        --            155       9,612
Revolving Credit (b)                 --          --           --          --           5,000        --           --         5,000
Senior Subordinated Notes (a)     152,000       4,727         --       147,273       152,000       4,276         --       147,724
                                 --------    --------     --------    --------      --------    --------     --------    --------
Total debt                        284,838       4,727        6,171     273,940       283,667       4,276        7,989     271,402
Less-current portion                7,721        --           --         7,721         8,477        --           --         8,477
                                 --------    --------     --------    --------      --------    --------     --------    --------
Long-term debt                   $277,117    $  4,727     $  6,171    $266,219      $275,190    $  4,276     $  7,989    $262,925
                                 ========    ========     ========    ========      ========    ========     ========    ========

(a) In connection with the recapitalization of the Company in 1999, the Company, CompassLearning, Inc. and the Parent were all co-issuers of 152,000 units consisting of $152,000 in aggregate principal amount of 12 3/4% Senior Subordinated Notes (the Notes) due 2009 and 205,656 shares of common stock. Interest on the Notes is payable semi-annually, on May 15 and November 15. During the years ended December 31, 2002 and 2003 $19,380 of interest was paid on the Notes (see Note 2).

         Based upon an independent valuation, $148,289 was allocated to the value of the Notes while $3,711 was the value ascribed to the common stock. The Notes were issued net of a $5,807 discount, which is being accreted to maturity using the effective interest method.

         On or after November 15, 2004, the Company may redeem the Notes at a redemption price of 106.375% of the principal amount, plus accrued interest thereon decreasing annually to 100% in 2007 and thereafter.

(b) The Senior Bank Credit Facilities are comprised of the $30,000 revolving credit facility maturing in 2005, the $31,000 term loan A facility maturing in 2005, the $100,000 term loan B facility maturing in 2006 and the $10,000 new term loan A facility maturing in 2006. During 2000, the Company applied for and received an annually renewable stand-by letter of credit in the amount of $2,000 in connection with a real estate lease entered into by the Parent. While this letter of credit is in effect, the Company's available borrowing under the revolving credit facility is reduced by $2,000. As of December 31, 2003 there had been no drawings against this letter of credit. As of December 31, 2003 and 2002, the revolving credit facility balance was $5,000 and $0, respectively. The term loan A facility, the term loan B facility and the new term loan A facility amortize in quarterly installments.

         Loans under the Senior Bank Credit Facilities bear interest at a rate per annum equal to:

1. For the revolving credit facility and the term loan A facility, the LIBO rate as defined in the credit agreement, plus 3.375% or the alternate base rate as defined in the credit agreement, plus 2.375% (subject to performance-based step downs). As of December 31, 2002 and 2003, term loan A loans outstanding had interest rates that ranged from 4.99% to 5.15% and from 4.57% to 6.38%, respectively.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


2. For the term loan B facility and the new term loan A facility, the LIBO rate plus 4.00% or the alternate base rate plus 3.00%. As of December 31, 2002 and 2003, term loan B loans outstanding had interest rates that ranged from 5.40% to 5.84% and from 5.19% to 7.00%, respectively. As of December 31, 2002 and 2003, the new term loan A loans outstanding has interest rates that ranged from 5.40% to 5.83% and from 5.19% to 7.00%, respectively.

         In addition to paying interest on outstanding loans under the senior bank credit facilities, the Company is required to pay a commitment fee to the lenders associated with the revolving credit facility in respect of the unused commitments there under at a rate of 0.5% per annum (subject to performance-based step downs). Commitment fees paid for unused revolver commitments for the year ended December 31, 2003 and 2002 were approximately $97 and $81, respectively.

         The senior bank credit facilities are subject to mandatory prepayment with:

         o        the proceeds of the incurrence of certain indebtedness

         o        the proceeds of certain asset sales or other dispositions

         o        the proceeds of issuances of certain equity offerings

         o annually beginning in 2000, 50% of the Company's excess cash flow (as defined in the credit agreement) from the prior year.

The senior bank credit facilities and the senior subordinated notes provide for certain restrictions, including restrictions on asset sales, dividend payments, additional indebtedness payments for restricted investments. In addition, senior bank credit facilities provide for the maintenance of certain financial covenants, including a limit on the consolidated leverage ratios and maintenance of minimum fixed charged coverage ratios.

Each ratio became more stringent periodically during the fiscal year ended December 31, 2003 and March 31, 2004. With respect to the fourth quarter ended December 31, 2003, the Company was required to have a leverage ratio no greater than 5.00:1.0 and a fixed charge coverage ratio no less than 1.10:1.0 and thereafter beginning with the quarter ending March 31, 2004, the Company was required to have a leverage ratio no greater than 4.00:1.0 and a fixed charge ratio no less than 1.50:1.0. The Company is not in compliance with these covenants as of December 31, 2003. The Company reached an agreement with its senior lenders under which they would continue to make available to the Company additional borrowings under the Company's revolving credit facility through March 31, 2004. Under the agreement, the lenders waived through March 31, 2004 WRC Media's failure to comply with certain financial covenants as of December 31, 2003, and WRC Media agreed to limit borrowings, including currently outstanding borrowings and letters of credit, under its revolving credit facility to $26,000 out of the $30,000 facility. On March 29, 2004 the Company amended its existing Credit Agreement ("First-Lien Facility") and entered into a $145,000 Second Priority Senior Credit Facility (the "Second-Lien Facility"). The Company used the proceeds of the financing to refinance in full all term loans outstanding under the Company's First-Lien Facility, to pay fees and expenses related to the Second-Lien Facility and for general corporate purposes of the Company. See Note 21 for additional information.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


Maturities of long-term debt, including unamortized discount and, after consideration of the refinancing discussed in Note 21, are as follows:

       2004                                                $   13,477
       2005                                                    27,668
       2006                                                    82,533
       2007                                                      --
       2008 and thereafter                                    152,000
                           Total                           ----------
                                                           $  275,678
                                                           ==========

Pursuant to the terms of the Amended and Restated Credit Agreement, the Company is required to enter into and maintain interest rate protection agreements (interest rate swaps, caps, collars or similar agreements) in a notional amount equal to at least 50% of the aggregate principal amount of the senior secured term loans. On November 15, 2002, the Company entered into a six-month and one-year interest rate cap agreement with a national principle of $50,000 and $14,800, respectively, which caps the LIBOR based rate, as defined, on those loans at 2.5%. The interest rate protection agreement did not qualify for hedge accounting treatment and as such the Company marks to market the contract at the end of each period. The fair value of the interest rate cap at December 31, 2002 was de-minimus.

On November 15, 2003, the Company entered into a new one-year interest rate cap agreement with a notional principle of $61,000, with substantially the same terms as the 2002 agreements. The fair value of the new interest rate cap at December 31, 2003 was de-minimus.

14.      PREFERRED STOCK

15% Series B Redeemable Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock in series and to designate accordingly the dividend, voting, conversion, redemption and liquidations rights for each series. The Company has issued its Parent 3,000,000 shares of 15% Preferred Stock due in 2011. The Preferred stock has an aggregate liquidation preference of $25.00 per share. The Parent holds all of the 3,000,000 shares of preferred stock outstanding and is entitled to receive dividends at 15% per annum, subject to adjustment under certain conditions. During the years ended December 31, 2002 and 2003, accrued preferred stock dividends amounted to $16,274 and $18,854, respectively, and are payable in additional shares of preferred stock. The Company may redeem the preferred stock, including unpaid dividends, prior to November 17, 2002 or after November 17, 2004, subject to certain conditions.

In connection with the issuance of WRC Media Inc.'s 15% Series B Preferred Stock in 1999, the Company issued to the senior preferred stockholders, Preferred Stock Warrants, which entitle the senior preferred stockholders to acquire 422,784 shares of Weekly Reader common stock. These warrants entitle the holders to acquire 13% of common stock of Weekly Reader at an exercise price of $0.01 per share and contain a cashless exercise provision. The warrants were immediately exercisable and expire on November 17, 2011.

15.      Retirement Plans

Substantially all of the Company's employees are eligible to participate in a defined contribution plan of the Parent. Pursuant to the provisions of the Plan, the Company is obligated to match 33% of the employee's contribution to the Plan up to the first 6% of the employee's compensation. The expense recognized by the Company for the plan during the years ended December 31, 2002 and 2003, was $977 and $991, respectively.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


A subsidiary of Weekly Reader sponsors a defined benefit pension plan (the "American Guidance Plan") for the benefit of its employees. The benefits to be paid under the American Guidance Plan are based on years of service and compensation amounts for the average of the highest five consecutive plan years. The American Guidance Plan is funded by means of contributions to the plan's trust. The pension funding policy is consistent with the funding requirements of U.S. Federal and other governmental laws and regulations. Plan assets consist primarily of fixed income, equity and other short-term investments.

The net pension expense for the American Guidance Plan and the reconciliation of the funded status of the Plan at December 31, 2002 and 2003 and the accrued obligation in the consolidated balance sheets are as follows:

                                                                          2002           2003
                                                                        --------       --------
         Change in benefit obligation:
           Projected benefit obligation, beginning of year              $ 11,947       $ 14,379
                Service cost                                                 742            916
                Interest cost                                                819            883
                Actuarial loss                                             1,332           (109)
                Benefits paid                                               (461)          (570)
                                                                        --------       --------
           Projected benefit obligation, end of year                    $ 14,379       $ 15,499
                                                                        ========       ========

         Change in plan assets:
           Fair value of plan assets, beginning of year                 $  7,903       $  7,269
                Actual return on plan assets                              (1,284)         1,928
                Employer contributions                                     1,111          1,029
                Benefits paid                                               (461)          (570)
                                                                        --------       --------
           Fair value of plan assets, end of year                       $  7,269       $  9,656
                                                                        ========       ========

         Funded status at December 31,
           Plan assets in excess of (less than) benefit obligation      $ (7,110)      $ (5,842)
           Unrecognized actuarial loss                                     5,411          3,754
                                                                        --------       --------
                Accrued pension cost                                    $ (1,699)      $ (2,088)
                                                                        ========       ========

         Amounts recognized in consolidated balance sheets:
            Accrued benefit liability                                   $ (5,056)      $ (3,988)
            Accumulated other comprehensive loss                           3,357          1,899
                                                                        --------       --------
                                                                        $ (1,699)      $ (2,088)
                                                                        ========       ========

         Components of net periodic benefit cost:
           Service cost                                                 $    742       $    916
           Interest cost                                                     819            883
           Expected return on plan assets                                   (749)          (675)
           Amortization of unrecognized net actuarial loss                    70            294
                                                                        --------       --------
         Net periodic benefit cost                                      $    882       $  1,418
                                                                        ========       ========

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


                                                                          2002              2003
                                                                       ----------        ----------
         Accumulated benefit obligation and fair value of assets:
           Accumulated benefit obligation                              $  (12,325)       $  (13,644)
           Fair value of assets                                        $    7,269        $    9,656

         Weighted-average assumptions as of end of year
         Discount rate                                                       6.25%             6.25%
         Expected return on plan assets                                       9.0%              9.0%
         Rate of compensation increase                                        4.5%              3.5%

The Company developed the expected long-term rate of return on assets assumption by considering the current level of expected returns on risk free investments (primarily government bonds), the historical level of the risk premium associated with other asset classes in which the portfolio is invested and the expectation for future returns on each asset class. The expected return for each asset class was the weighted based on the aggregate target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. The Company reviews the expected rate of return on an annual basis and revises it as appropriate.

The American Guidance Plan investment objective is a heavily weighted equity portfolio with an emphasis on long-term growth. Assets held include high-quality, well-capitalized stocks of established companies and were allocated 83% to equity securities and 17% to fixed income securities in 2002 and 87% to equity securities and 13% to fixed income securities in 2003:

                                    2002         2003
                                   -----        -----
         Asset Category
           Equity Securities        83.0%        87.0%
           Debt Securities          14.0%        11.0%
           Other                     3.0%         2.0%
                                   -----        -----
         Total                     100.0%       100.0%
                                   =====        =====

The Company expects to contribute $2,254 to the American Guidance Plan in 2004.

A minimum pension liability adjustment is required when the actuarial present value of the accumulated plan benefits exceeds plan assets and accrued pension liability. In 2002 and 2003, a minimum liability adjustment of ($3,041) and $1,458 respectively, was recorded as a component of other comprehensive loss and reported in accumulated other comprehensive loss as a component of stockholders' deficit.

16.      RABBI TRUST

In 1998, as part of its acquisition of American Guidance, a subsidiary of Weekly Reader, approximately $19,600 of the American Guidance purchase price was paid through contributions to several Rabbi Trusts to settle American Guidance's obligations due to employees under American Guidance's predecessor company stock option, employee stock ownership and deferred compensation plans. Payments to the beneficiaries of the Rabbi Trusts are taxable upon distribution from the Rabbi Trusts with Weekly Reader receiving a corresponding deduction for income tax purposes. The assets of the Rabbi Trusts predominantly consist of marketable mutual fund investments that are subject to claims of general creditors of Weekly Reader in the event of bankruptcy. Accordingly, the assets of the Rabbi Trusts and a related liability are presented in other current assets and accrued expenses, respectively on the consolidated balance sheets. The balance of the liability as of December 31, 2002 and 2003 was approximately $1,403 and $1,006, respectively. The marketable securities in the Rabbi Trusts have been classified as trading securities and investment income of $156 and $55 has been offset with the related compensation expense for the same amount on the accompanying consolidated statements of operations for the years ended December 31, 2002 and 2003, respectively. Marketable securities in the Rabbi Trust have been recorded at fair value, based on quoted market prices, in the accompanying consolidated balance sheets.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


17.      Commitments and Contingencies

Leases

The Company has non-cancelable operating leases for office, warehouse space and equipment that include future minimum rental commitments as follows:

                                   Lease      Sublease         Net
Year Ending December 31,        Commitments   Rentals      Commitments
                                -----------   --------     -----------
2004                              $ 3,502      $  (348)      $ 3,154
2005                                3,159         (348)        2,811
2006                                2,972         (352)        2,620
2007                                2,286         (359)        1,927
2008                                1,735         (359)        1,376
Thereafter                         10,732         (241)       10,491
                                  -------      -------       -------
               Total              $24,386      $(2,007)      $22,379
                                  =======      =======       =======

Total rent expense under operating leases was $3,422 and $2,997 for the years ended December 31, 2002 and 2003, respectively.

Contingencies

The Company is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there is no pending legal proceeding that would have a material adverse affect on the consolidated financial statements of the Company.

SEC Inquiry

The SEC is conducting a preliminary inquiry concerning the Company and has requested that the Company voluntarily provide the SEC with documents. The Company cannot predict the final outcome of this inquiry at this time. The Company is cooperating fully with the SEC inquiry.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


18.      RESTATEMENT

In connection with the audit of the Company's 2003 consolidated financial statements, management has determined to restate its financial statements because it had incorrectly accounted for (i) revenue recognition for distributor sales in 2002; (ii) rent expense in 2001 and 2002 and (iii) a number of other items including various accruals such as compensation and fringe benefit costs, deferred revenue and legal costs in 2001 and 2002. As a result, the Company has decided to restate its balance sheet as of December 31, 2002, and the related statements of stockholders' deficit and operations for the year ended December 31, 2002. After giving effect to the restatement and amendments described below, the Company believes that it is in compliance with the financial covenants in its credit facility for all of the reporting periods affected, other than the fourth quarter of 2003, for which the lenders under the credit agreement have granted a waiver through March 31, 2004. See Note 13.

Described below are the matters for which the Company has restated its audited consolidated financial statements for 2002 to correct for certain errors made in the application of GAAP that had not previously been corrected because in each such case the Company believed that the amount of any such error was not material to its consolidated financial statements. These matters are described below.

o Distributor Sales. Historically the Company recognized revenue under a distribution contract between its subsidiary, World Almanac Education Group, and a distributor at the time that the Company shipped its products to the distributor rather than at the time those products were resold by the distributor. The Company also recorded distribution fees under this contract as operating costs and expenses, based on our understanding of the distribution contract. The Company has determined to recognize revenue only at the time the distributor ships these products to its customer. In addition, the Company should have recorded distributions fees as a reduction of revenue, rather than as a separate operating cost and expense item. The Company has restated its financial statements to reflect this view, with the net effect being to increase its accumulated deficit by $449 for the year ended December 31, 2001, to decrease its net loss and increase net assets by $168 for the year ended December 31, 2002.

o Rent. The Company has two leases that have "free rent" incentives at the commencement of the leases and also contain rent escalation clauses (which clauses provide for rent increases over time) for which it was required under GAAP to record the average rent expense ratably over the lease term. In the Company's historical 2001 financial statements, however, the Company recorded the rent expense from these leases as it was paid. In the Company is historical 2002 financial statements, the Company began correctly recording the average rent expense for these leases, but the Company calculated the average rent using the remainder of the lease term instead of the entire lease term. The Company is restating its financial statements to correct these errors. As a result, rent expense increased in 2001 because the average rent to be paid over the lease terms was greater than the actual rent paid in 2001 and rent expense decreased in 2002 and 2003 because of the longer lease terms used to calculate the average rent. In 2001, the Company also incorrectly capitalized some rent expense prior to its occupancy of a certain leased premise as a prepaid rent asset and amortized it, rather than recording it as an expense, as required by GAAP. The Company is restated its financial statements to correct these errors, with the net effect being to increase its accumulated deficit by $1,005, for the year ended December 31, 2001, to decrease its net loss by $412 and increase total assets by $352 for the year ended December 31, 2002.

o Other. The Company has made a number of other corrections, including adjustments relating to various accruals such as compensation and fringe benefit costs, deferred revenue, legal costs and other immaterial items.

The effect of the restatements for years prior to 2002, was to increase accumulated deficit from $163,482 by $1,282 to $164,764 at January 1, 2002.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


Summarized below are the significant effects of the restatement of the Company's 2002 financial statements.

                                                        December 31, 2002
                                                  ------------------------------
                                                  As Previously
Statements of Operations, for the year ended        Reported         As Restated
--------------------------------------------      -------------      -----------

Revenue, net                                        $ 156,498         $ 155,013
Operating costs and expenses                          126,532           125,431
Income from Operations                                 29,966            29,582
Interest expense and other income/(expense), net      (27,084)          (27,084)
Net loss                                            $ (71,241)        $ (71,625)

Balance Sheets, as of

Total current assets                                $  59,102         $  58,395
Total assets                                        $ 144,087         $ 143,039
Total current liabilities                           $  65,679         $  66,402
Total liabilities                                     333,898           334,621
Additional paid-in capital                              9,133             9,133
Accumulated deficit                                  (250,997)         (252,663)
Total stockholders' deficit                          (308,657)         (310,428)
Total liabilities and stockholders' deficit         $ 144,087         $ 143,039

19.      QUARTERLY DATA (UNAUDITED)

The following is a summary of the unaudited selected quarterly results for which all adjustments necessary for a fair presentation of each period were included. As discussed in Note 18, the results of operations for the year ended December 31, 2002 and for the quarterly periods in the years ended December 31, 2002 and 2003 have been restated.

                                                                        Three Months Ended
                                  ------------------------------------------------------------------------------------------------
                                     March 31         March 31          June 30        June 30       September 30    September 30
                                  --------------    -------------   --------------  -------------   --------------   -------------
                                  (as previously    (as restated)   (as previously  (as restated)   (as previously   (as restated)
                                     reported)                         reported)                       reported)
2003
Revenues                             $ 34,758         $ 35,001         $ 29,296       $ 29,530         $ 44,205        $ 44,270
Gross profit                           26,393           26,562           21,468         21,666           33,877          33,919
Operating costs and expenses           19,706           19,653           18,225         18,086           20,544          20,302
Income/(loss) from operations           6,687            6,909            3,243          3,580           13,333          13,617
Net income/(loss)                        (304)             (82)          (3,931)        (3,594)           6,023           6,307

2002
Revenues                             $ 34,008         $ 34,195         $ 30,595       $ 30,693         $ 44,458        $ 44,549
Gross profit                           25,628           25,759           22,073         22,142           34,211          34,274
Operating costs and expenses           19,708           20,643           17,846         19,383           19,837          20,180
Income/(loss) from operations           5,920            5,116            4,227          2,759           14,374          14,094
Net income/(loss)                     (74,796)         (75,600)          (2,969)        (4,437)           8,311           8,031


                                       Three Months Ended
                                  -----------------------------
                                    December 31    December 31
                                  --------------  -------------
                                  (as previously  (as restated)
                                     reported)
2003
Revenues                             $ 44,086       $ 43,310
Gross profit                           32,695         32,269
Operating costs and expenses           26,702         25,494
Income/(loss) from operations           5,993          6,775
Net income/(loss)                      (1,263)          (589)

2002
Revenues                             $ 46,633       $ 45,576
Gross profit                           35,026         34,222
Operating costs and expenses           29,581         26,609
Income/(loss) from operations           5,445          7,613
Net income/(loss)                      (1,787)           381

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


20.      SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                    2002         2003
                                                  -------      -------
Cash paid during the period for interest          $27,870      $27,779
                                                  =======      =======
Cash paid during the period for income taxes      $   203      $    45
                                                  =======      =======
Non-cash financing activities:
Preferred stock dividends accrued                 $16,274      $18,854
                                                  =======      =======

21.      SUBSEQUENT EVENT

On March 29, 2004, we refinanced all of its borrowings under the First-Lien Facility with a $145,000 million senior, second-priority lien secured financing that was provided to the Company pursuant to a term loan facility (the "Second-Lien Facility"). The proceeds of the Second Lien Facility were used (i) to refinance in full all term loans outstanding under the First-Lien Facility,
(ii) to pay fees and expenses related to the Second-Lien Facility and all transactions contemplated in connection therewith and (iii) for general corporate purposes of the Company.

All payment obligations under the Second-Lien Facility are secured by a second-priority lien on the collateral securing the First-Lien Facility; provided that all obligations under the Second-Lien Facility will rank equally in right of payment with all payment obligations under the First-Lien Facility and will not otherwise be subordinated in any respect to the First-Lien Facility. The final maturity of the Second-Lien Facility will be March, 2009. At the Company's option, the loans will bear interest at either the Administrative Agent's (i) alternate base rate ("base rate loans") or (ii) reserve-adjusted LIBO rate ("LIBO rate loans") plus, in each case, the "Applicable Margin" (as defined). ). Applicable Margin" means, with respect to (i) Base Rate Loans, a rate of 4.00% per annum and (ii) LIBO Rate Loans, a rate of 5.00% per annum.

The Second-Lien Facility is subject to mandatory prepayment with:

         o        the proceeds of the incurrence of certain indebtedness

         o        the proceeds of certain asset sales or other dispositions

         o        change in control

         o annually, 50% of the Company's excess cash flow (as defined) from the prior year.

The Second-Lien Facility provide for certain restrictions, including restrictions on asset sales, dividend payments, additional indebtedness payments for restricted investments. In addition, Second-Lien Facility provide for the maintenance of a financial covenant,, a maximum ratio (the "Senior Leverage Ratio") of Senior Secured Debt to trailing four quarter EBITDA not to exceed 4.25:1.00 for any fiscal quarter, except the fiscal quarter ended June 30, 2005 for which the Senior Leverage Ratio shall not exceed 4.50:1.00, in each case to be tested on the last day of each fiscal quarter and computed for the Parent and its consolidated subsidiaries.

In connection with entering into the Second-Lien Facility, we entered into an amendment and restatement of our First-Lien Facility, which now consists solely of a $30.0 million revolving credit facility.

WEEKLY READER CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)


The First-Lien Facility, as amended and restated, has a maturity of December 29, 2008, and has one financial covenant, a Senior Leverage Ratio of senior secured debt to trailing four quarter EBITDA not to exceed 4.00:1.00 for any fiscal quarter, except the fiscal quarter ended June 30, 2005 for which the Senior Leverage Ratio may not exceed 4.25:1.00, in each case to be tested on the last day of the fiscal quarter and computed for the Company and its consolidated subsidiaries. Interest on revolving loan borrowings under the First-Lien Facility will bear interest at a rate per annum equal to the LIBO rate as defined in the First-Lien Facility plus 3.5% or the alternate base rate as defined in the First-Lien Facility plus 2.5%.

PART II

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

         Today, March 30, 2004, our independent auditors communicated to us and our Audit Committee that, in connection with their audit of the consolidated financial statements for the year ended December 31, 2003, they have identified two "material weaknesses" (as defined under standards established by the American Institute of Certified Public Accountants). The material weaknesses identified were that (1) numerous adjusting entries proposed as a result of our 2003 audit were recorded by the Company to correct the underlying books and records, including previously reported results for 2002 and 2001, and (2) there were an insufficient number of qualified accounting personnel appropriate for their positions, specifically within the external financial reporting area.

         We will evaluate the material weaknesses identified by our independent auditors as part of the ongoing evaluation of our disclosure controls and procedures. We will disclose the conclusion of our evaluation when we file our Form 10-K for the year ended December 31, 2003.


PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth information with respect to the persons who, as of the date of this current report, were serving or are expected to serve in the near future as directors and executive officers of each of WRC Media, Weekly Reader and CompassLearning, as well as those executive officers and employees of American Guidance and World Almanac. Each director holds office until the next annual meeting of shareholders or until his successor has been elected and qualified.

NAME                                      AGE                              POSITION
----                                      ---                              --------
Timothy C. Collins..................       47     Director, WRC Media, Weekly Reader and CompassLearning
D. Ronald Daniel....................       74     Non-Executive Chairman, WRC Media, Weekly Reader and CompassLearning
Ralph D. Caulo......................       63     Non-Executive Vice-Chairman, WRC Media, and Group President,
                                                  Assessment, Curriculum and Educational Technology Group
Charles L. Laurey...................       33     Director, WRC Media, Weekly Reader and CompassLearning; and
                                                  Secretary, WRC Media, Weekly Reader and CompassLearning
Peter E. Berger.....................       53     Director, WRC Media, Weekly Reader and CompassLearning
Martin E. Kenney, Jr................       56     Director, WRC Media, Weekly Reader and CompassLearning; Chief
                                                  Executive Officer, WRC Media and CompassLearning; Executive Vice
                                                  President, Weekly Reader
David M. Malcolm....................       56     Director, WRC Media, Weekly Reader and CompassLearning
David F. Burgstahler................       35     Director, WRC Media, Weekly Reader and CompassLearning
Richard Nota........................       43     Senior Vice President, Finance, WRC Media
Emily Swenson.......................       50     President of Weekly Reader Corporation

TIMOTHY C. COLLINS, DIRECTOR, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING. Since June 2, 1999, Timothy C. Collins has served as a Director of WRC Media and CompassLearning. Mr. Collins was named a Director of Weekly Reader as of November 17, 1999. Mr. Collins founded Ripplewood Holdings L.L.C. in 1995 and currently serves as its Senior Managing Director and Chief Executive Officer. From 1991 to 1995, Mr. Collins managed the New York office of Onex Corporation, a leveraged buy-out group headquartered in Canada. Previously, Mr. Collins was a Vice President at Lazard Freres & Company and held various positions at Booz, Allen & Hamilton and Cummins Engine Company. He also currently serves on the Board of Directors of Ripplewood Holdings L.L.C., Shinsei Bank, Ltd. (formerly The Long-Term Credit Bank of Japan, Limited), Asbury Automotive Group Inc., Niles Parts Co., Ltd, Columbia Music Entertainment Inc., D&M Holdings, Inc., WRC Media Inc. and various other privately held Ripplewood portfolio companies. Mr. Collins received a master's in Business Administration from Yale University's School of Management and Organization and a Bachelor's Degree in Philosophy from DePauw University.

D. RONALD DANIEL, NON-EXECUTIVE CHAIRMAN, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING. As of November 17, 1999, Mr. Daniel was named Non-Executive Chairman of WRC Media, Weekly Reader and CompassLearning. Mr. Daniel is a Director of McKinsey & Company, Inc., having served as Managing Director from 1976 to 1988. He has been a management consultant for 47 years. He serves as the non-executive chairman of Ripplewood Holdings L.L.C., which specializes in private equity investments and is the general partner of Ripplewood Partners, L.P., which controls EAC III, the majority owner of WRC Media. Since September 1998, he has served as an advisory board member of IMG Chase Sports Capital, LLC. In addition, he serves as Treasurer of Harvard University, as a member of Harvard University's seven-person Corporation, a member of the Harvard University Board of Overseers, Chairman of the Harvard Management Company and Chairman of the Board of Fellows of the Harvard Medical School.

RALPH D. CAULO, NON-EXECUTIVE VICE-CHAIRMAN, WRC MEDIA. Mr. Ralph D. Caulo is Non-Executive Vice-Chairman of WRC Media. Since 1998, Mr. Caulo has served as an outside consultant at Ripplewood Holdings L.L.C., which specializes in private equity investments and is the general partner of Ripplewood Partners, L.P. which controls EAC III, the majority owner of WRC Media. From 1991 to 1998, Mr. Caulo held the dual position of Executive Vice President of Simon & Schuster and President of its Educational Publishing Group. In this position, Mr. Caulo oversaw one of the world's largest educational publishers and its Allyn & Bacon, Prentice Hall, Silver Burdett Ginn, Modern Curriculum, Computer Curriculum Corporation (CCC) and Educational Management Group (EMG) imprints. From 1989 until 1991, Mr. Caulo was President and Chief Executive Officer of Harcourt Brace Jovanovich. He began his career at Harcourt Brace Jovanovich in sales in 1974, and then moved through marketing, editorial, development and senior management to become President and CEO in 1988.

CHARLES L. LAUREY, DIRECTOR, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING AND SECRETARY, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING. Since June 2, 1999, Charles L. Laurey has served as a Director of WRC Media and CompassLearning. As of November 17, 1999, Mr. Laurey was named a Director of Weekly Reader and Secretary of CompassLearning and Weekly Reader. In October 1997, he joined Ripplewood Holdings L.L.C. which is an affiliate of Ripplewood Partners, L.P. which controls EAC III, the majority owner of WRC Media. Prior to joining Ripplewood Holdings L.L.C., Mr. Laurey worked from August 1994 until September 1997 in Morgan Stanley & Co.'s Corporate Finance Department in New York and in the Mergers, Acquisitions and Restructurings Department in London, most recently as an associate. He started his career as a strategy consultant in The Hague, The Netherlands.

PETER E. BERGER, DIRECTOR, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING. Since 2000 Mr. Berger has been a Managing Director at Ripplewood Holdings L.L.C. from 1998 to September 2000, Mr. Berger through a private investment/advisory entity, Mediacom Ventures L.L.C. advised and facilitated acquisition opportunities and operational improvements for media and telecommunications businesses. From 1996-1998, Mr. Berger was a Managing Director and Chief Financial Officer of Ripplewood Holding L.L.C. Prior to that Mr. Berger was a partner with Arthur Andersen L.L.P .and was the managing partner of their Corporate Finance practice in the Americas. Mr. Berger was also a Managing Director in Bear, Stearns & Co.'s Merger and Acquisition department. Mr. Berger is a Director of Kepner-Tregoe Inc. and is a member of the boards of various Ripplewood portfolio companies. Mr. Berger graduated with honors from Boston University and has an M.B.A. from Columbia University.

MARTIN E. KENNEY, JR., DIRECTOR, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING, CHIEF EXECUTIVE OFFICER, WRC MEDIA AND COMPASSLEARNING, PRESIDENT, COMPASSLEARNING, AND EXECUTIVE VICE PRESIDENT, WEEKLY READER. Since July 14, 1999 Martin E. Kenney, Jr. has served as a Director of WRC Media and CompassLearning. As of November 17, 1999, Mr. Kenney was named Chief Executive Officer of WRC Media, a Director of Weekly Reader and Executive Vice President of Weekly Reader. He has held several executive and management positions, including serving as Executive Vice President of the Education Publishing Group and President of the Education Technology Group both from May 1995 to December 1998 at Simon & Schuster. From May 1994 to May 1995, he held the dual positions of President of the Business, Training and Healthcare Group and Senior Vice President of Marketing at Simon & Schuster. Mr. Kenney also serves as a director of Prism eSolutions, LLC.

DAVID M. MALCOLM, DIRECTOR, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING. David
M. Malcolm has served as a Director of WRC Media, Weekly Reader and CompassLearning since 2002. Since January of 2001 Mr. Malcolm has served as Head of Investment Banking and a member of Executive Committee SG Cowen. Mr. Malcolm is also President of SG Capital Partners L.L.C., the merchant banking affiliate of Societe Generale. From 1996 to 2001 he headed the Global Leveraged Finance Group for Societe Generale. He serves on the Board of Five Star Food Services, Inc., the fifth largest vending food service operation in the U.S. Additionally he serves on the Boards of American Rivers and the Eastern Chapter of The Nature Conservancy of New York. He is a graduate of Wesleyan University and the Harvard Graduate School of Business Administration.

DAVID F. BURGSTAHLER, DIRECTOR, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING. As of May 31, 2000, David F. Burgstahler has been a director of WRC Media, Weekly Reader and CompassLearning. He is a Director of Credit Suisse First Boston and a Principal of DLJ Merchant Banking Partners. Mr. Burgstahler joined Credit Suisse First Boston in 2000 when it merged with Donaldson, Lufkin & Jenrette, where he was a Vice President of DLJ Merchant Banking Partners. From 1999 to 2001, he served as a Vice President of DLJ Merchant Banking Partners. From 1997 to 1999, he was an associate with DLJ Merchant Banking Partners. Mr. Burgstahler also serves as a director of Von Hoffmann Corporation, Jostens Inc. and Focus Technologies Inc.

RICHARD NOTA, SENIOR VICE PRESIDENT, FINANCE, WRC MEDIA. Richard Nota has over 18 years experience in finance. In October 2003, Mr. Nota was promoted to Senior Vice President, Finance of WRC Media having overall financial management responsibilities including finance and accounting, strategic planning, treasury and risk management and investor relations. From 2000 to October 2003, he served as Vice President, Finance of WRC Media. Mr. Nota has held several executive and management positions, including serving as Vice President, Accounting and Taxation from 1989 to 1995 at Pergament Home Centers, Inc., a retail company. From 1995 until joining WRC Media, Mr. Nota served as Controller at Heating Oil Partners, L.P., a retail distributor of petroleum products. Prior to that Mr. Nota was with Arthur Andersen LLP. At Andersen, Mr. Nota was a supervisor in the Audit Division.

EMILY SWENSON, PRESIDENT, WEEKLY READER. Since October 2003, Emily Swenson has been President of Weekly Reader Corporation, responsible for the magazine publishing and supplementary publishing business at Weekly Reader. Emily Swenson has over 20 years of education and media experience. Ms Swenson was formerly EVP and Chief Operating Officer of Children's Television Workshop, with responsibilities for the TV, Home video and film production as well as book and magazine publishing businesses. At Children's Television Workshop, Ms. Swenson was responsible for other divisions including finance, human resources, legal, strategic planning and research and marketing.


PART III

ITEM 11. EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended the last day of December 2003, all compensation paid to (i) the chief executive officer of each registrant for fiscal year 2003, (ii) up to the five most highly compensated executive officers serving at the end of December 2003 in all capacities in which they served, including those executive officers of WRC Media Inc., Weekly Reader Corporation and CompassLearning Inc., who performed policy making functions for those entities and were serving as such at the end of December 2003 in all capacities in which they served, and (iii) up to two additional individuals employed by each registrant who were not serving as executive officers at the end of December 2003 but received at least as much compensation as the fourth most highly compensated executive officer of the registrant for whom they were employed:

SUMMARY COMPENSATION TABLE


                                                                                    ANNUAL COMPENSATION
                                                                      --------------------------------------------------
                                                                                                               OTHER
                                                                                                               ANNUAL
                                                                                                            COMPENSATION
NAME AND PRINCIPAL POSITION                                  YEAR    SALARY ($)  BONUS ($)(a)  401 k ($)(b)   ($) (e)
---------------------------                                  ----    ----------  ------------  ------------ ------------
Martin E. Kenney, Jr                                         2003      611,785      200,000       12,000       12,000
Director, Chief Executive Officer                            2002      537,404      350,000       12,500       12,000
WRC Media                                                    2001      480,000      350,000       11,375       12,000

Richard Nota                                                 2003      215,455      130,000       10,935       12,000
Senior Vice President, Finance                               2002      189,260      155,000       12,124       12,000
WRC Media                                                    2001      175,000       60,000        4,813       12,000

Ralph Caulo                                                  2003      414,950         --           --           --
Non-Executive Vice Chairman                                  2002      336,231      100,000         --           --
WRC Media                                                    2001      350,000         --           --           --

Robert S. Lynch                                              2003      445,500      215,500       12,000       12,000
Former Director, Chief Operating Officer, WRC Media (g)      2002      462,635      400,000       12,500       12,000
                                                             2001      400,000        8,500       12,000      107,523

Robert J. Jackson                                            2003      304,279         --         12,000         --
President, World Almanac Educaton Group                      2002      250,885         --         12,500       92,285(e,f)
WRC Media                                                    2001         --           --           --        241,806(f)

Emily Swenson                                                2003      41,156(d)       --           --          2,500
President, Weekly Reader Corporation


                                                             LONG-TERM              OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                                            COMPENSATION   --------------------------------------------------------
                                                               AWARDS                     % OF TOTAL
                                                             SECURITIES                  OPTIONS/SARS
                                                             UNDERLYING                   GRANTED TO       EXERCISE      GRANT DATE
                                                              OPTIONS/     INDIVIDUAL     EMPLOYEES         PRICE        FAIR VALUE
NAME AND PRINCIPAL POSITION                                  SARS (#)(c)     GRANTS     IN FISCAL YEAR      ($/Sh)         ($/Sh)
---------------------------                                  -----------   ----------   --------------     --------      ----------
Martin E. Kenney, Jr                                          324,294
Director, Chief Executive Officer                             324,294
WRC Media                                                     202,294

Richard Nota                                                   27,500          5,000           14%           18.60            8.96
Senior Vice President, Finance                                 22,500
WRC Media                                                      15,000

Ralph Caulo                                                    93,762
Non-Executive Vice Chairman                                    93,762
WRC Media                                                      53,762

Robert S. Lynch                                               167,523
Former Director, Chief Operating Officer, WRC Media (g)       167,523
                                                              425,000

Robert J. Jackson                                              17,168
President, World Almanac Educaton Group                        17,168
WRC Media                                                       7,168

Emily Swenson                                                   5,000          5,000           14%           18.60            8.96
President, Weekly Reader Corporation

----------
(a)      Represents bonuses paid in 2001, 2002 and 2003.

(b) Represents the company contribution to the 401 (k) retirement savings plan.

(c)      Represents 2000 - 2003 stock option awards issued.

(d)      Represents partial year from October 15 through December 31, 2003

(e)      Represents vehicle allowance paid.

(f)      Represents consulting fees paid.

(g)      Mr. Lynch resigned from WRC Media in 2003.

(h)      Mr. Jackson resigned from World Almanac Educaton Group in 2004.

DIRECTOR COMPENSATION

Our directors do not receive compensation, except as officers or employees.

PART III

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                               OWNERSHIP OF STOCK

As used in the three sections below describing the beneficial ownership of WRC Media, Weekly Reader and CompassLearning, "beneficial ownership" means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared investment power with respect to a security. An example is the power to dispose of, or direct the disposition of, a security. A person is deemed as of any date to have "beneficial ownership" of any security that the person has the right to acquire within 60 days after that date. For purposes of computing the percentages of outstanding shares held by each person named in the three sections below, any security that the person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, although this security is not deemed to be outstanding for purposes of calculating the percentage ownership of any other person.

                        BENEFICIAL OWNERSHIP OF WRC MEDIA

The following tables list, as of the date of this current report, information known to us regarding the beneficial ownership of WRC Media common stock by:

o each person known by WRC Media to be the beneficial owner of more than 5% of the outstanding WRC Media common stock;

o each of the directors and the executive officers listed under "Executive Compensation;" and

o all directors and the executive officers listed under "Management--Executive Compensation," as a group.

As of the date of this current report, the total number of outstanding shares of WRC Media common stock was 7,008,406. In addition there were 798,621 exercisable options to purchase shares of WRC Media common stock outstanding on that date. Except as otherwise noted, the persons named in the tables have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information concerning beneficial ownership is based on statements furnished to us by the beneficial owners and assumes that 7,008,406 shares of common stock have been issued and are outstanding.

                             WRC MEDIA COMMON STOCK

                                                                        Amount and Nature of
Common Stock            Name and Address of Beneficial Owner           Beneficial Ownership(a)   Percent of Class (a)
------------            ------------------------------------           -----------------------   --------------------
               EAC III
               c/o Ripplewood Holdings L.L.C.
               1 Rockefeller Plaza
               32nd Floor
               New York, NY 10020.......................................     5,669,115 (b)               72.6%

               SGC Partners II LLC
               1221 Avenue of the Americas
               New York, NY 10020.......................................     1,694,039                   21.7%

               EAC IV, L.L.C.
               c/o Ripplewood Holdings L.L.C.
               1 Rockefeller Plaza
               32nd Floor
               New York, NY 10020.......................................     5,669,115 (c)               72.6%

               Timothy C. Collins.......................................     5,669,115 (d)               72.6%

               Charles L. Laurey........................................     5,670,751 (e)               72.6

               D. Ronald Daniel.........................................     5,669,115 (f)               72.6%

               David M. Malcolm.........................................     1,694,039 (g)               21.7%

               WRC MEDIA INC.
               512 Seventh Avenue
               22nd Floor
               New York, NY  10018

               Martin E. Kenney, Jr.....................................       340,422 (h)                4.4%

               Ralph D. Caulo...........................................       101,826 (i)                1.3%

               Richard Nota.............................................        32,876 (j)                *

               Weekly Reader Corporation
               512 Seventh Avenue
               22nd Floor
               New York, NY  10018

               Emily Swenson............................................         5,000 (k)                *


               All directors of WRC Media and the executive officers
               listed under "Management" as a group.....................     7,807,027 (d)-(k)          100.0%

----------

*        Represents holdings of less than 1%.

(a) Calculated excluding all shares issuable pursuant to options except, as to each person, the shares issuable to that person pursuant to options immediately exercisable or exercisable within 60 days from the date of this current report.

(b) Represents 4,870,494 shares held directly and 798,621 shares held indirectly through its rights granted to it under the management shareholder agreements entered into by some executives of WRC Media, Weekly Reader and CompassLearning. For a description of these agreements, see "Certain Relationships and Related Transactions--Management Shareholder Agreements." Each of EAC IV L.L.C., Co-Investment Partners, L.P., The Northwestern Mutual Life Insurance Company, Jackson National Life Insurance Company and Blue Ridge Investments, L.L.C., an affiliate of Bank of America, N.A. owns 41.4%, 10.3%, 6.8%, 3.4% and 0.4%, respectively, of the beneficial ownership in WRC Media EAC III.

(c) Represents the beneficial ownership of shares through its ownership of 66.4% of the membership interests of EAC III and the rights granted to EAC III under the management shareholder agreements entered into by some executives of WRC Media, Weekly Reader and CompassLearning and the limited liability company agreement of EAC III. EAC IV L.L.C. is controlled by Ripplewood Partners, L.P., an affiliate of Ripplewood Holdings L.L.C.

(d) Represents 5,669,115 shares beneficially owned through Mr. Collins' position as Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C. which is the general partner of Ripplewood Partners, L.P. which controls EAC III.

(e) Represents 1,636 shares held directly and 5,669,115 shares beneficially owned through Mr. Laurey's position as Managing Director of Ripplewood Holdings L.L.C. which is the general partner of Ripplewood Partners, L.P. which controls EAC III.

(f) Represents beneficial ownership of 5,669,115shares through Mr. Daniel's position as the Non-executive chairman of Ripplewood Holdings L.L.C., which is the general partner of Ripplewood Partners, L.P., which controls EAC III.

(g) Represents beneficial ownership of 1,694,039 shares through Mr. Malcolm's position as President and Chief Executive Officer of SG Capital partners LLC, which is the general partner of SG Merchant Banking Fund L.P., which controls SGC Partners II LLC.

(h) Represents 16,128 shares held directly and 324,294shares issuable upon exercise of options granted under a management share and his employment agreement.

(i) Represents 8,064 shares held directly and 93,762 shares issuable upon exercise of options to be granted under Mr. Caulo's consulting agreements and employment with WRC Media.

(j) Represents 5,376 shares held directly and 27,500 shares issuable upon exercise of options granted under a management shareholder agreement.

(k) Represents 5,000 shares issuable upon exercise of options granted under an employment agreement.

BENEFICIAL OWNERSHIP OF WEEKLY READER COMMON STOCK

The following table lists, as of the date of this current report common stock, which consists of Weekly Reader's Class A and Class B non-voting common stock and Weekly Reader voting common stock, by:

o each person known by Weekly Reader to be the beneficial owner of more than 5% of the outstanding Weekly Reader common stock;

o each of the directors and the executive officers listed under "Management--Executive Compensation;" and

o all directors and the executive officers listed under "Management" as a group.

         As of the date of this report, no shares of Weekly Reader's class A and class B non-voting common stock are outstanding.

As of the date of this report, the total number of outstanding shares of Weekly Reader voting common stock was 2,830,000. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information concerning beneficial ownership is based on statements furnished to us by the beneficial owners and assumes that 2,830,000 shares of voting common stock have been issued and are outstanding.

                        WEEKLY READER VOTING COMMON STOCK

                                                                             Amount and Nature of        Percent
 Common Stock                       Name and Address                         Beneficial Ownership        of Class
 ------------                       ----------------                         --------------------        --------
                 WRC Media
                 c/o Ripplewood Holdings L.L.C.
                 1 Rockefeller Plaza, 32nd Floor                                    2,685,670               82.6%**
                 New York, NY 10020.....................................

                 PRIMEDIA, Inc.
                 745 Fifth Avenue                                                     144,330                4.4%**
                 New York, NY 10151.....................................

                 DLJ Merchant Banking Partners II, L.P.
                 and affiliates
                 c/o DLJ Merchant Banking Partners
                 277 Park Avenue
                 New York, NY 10172.....................................              310,109 (a)            9.5%

                 TCW/Crescent Mezzanine Funds and affiliates
                 11100 Santa Monica Blvd., Suite 2000
                 Los Angeles, CA 90025..................................               56,383 (b)            1.7%

                 All directors and the executive  officers  listed under
                 "Management" as a group................................                    0                 *

----------
*        Represents holdings of less than 1%.

** Percent of class calculated on a fully-diluted basis including warrants.

(a) Represents ownership by DLJ Merchant Banking Partners II, L.P. of 159,828 warrants to purchase Weekly Reader common stock; ownership by DLJ Merchant Banking Partners II-A, L.P. of 6,365 warrants to purchase Weekly Reader common stock; ownership by DLJ Offshore Partners II, C.V. of 7,860 warrants to purchase Weekly Reader common stock; ownership by DLJ Diversified Partners, L.P. of 9,344 warrants to purchase Weekly Reader common stock; ownership by DLJ Diversified Partners-A, L.P. of 3,470 warrants to purchase Weekly Reader common stock; ownership by DLJMB Funding II, Inc. of 32,605 warrants to purchase Weekly Reader common stock; ownership by DLJ Millennium Partners, L.P. of 2,584 warrants to purchase Weekly Reader common stock; ownership by DLJ Millennium Partners-A, L.P. of 504 warrants to purchase Weekly Reader common stock; ownership by DLJ EAB Partners, L.P. of 718 warrants to purchase Weekly Reader common stock; ownership by DLJ ESC II, L.P. of 34,182 warrants to purchase Weekly Reader common stock; ownership by DLJ First ESC, L.P. of 308 warrants to purchase Weekly Reader common stock; ownership by DLJ Investment Partners II, L.P. of 32,041 warrants to purchase Weekly Reader common stock; ownership by DLJ Investment Partners, L.P. of 14,238 warrants to purchase Weekly Reader common stock; and ownership by DLJIP Investment Partners II Holdings, L.P. of 6,062 warrants to purchase Weekly Reader common stock. Because these funds are under common control, each fund may be deemed to, for Federal securities law purposes, beneficially own the shares underlying the warrants held by all the other funds.

(b) Represents ownership by TCW/Crescent Mezzanine Partners II, L.P. of 27,231 warrants to purchase Weekly Reader common stock; TCW/Crescent Mezzanine Trust II 6,600 warrants to purchase Weekly Reader common stock; TCW Leveraged Income Trust, L.P. 5,638 warrants to purchase Weekly Reader common stock; TCW Leveraged Income Trust II, L.P. 5,638 warrants to purchase Weekly Reader common stock; Shared Opportunity Fund IIB, L.L.C. 1,879 warrants to purchase Weekly Reader common stock; and TCW Shared Opportunity Fund III, L.P. 9,397 warrants to purchase Weekly Reader common stock. Because these funds are under common control, each fund may be deemed to for Federal securities law purposes, beneficially own the shares underlying the warrants held by all the other funds.

BENEFICIAL OWNERSHIP OF COMPASSLEARNING COMMON STOCK

The following table lists, as of the date of this report, information known to us regarding the beneficial ownership of CompassLearning common stock by:

o each person known by WRC Media to be the beneficial owner of more than 5% of the outstanding CompassLearning common stock;

o each of the directors and the executive officers listed under "Management--Executive Compensation," and

o all directors and executive officers listed under "Management" as a group.

As of the date of this current report, the total number of outstanding shares of CompassLearning common stock was 10,000. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information concerning beneficial ownership is based on statements furnished to us by the beneficial owners and assumes that 10,000 shares of common stock have been issued and are outstanding.

                          COMPASSLEARNING COMMON STOCK

                                                                                Amount and Nature of        Percent
 Common Stock                       Name and Address                            Beneficial Ownership        of Class
 ------------                       ----------------                            --------------------        --------
                 WRC Media
                 512 Seventh Avenue
                 22nd Floor
                 New York, NY 10018.....................................              10,000                 87.0%**

                 DLJ Merchant Banking Partners II, L.P.
                 and affiliates
                 c/o DLJ Merchant Banking Partners
                 277 Park Avenue
                 New York, NY 10172.....................................               1,098 (a)              9.6%**

                 All directors and the executive  officers  listed under
                 "Management" as a group................................                   0                  *

----------
*        Represents holdings of less than 1%.

** Percent of class calculated on a fully-diluted basis including warrants.

(a) Represents ownership by DLJ Merchant Banking Partners II, L.P. of 566 warrants to purchase CompassLearning common stock; ownership by DLJ Merchant Banking Partners II-A, L.P. of 23 warrants to purchase CompassLearning common stock; ownership by DLJ Offshore Partners II, C.V. of 28 warrants to purchase CompassLearning common stock; ownership by DLJ Diversified Partners, L.P. of 33 warrants to purchase CompassLearning common stock; ownership by DLJ Diversified Partners-A, L.P. of 12 warrants to purchase CompassLearning common stock; ownership by DLJMB Funding II, Inc. of 115 warrants to purchase CompassLearning common stock; ownership by DLJ Millennium Partners, L.P. of 9 warrants to purchase CompassLearning common stock; ownership by DLJ Millennium Partners-A, L.P. of 2 warrants to purchase CompassLearning common stock; ownership by DLJ EAB Partners, L.P. of 3 warrants to purchase CompassLearning common stock; ownership by DLJ ESC II, L.P. of 13 warrants to purchase CompassLearning common stock; ownership by DLJIP II Holdings, L.P. of 16 warrants to purchase CompassLearning common stock; ownership by DLJ First ESC, L.P. of 1 warrant to purchase CompassLearning common stock; ownership by DLJ Investment Partners II, L.P. of 114 warrants to purchase CompassLearning common stock; ownership by DLJ Investment Partners, L.P. of 50 warrants to purchase CompassLearning common stock; and ownership by DLJIP II Holdings, L.P. of 19 warrants to purchase CompassLearning common stock. Because these funds are under common control, each fund may be deemed, for Federal securities law purposes, to beneficially own the shares underlying the warrants held by all the other funds.

PART III

ITEM 13  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENTS

In connection with the acquisition of CompassLearning, CompassLearning entered into a management agreement with Ripplewood Holdings L.L.C., and after the completion of the transactions (described in Note 1 to the Weekly Reader Corporation and Subsidiaries Financial Statements) Weekly Reader entered into a management agreement with Ripplewood Holdings L.L.C. The following summary of the material provisions of these management agreements is qualified in its entirety by reference to the management agreements as entered into or amended as of the date of this current report.

Under the terms of the CompassLearning management agreement with Ripplewood Holdings L.L.C., and since the date of the acquisition of CompassLearning, Ripplewood Holdings L.L.C. has been providing to CompassLearning management consulting and financial advisory services, and CompassLearning has been paying to Ripplewood Holdings L.L.C. an annual management fee of $150,000, payable in quarterly installments, and has reimbursed Ripplewood Holdings L.L.C. for its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its services. On November 17, 1999, CompassLearning and Ripplewood Holdings L.L.C. amended the terms of the CompassLearning management agreement with Ripplewood Holdings L.L.C. to relieve CompassLearning of its obligation to pay management fees to Ripplewood Holdings L.L.C. until 2001.

Under the terms of the Weekly Reader management agreement with Ripplewood Holdings L.L.C., Ripplewood Holdings L.L.C. provides to Weekly Reader management consulting and financial advisory services. As a result of the Weekly Reader management agreement and the amendment of the CompassLearning management agreement, CompassLearning and Weekly Reader agreed to reimburse Ripplewood Holdings L.L.C. for its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its services and is obligated to pay to Ripplewood Holdings L.L.C. annual aggregate management fees for services to both CompassLearning and Weekly Reader totaling $950,000, payable quarterly. Ripplewood Holdings L.L.C. received payments under these agreements totaling $950,000 in 2003 for services provided in 2002. No payment has been made for the services provided in 2003. In 2003, management fees of $300,000 were waived by the Company's principal shareholder. The Company has accrued and unpaid management fees for 2003 of $650,000.

Under these management agreements, Weekly Reader and CompassLearning are obligated to indemnify, defend and hold harmless Ripplewood Holdings L.L.C., its affiliates and each of their respective directors, stockholders, advisory directors, officers, members, employees and agents from any damages related to the performance by Ripplewood Holdings L.L.C. of its obligations under these management agreements. Ripplewood Holdings L.L.C. may terminate these management agreements at any time on five days' prior written notice to Weekly Reader or CompassLearning, as applicable.

MANAGEMENT SHAREHOLDER AGREEMENTS

Simultaneously with the closing of the transactions described under "The Acquisition and Recapitalization," and under the terms of their respective employment agreements with Weekly Reader and CompassLearning certain executives of WRC Media, Weekly Reader, and CompassLearning purchased shares of WRC Media common stock and entered into management shareholder agreements with WRC Media and EAC III with respect to the WRC Media common stock held by these executives. The following summary of the material provisions of these management shareholder agreements is qualified in its entirety by reference to the management shareholder agreements.

VOTING AGREEMENT. Each executive who is a party to a management shareholder agreement with WRC Media and EAC III with respect to WRC Media common stock has granted to EAC III an irrevocable proxy to vote the WRC Media common stock held by the executive as well as all WRC Media common stock thereafter acquired by the executive on all matters except for any matter that would both adversely affect and treat the executive differently from other holders of WRC common stock. This proxy terminates upon any transfer of these shares to a third party after or upon completion of an initial public offering of WRC Media common stock and the expiration of any "lock-up" period agreed upon by the executives and the underwriters in connection with the initial public offering.

TRANSFER RESTRICTIONS. Each management shareholder agreement with WRC Media and EAC III with respect to WRC Media common stock restricts the right of an executive to transfer the WRC Media common stock the executive holds without the prior written consent of EAC III to any person other than a permitted transferee of the executive. With respect to each executive who is a party to a management shareholder agreement, permitted transferees include EAC III, another executive, the executive's spouse or lineal descendants or any trust the beneficiaries of which include only the executive's spouse or lineal descendants. Each executive may also transfer, without restriction, the WRC Media common stock that the executive holds after the completion of an initial public offering of WRC Media common stock.

1999 OPTIONS. Executives listed under "Ownership of Stock," - in Exhibits among others, who are parties to a management shareholder agreement with WRC Media and EAC III with respect to WRC Media common stock were also granted options to purchase a specified number of shares of WRC Media common stock. With respect to each of these executives, to the extent that the executive remains employed with Weekly Reader or CompassLearning, as applicable, 33% of the options vested on December 31, 1999, a further 33% on December 31, 2000 and the remaining 34% on December 31, 2001.

TAG-ALONG RIGHTS. The management shareholder agreements with WRC Media and EAC III with respect to WRC Media common stock provide that, if EAC III determines to sell in excess of 5% of its WRC Media common stock to a third party other than a permitted transferee and, after giving effect to the sale, EAC III will have transferred in excess of 35% of its WRC Media common stock to a third party other than a permitted transferee, the executives who are party to the management shareholder agreements have the right to sell a proportionate amount of their WRC Media common stock in the transaction at the same price per share and on the same terms and conditions as apply to the sale of WRC Media common stock by EAC III.

DRAG-ALONG RIGHTS. In the event that EAC III determines to sell all or any portion in excess of 35% of its WRC Media common stock to any third party, EAC III has the right to cause the executives who are party to the management shareholder agreements with WRC Media and EAC III to sell a proportionate amount of their WRC Media common stock in the transaction, all at the same price per share and on the same terms and conditions as apply to the sale of WRC Media common stock by EAC III.

OPTION UPON TERMINATION. In the event that the employment of an executive who is party to a management shareholder agreement with WRC Media and EAC III with respect to WRC Media common stock is terminated for any reason, EAC III has the option to purchase all or any portion of the WRC Media common stock held by the executive at fair market value as determined under the terms of the management shareholder agreement. In addition, in the event that an executive's employment is terminated other than for good cause, as defined in the executive's employment agreement, or because of a notice of non-renewal given by the executive's employer, in the event of financial hardship as determined by the Board of Directors of WRC Media or because of death, the executive or the executive's estate has the right to require WRC Media to purchase any or all of the executive's WRC Media common stock, subject to exceptions and customary limitations, including but not limited to:

o        our financial ability to finance the purchase with cash; or

o        our ability to obtain third party financing on reasonable terms.

PART III

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents aggregate fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements for the years ended December 31, 2002 and 2003, and fees billed for other services rendered by Deloitte & Touche during these periods.

                         2002           2003
                         ----           ----
                           (in thousands)
Audit                  $   440         $   490
Audit Related          $    87         $    --
Tax                    $    --         $    --
Other                  $    --         $    --
                       -------         -------
    Total              $   527         $   490

Audit fees for 2002 and 2003 were for professional services rendered for the audits of the consolidated financial statements of the Company, timely reviews of quarterly financial statements, consents, income tax provision procedures and assistance with review of documents filed with the SEC.

Audit Related fees for 2002 and 2003 were primarily for assurance services including employee benefit plan audits and due diligence related to acquisitions.

There were no tax fees or other fees for 2002 or 2003.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

FINANCIAL STATEMENT SCHEDULES:
WRC Media Inc. and Subsidiaries

(a) (2) FINANCIAL STATEMENT SCHEDULES:

Schedule II (a) - WRC Media Inc. Valuation and Qualifying Accounts for the Years Ended December 31, 2002 and 2003

Schedule II (b) - Weekly Reader Corporation Valuation and Qualifying Accounts for the years ended December 31, 2002 and 2003

SCHEDULE II (a)-WRC Media Inc.

                                                                  Adjustments
                                        --------------------------------------------------------
                                        Opening Balance                           Ending Balance
                                           January 1       Expense   Write-offs     December 31
                                        ---------------    -------   ----------   --------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS

2003                                        $1,467            758        (475)        $1,750
2002                                        $1,942            866      (1,341)        $1,467


SALES RETURNS AND ALLOWANCES

2003                                        $1,831          2,057      (3,119)        $  769
2002                                        $2,626          2,630      (3,425)        $1,831


RESERVE FOR INVENTORY OBSOLESCENCE

2003                                        $3,072            868        (541)        $3,399
2002                                        $2,773          1,060        (761)        $3,072

SCHEDULE II (b)-Weekly Reader Corporation

                                        --------------------------------------------------------
                                        Opening Balance                           Ending Balance
                                           January 1       Expense   Write-offs     December 31
                                        ---------------    -------   ----------   --------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS

2003                                        $1,389            488        (467)        $1,410
2002                                        $1,543          1,187      (1,341)        $1,389


SALES RETURNS AND ALLOWANCES

2003                                        $1,831          2,057      (3,119)        $  769
2002                                        $2,626          2,630      (3,425)        $1,831


RESERVE FOR INVENTORY OBSOLESCENCE

2003                                        $3,072            706        (541)        $3,237
2002                                        $2,773          1,060        (761)        $3,072

All other schedules have been omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the Consolidated Financial Statements or the Notes thereto.

(a) (3) EXHIBITS

Unless indicated otherwise, information regarding EXHIBITS are incorporated by reference from the Company's definitive registration statement filed on Form S-4 pursuant to Regulation 12B under the Securities Exchange Act of 1934, Registration No. 333-96119.

INDEX TO EXHIBITS

Except as otherwise indicated, the following documents are incorporated herein by reference to the WRC Media Inc. Annual Report on Form 10-K for the year ended December 31, 2002.

EXHIBIT NUMBER                    DESCRIPTION OF DOCUMENT
--------------                    -----------------------
1.1 Purchase Agreement dated November 10, 1999 among WRC Media Inc., Weekly Reader Corporation and CompassLearning, Inc.

2.1 Redemption, Stock Purchase and Recapitalization Agreement dated August 13, 1999 among WRC Media Inc. and Primedia Inc.

3.1                Articles of Incorporation of WRC Media Inc.

3.2                Bylaws of WRC Media Inc.

3.3                Articles of Incorporation of Weekly Reader Corporation

3.4                Bylaws of Weekly Reader Corporation

3.5                Articles of Incorporation of CompassLearning, Inc.

3.6                Bylaws of CompassLearning, Inc.

3.7                Articles of Incorporation of Lifetime Learning Systems, Inc.

3.8                Bylaws of Lifetime Learning Systems, Inc.

3.9                Articles of Incorporation of American Guidance Service, Inc.

3.10               Bylaws of American Guidance Service, Inc.

3.11               Articles of Incorporation of AGS International Sales, Inc.

3.12               Bylaws of AGS International Sales, Inc.

3.13               Articles of Incorporation of World Almanac Education Group,
                   Inc.

3.14               Bylaws of World Almanac Education Group, Inc.

3.15               Articles of Incorporation of Funk & Wagnalls Yearbook Corp.

3.16               Bylaws of Funk & Wagnalls Yearbook Corp.

3.17               Articles of Incorporation of Gareth Stevens, Inc.

3.18               Bylaws of Gareth Stevens, Inc.

3.18.1             Amendment to the Bylaws of Gareth Stevens, Inc.

4.1 Indenture dated November 17, among WRC Media Inc., Weekly Reader Corporation, CompassLearning, Inc. and Bankers Trust Company

4.2 Registration Rights Agreement dated November 17, 1999 among WRC Media Inc., Weekly Reader Corporation, CompassLearning, Inc., Primedia Reference Inc., Funk & Wagnalls Yearbook Corp., Lifetime Learning Systems, Inc., Gareth Stevens, Inc., American Guidance Service, Inc. and AGS International Sales, Inc.

4.3 Amended Certificate of Designations, Preferences and Rights of 15% Senior Preferred Stock due 2011 and 15% Series B Senior Preferred Stock due 2001 of WRC Media Inc.

4.4 WRC Media Inc. Preferred Stockholders Agreement dated November 17, 1999 between WRC Media Inc., Weekly Reader Corporation and CompassLearning, Inc. and the preferred shareholders listed on the signature pages thereto

EXHIBIT NUMBER                    DESCRIPTION OF DOCUMENT
--------------                    -----------------------
4.5                Form of Note

4.6                Certificate of Preferred Stock

4.7                Junior Preferred Stock Agreement

4.8                Exhibit A to Preferred Stock Agreement

5.1 Opinion of Cravath, Swaine & Moore regarding the legality of the new notes

5.2 Opinion of Leonard, Street and Deinard Professional Association regarding certain Minnesota legal matters

5.3 Opinion of Foley & Lardner regarding certain Wisconsin legal matters

10.1 Note Agreement, dated as of July 13, 1999, among CompassLearning, Inc. (as successor by merger to EAC I Inc.), The Northwestern Mutual Life Insurance Company and SGC Partners II L.L.C.

10.2 Stock Purchase Agreement, dated July 13, 1999, among Software Systems Corp., Sylvan Learning Systems, Inc., Pyramid Ventures, Inc., GE Capital Equity Investments, Inc. and CompassLearning, Inc. (as successor by merger to EAC I Inc.)

10.3 Credit Agreement dated November 17, 1999 among Weekly Reader Corporation, CompassLearning, Inc., WRC Media Inc., DLJ Capital Funding, Inc., Bank of America, N.A. and General Electric Capital Corporation

10.4 Security and Pledge Agreement dated November 17, 1999 among Weekly Reader Corporation, CompassLearning, Inc., WRC Media Inc., Primedia Reference Inc., American Guidance Service Inc., Lifetime Learning Systems, Inc., AGS International Sales, Inc., Funk & Wagnalls Yearbook Corp. and Gareth Stevens, Inc.

10.5 Subsidiary Guaranty dated November 17, 1999 among Primedia Reference Inc., American Guidance Service Inc., Lifetime Learning Systems, Inc., AGS International Sales, Inc., Funk & Wagnalls Yearbook Corp. and Gareth Stevens, Inc.

10.6 Stockholders Agreement dated November 17, 1999 among Weekly Reader Corporation, CompassLearning, Inc., WRC Media Inc., EAC III L.L.C., Donaldson, Lufkin & Jenrette and Banc of America Securities

10.7 Shareholders Agreement dated as of November 17, 1999 among WRC Media, Weekly Reader Corporation and PRIMEDIA, Inc.

10.8 Employment Agreement dated as of the 17th day of November, 1999 among WRC Media Inc., EAC III L.L.C., CompassLearning, Inc. and Martin E. Kenney, Jr.

10.9 Transitional Services Agreement dated as of November 17, 1999, among Primedia Inc., WRC Media Inc. and Weekly Reader Corporation

10.10 Shareholder Agreement dated as of the 17th day of November, 1999 among EAC III L.L.C., Therese K. Crane and WRC Media Inc.

EXHIBIT NUMBER                    DESCRIPTION OF DOCUMENT
--------------                    -----------------------
10.11 Shareholder Agreement dated as of the 17th day of November, 1999 among EAC III L.L.C., Peter Bergen, Larry Rutkowski, Al De Seta, Robert Jackson, Kenneth Slivken and WRC Media Inc.

10.11.1 Shareholder Agreement dated as of January 1, 2000 among EAC III L.L.C., Lester Rackoff, Sandy Maccarone, Ted Kozlowski, Eric Ecker, Terry Bromberg, Gerald Adams, Linda Hein, Janice Bailey, David Press, Cindy Buckosh, Robert Famighetti, Ken Park and WRC Media Inc.

10.12 Shareholder Agreement dated as of the 17th day of November, 1999 among EAC III L.L.C., Martin Kenney and WRC Media Inc.

10.13 Preferred Stock and Warrants Subscription Agreement dated November 17 between WRC Media Inc., Weekly Reader Corporation, CompassLearning, Inc. and the other signatories thereto

10.14 Management Agreement dated as of November 17, 1999 among Ripplewood Holdings L.L.C. and CompassLearning, Inc.

10.15 Management Agreement dated as of November 17, 1999 among Ripplewood Holdings L.L.C. and Weekly Reader Corporation

10.16              ChildU Merger Agreement

10.17 Stockholder's Agreement With New WRC Media (ChildU) shareholders

10.18              ChildU Escrow Agreement

10.19              Amended and Restated Credit Agreement

10.20              Lindy Asset Purchase Agreement

10.21              ThinkBox Agreement

12                 Cash Interest Expense Calculation

12.1               Statement Regarding Ratios of Earnings to Fixed Charges
                   Computations

21.1               List of Subsidiaries of the Registrants

23.2 Consent of Cravath, Swaine & Moore (included in its opinion filed as Exhibit 5.1)

23.2               Consent of Simba Information Inc.

25.1 Statement of Eligibility of Bankers Trust Corporation under the Trust Indenture Act of 1939, as amended, on Form T-1

27.1               Financial Data Schedule--WRC Media & its subsidiaries

27.2 Financial Data Schedule--Weekly Reader Corporation & subsidiaries

27.3               Financial Data Schedule--CompassLearning, Inc.

99.2 Letter of Transmittal for Tender of 12 3/4% Senior Subordinated Notes Due 2009 of WRC Media Inc., Weekly Reader Corporation, and CompassLearning, Inc.

99.3 Notice of Guaranteed Delivery for Tender of 12 3/4% Senior Subordinated Notes Due 2009 of WRC Media Inc., Weekly Reader Corporation, and CompassLearning, Inc.

EXHIBIT NUMBER                    DESCRIPTION OF DOCUMENT
--------------                    -----------------------
99.5 Notice of Withdrawal of Tender of 12 3/4% Senior Subordinated Notes Due 2009 of WRC Media Inc., Weekly Reader Corporation, and CompassLearning, Inc.

99.7 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and other Nominees for Tender of all Outstanding 12 3/4% Senior Subordinated Notes Due 2009 of WRC Media Inc., Weekly Reader Corporation and CompassLearning, Inc.

99.9 Form of Letter to Clients for 12 3/4% Senior Subordinated Notes Due 2009 of WRC Media Inc.

99.11 Guidelines for Certification of Taxpayer Identification Number on Substitute Form 99

----------
*        Filed herewith.


(b) REPORTS ON FORM 8-K

         1. Form 8-K, filed November 14, 2003, reporting operating results for the quarter ended September 30, 2003.

         2. Form 8-K, filed November 18, 2003, reporting the transcript of an investor conference call held November 17, 2003.

         3. Form 8-K, filed December 15, 2003, reporting the SEC inquiry concerning relating to WRC Media's reserve for bad debt expenses in the first quarter of 2003, revenue recognition for the fourth quarter of 2002 and certain other of the Company's financial policies and practices.

         4. Form 8-K, filed January 7, 2004, reporting received a waiver until March 31, 2004 from the lenders under its credit agreement for its expected non-compliance with certain financial covenants as of December 31, 2003.

         5. Form 8-K, filed January 29, 2004, reporting its preliminary and unaudited condensed consolidated financial results for its full year 2003.

         6. Form 8-K, filed March 22, 2004, reporting in connection with the audit of the Company's 2003 consolidated financial statements, that it decided to restate its previously audited consolidated balance sheets as of December 31, 2001 and 2002, and the related statements of stockholders' deficit and operations for the years ended December 31, 2001 and 2002, and to amend its 2003 unaudited financial results that were previously disclosed in a Form 8-K furnished to the SEC on January 29, 2004.

         7. Form 8-K, filed March 24, 2004, reporting that we believe that upon furnishing our audited 2003 financial statements to the holders of our 12 3/4% Senior Subordinated Notes due 2009 and filing such statements with the SEC, we will be in compliance with the information requirements of the indenture for these Notes, but that our independent auditors intended to include in their audit opinion for our 2002 and 2003 financial statements an explanatory paragraph to the effect that the potential claim that we are in breach of the indenture's requirements to furnish audited financial statements for 2001 or a potential attempt to accelerate the payment of such Notes, together with uncertainty as to the timing or ability to complete a reaudit of the 2001 financial statements and to furnish an auditors' report as required by the indenture in order to obviate such a claim, raises substantial doubt about our ability to continue as a going concern.